  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  ON AUGUST 23, 1995

                                                REGISTRATION NO. 33-
==========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                 U. S. BANCORP
             (Exact name of Registrant as specified in its charter)

               OREGON                               6711                         93-0571730
    (State or other jurisdiction         (Primary Standard Industrial         (I.R.S. Employer
  of incorporation or organization)          Classification Code)            Identification No.)

                 111 S.W. FIFTH AVENUE, PORTLAND, OREGON 97204
                                 (503) 275-6111
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            -------------------------

                             ROBERT D. GEDDES, ESQ.
                                 U. S. BANCORP
                 111 S.W. Fifth Avenue, Portland, Oregon 97204
                                 (503) 275-3178
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            ------------------------

                                   Copies to:


         JOHN J. DeMOTT, ESQ.                    CRAIG M. WASSERMAN, ESQ.
         Miller, Nash, Wiener,                   Wachtell, Lipton,
           Hager & Carlsen                         Rosen & Katz
         111 S.W. Fifth Avenue, Suite 3500       51 West 52nd Street
         Portland, Oregon  97204                 New York, New York  10019

                        CALCULATION OF REGISTRATION FEE

=============================================================================

                                         Proposed Maximum     Proposed Maximum
Title of Securities    Amount To Be       Offering Price         Aggregate           Amount of
 To Be Registered     Registered (1)        Per Share        Offering Price (2)   Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, $5       56,196,927             (2)            $1,397,755,198.10      $481,985(3)
  par value              shares

(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock issuable pursuant to the transaction to which this Registration Statement relates.

(2) The registration fee was computed pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($36.75) and low ($36.375) sales prices of West One Bancorp ("West One") common stock as reported on the NASDAQ National Market System on August 18, 1995, multiplied by the maximum number of shares to be canceled in the merger (38,229,202 shares of West One common stock, consisting of 36,177,069 shares of West One common stock outstanding at August 18, 1995, 1,311,418 shares of West One common stock issuable upon exercise of stock options outstanding at August 18, 1995, and 740,715 shares of West One common stock issuable upon the conversion of West
     One's 7-3/8% Convertible Subordinated Debentures Due 2006 outstanding at August 18, 1995).

(3) $277,726 of the registration fee was previously paid by West One in connection with its filing of preliminary proxy materials with the Securities and Exchange Commission under cover of Schedule 14A on June 7, 1995.

                          ----------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the merger of West One with and into the Registrant have been satisfied or waived as described in the enclosed Joint Proxy Statement/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


==============================================================================

                                 U. S. BANCORP
          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4
                                      AND
                        JOINT PROXY STATEMENT/PROSPECTUS



                                                  LOCATION IN JOINT PROXY
               S-4 ITEM                            STATEMENT/PROSPECTUS
             -------------                        -------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....   Facing Page of Registration
                                                   Statement; Cross-Reference Sheet;
                                                   Cover Page of Joint Proxy
                                                   Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................   Available Information;
                                                   Information Incorporated by
                                                   Reference; Table of
                                                   Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information............   Summary; Market Prices of
                                                   Common Stock; Selected
                                                   Financial Data; Equivalent
                                                   Per Common Share Data
  4.  Terms of the Transaction..................   Summary; The Merger;
                                                   Background of and Reasons
                                                   for the Merger; Comparison
                                                   of Shareholders' Rights
  5.  Pro Forma Financial Information...........   Unaudited Pro Forma
                                                   Condensed Financial
                                                   Statements
  6.  Material Contacts with the Company being
      Acquired..................................   Background of and Reasons
                                                   for the Merger
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................   Not Applicable
  8.  Interests of Named Experts and Counsel....   Experts; Legal Opinions
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   Not Applicable
 10.  Information with Respect to S-3
      Registrants...............................   Not Applicable
 11.  Incorporation of Certain Information by
      Reference.................................   Information Incorporated by
                                                   Reference
 12.  Information with Respect to S-2 or S-3
      Registrants...............................   Not Applicable
 13.  Incorporation of Certain Information by
      Reference.................................   Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........   Not Applicable
 15.  Information with Respect to S-3
      Companies.................................   Information Incorporated by
                                                   Reference
 16.  Information with Respect to S-2 or S-3
      Companies.................................   Not Applicable
 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies...........   Not Applicable

 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited........   Cover Page of Joint Proxy
                                                   Statement/Prospectus;
                                                   Information Incorporated by
                                                   Reference; Summary;
                                                   Special Meeting of West One
                                                   Shareholders; Special
                                                   Meeting of U. S. Bancorp
                                                   Shareholders; The
                                                   Merger; Board of Directors,
                                                   Management and Business
                                                   Operations of U. S. Bancorp
                                                   Following the Merger;
                                                   Interests of Certain
                                                   Persons in the Merger
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited, or
      in an Exchange Offer......................   Not Applicable

     This Registration Statement contains the Joint Proxy Statement/Prospectus to be delivered to shareholders of U. S. Bancorp and West One Bancorp ("West One") in connection with their respective Special Meetings of Shareholders. The Joint Proxy Statement/Prospectus to be delivered to U. S. Bancorp shareholders in connection with the U. S. Bancorp/West One merger described herein will be accompanied by letters to U. S. Bancorp shareholders and a Notice of the U. S. Bancorp Special Meeting. Similarly, the Joint Proxy Statement/Prospectus to be delivered to West One shareholders in connection with the U. S. Bancorp/West One merger will be accompanied by a letter to West One shareholders and a Notice of the West One Special Meeting.

                              [U. S. BANCORP LOGO]
                           111 SOUTHWEST FIFTH AVENUE
                             PORTLAND, OREGON 97204

                                August   , 1995

Dear Holder of U. S. Bancorp Preferred Stock:

     Enclosed is a Notice of Special Meeting of Shareholders and a Proxy Statement/Prospectus relating to the proposed merger of West One Bancorp with and into U. S. Bancorp pursuant to an Agreement and Plan of Merger dated as of May 5, 1995 (the "Merger Agreement"). Under applicable law, holders of U. S. Bancorp 8 1/8% Cumulative Preferred Stock, Series A, are entitled to receive the enclosures but are not entitled to vote upon the proposal to approve the Merger Agreement at the Special Meeting or to appraisal rights under Oregon law. Accordingly, this mailing is for your information only and no action is required on your part.

     Your continued interest in and support of U. S. Bancorp are appreciated.

                                          Very truly yours,

                                          /s/ GERRY B. CAMERON
                                          Gerry B. Cameron
                                          Chairman of the Board and
                                          Chief Executive Officer

                              [U. S. BANCORP LOGO]
                           111 SOUTHWEST FIFTH AVENUE
                             PORTLAND, OREGON 97204

                                August   , 1995

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of U. S. Bancorp to be held on October 3, 1995, at 2:00 p.m., local time, at the Multnomah Athletic Club in the Ballroom, 1849 S.W. Salmon, Portland, Oregon.

     At the special meeting, holders of U. S. Bancorp common stock will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of May 5, 1995 (the "Merger Agreement"), between U. S. Bancorp and West One Bancorp, an Idaho corporation ("West One"), pursuant to which West One will be merged with and into U. S. Bancorp (the "Merger").

     If the Merger is approved and consummated, each outstanding share of the capital stock of U. S. Bancorp will remain outstanding, and each share of West One common stock will be converted into the right to receive 1.47 shares of
U. S. Bancorp common stock. Also, the U. S. Bancorp Board of Directors will be expanded to twelve positions, with the four new positions filled by four persons who are currently directors of West One.

     The Merger is expected to create one of the 30 largest banking organizations in the United States, solidifying U. S. Bancorp's position as the premier financial institution headquartered in the Pacific Northwest. We believe that the combined company will be a larger, stronger organization that is well-positioned to meet the competitive challenges of the rapidly evolving financial services industry in the United States.

     We believe West One to be a uniquely qualified merger partner, with a superior track record, a culture similar to U. S. Bancorp's, and a strong commitment to serving the Northwest region. Its strong balance sheet and well-managed franchise should prove a valuable addition to our company. In addition, the Merger offers the possibility of achieving significant cost savings through the elimination of duplicate facilities and operations.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

     A Notice of Special Meeting of Shareholders and a Proxy
Statement/Prospectus which describes the Merger and the background to the transaction are enclosed. You are urged to read all of these materials carefully.

     A proxy card is enclosed. Please indicate your voting instructions and sign, date, and mail the proxy card promptly in the return envelope provided. Whether or not you plan to attend the special meeting in person, it is important that you return the enclosed proxy card so that your shares are voted. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     I strongly support the Merger of West One into U. S. Bancorp and join with the other members of the U. S. Bancorp Board of Directors in enthusiastically recommending the Merger to you. If you should have any questions about the Merger or need assistance in completing your proxy card, please contact the
U. S. Bancorp Investor Relations Department, 10th Floor, 111 S.W. Fifth Avenue, Portland, Oregon 97204, or by mail P.O. Box 8837 (T-10), Portland, Oregon 97208, telephone (503) 275-6472.

                                          Very truly yours,

                                          /s/ GERRY B. CAMERON
                                          Gerry B. Cameron
                                          Chairman of the Board and
                                          Chief Executive Officer

                                 U. S. BANCORP

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 3, 1995

     A special meeting of shareholders of U. S. Bancorp will be held on October 3, 1995, at 2:00 p.m., local time, at the Multnomah Athletic Club in the Ballroom, 1849 S.W. Salmon, Portland, Oregon, for the purpose of voting on the approval and adoption of an Agreement and Plan of Merger dated as of May 5, 1995 (the "Merger Agreement"), between U. S. Bancorp and West One Bancorp ("West One"), and approval of the transactions contemplated thereby as described in the accompanying Proxy Statement/Prospectus, and all other matters properly coming before the meeting. If the merger contemplated by the Merger Agreement is consummated, West One will be merged with and into U. S. Bancorp (the "Merger").

     Only holders of common stock of record as of the close of business on July 31, 1995, have the right to receive notice of and to vote at the special meeting.

     A copy of the Merger Agreement is attached as Appendix 1 to the accompanying Proxy Statement/ Prospectus. As stated in the Proxy Statement/Prospectus, upon consummation of the Merger, the U. S. Bancorp Board of Directors is expected to consist of 12 members, of whom 8 will be the existing directors of U. S. Bancorp and 4 will be the persons named in the Proxy Statement/Prospectus who are presently members of the West One board of directors. Approval of the Merger Agreement by the U. S. Bancorp shareholders will constitute, under applicable law, the election of such directors by the shareholders to serve until the U. S. Bancorp annual shareholders meeting in 1996 and until their successors are duly elected and qualified.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. THE BOARD OF DIRECTORS OF U. S. BANCORP RECOMMENDS THAT YOU MARK YOUR PROXY IN FAVOR OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          CLIFFORD N. CARLSEN, JR.
                                          Secretary

August   , 1995

                            [WEST ONE BANCORP LOGO]
                          101 South Capitol Boulevard
                               Boise, Idaho 83702

                                                                 August   , 1995

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of West One Bancorp ("West One") to be held on October 3, 1995, at 3:00 p.m., local time, at Boise Centre on the Grove, 850 West Front Street, Boise, Idaho.

     At the special meeting, West One shareholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of May 5, 1995 (the "Merger Agreement"), between U. S. Bancorp, an Oregon corporation, and West One, pursuant to which West One will be merged with and into U. S. Bancorp (the "Merger").

     If the Merger is approved and consummated, each outstanding share of West One common stock will be converted into the right to receive 1.47 shares of U.S. Bancorp common stock. In addition, each holder of options to purchase West One common stock will receive options to acquire U. S. Bancorp common stock computed in accordance with the same exchange ratio.

     The Merger is expected to create one of the 30 largest banking organizations in the United States, positioning it to meet the competitive challenges of the rapidly consolidating banking industry in the United States. By merging with U. S. Bancorp, West One will also be able to maintain its Pacific Northwest heritage, solidifying its position as a part of the premier financial institution headquartered in the region.

     THE BOARD OF DIRECTORS OF WEST ONE RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

     A Notice of Special Meeting of Shareholders and a Proxy
Statement/Prospectus which describes the Merger and the background to the transaction are enclosed. You are urged to read all of these materials carefully.

     A proxy card is enclosed. Please indicate your voting instructions and sign, date, and mail the proxy card promptly in the return envelope provided. Whether or not you plan to attend the special meeting in person, it is important that you return the enclosed proxy card so that your shares are voted. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of shares of West One common stock. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS REGARDING THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES.

     The Board and I urge you to vote FOR the Merger Agreement. If you should have any questions about the Merger or need assistance in completing your proxy card, please contact Linda Blount-Strauss, Vice President, P.O. Box 8247, Boise, Idaho 83733, telephone (208) 383-7474.

     Thank you, and I look forward to seeing you at the special meeting.

                                          Sincerely,

                                          /s/ DANIEL R. NELSON
                                          Daniel R. Nelson
                                          Chairman and Chief Executive Officer

                                WEST ONE BANCORP

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 3, 1995

     A special meeting of shareholders of West One Bancorp ("West One") will be held on October 3, 1995, at 3:00 p.m., local time, at Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, for the purpose of voting on the approval and adoption of an Agreement and Plan of Merger dated as of May 5, 1995 ("Merger Agreement"), between U. S. Bancorp and West One, and approval of the transactions contemplated thereby as described in the accompanying Proxy Statement/Prospectus, and all other matters properly coming before the meeting. If the merger contemplated by the Merger Agreement (the "Merger") is consummated, then West One will be merged into U. S. Bancorp.

     Only holders of Common Stock of record as of the close of business on August 18, 1995, have the right to receive notice of and to vote at the meeting.

     A copy of the Merger Agreement is attached as Appendix 1 to the accompanying Proxy Statement/ Prospectus. As stated in the Proxy Statement/Prospectus, upon consummation of the Merger, the U. S. Bancorp board of directors is expected to consist of 12 members, of whom 8 will be the existing directors of U. S. Bancorp and 4 will be the persons named in the Proxy Statement/Prospectus who are presently members of the West One Board of Directors. Approval of the Merger Agreement by the West One shareholders will constitute, under applicable law, the election of such directors by the shareholders to serve until the U. S. Bancorp annual shareholders meeting in 1996 and until their successors are duly elected and qualified.

     If the Merger is consummated, holders of West One common stock who have complied with the requirements of Section 30-1-81 of the Idaho Business Corporation Act will have certain dissenters' rights under Idaho law. See "THE MERGER -- West One Dissenters' Appraisal Rights" in the accompanying Proxy Statement/Prospectus.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. THE BOARD OF DIRECTORS OF WEST ONE RECOMMENDS THAT YOU MARK YOUR PROXY IN FAVOR OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          DWIGHT V. BOARD
                                          Secretary

August   , 1995

                            JOINT PROXY STATEMENT OF
                       U. S. BANCORP AND WEST ONE BANCORP

                        SPECIAL MEETINGS OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 3, 1995

                            ------------------------

                                 PROSPECTUS OF
                                 U. S. BANCORP
                 SHARES OF COMMON STOCK, PAR VALUE $5 PER SHARE

     This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $1 per share ("West One Common Stock"), of West One Bancorp, an Idaho corporation ("West One"), in connection with the solicitation of proxies by the Board of Directors of West One for use at a Special Meeting of Shareholders of West One to be held at 3:00 p.m., local time, on October 3, 1995, at Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, and at any adjournments or postponements thereof ("West One Meeting"). This Proxy Statement/Prospectus is also being furnished to holders of common stock, par value $5 per share ("U. S. Bancorp Common Stock"), of U. S. Bancorp, an Oregon corporation, in connection with the solicitation of proxies by the Board of Directors of U. S. Bancorp for use at a Special Meeting of Shareholders of U. S. Bancorp to be held at 2:00 p.m., local time, on October 3, 1995, at the Multnomah Athletic Club in the Ballroom, 1849 S.W. Salmon, Portland, Oregon, and at any adjournments or postponements thereof ("U. S. Bancorp Meeting"). At the West One Meeting and at the U. S. Bancorp Meeting, the holders of West One Common Stock and U. S. Bancorp Common Stock, respectively, will consider and vote upon approval of the Agreement and Plan of Merger between U. S. Bancorp and West One dated as of May 5, 1995 ("Merger Agreement"), providing for the Merger ("Merger") of West One with and into U. S. Bancorp, with U. S. Bancorp as the surviving corporation. Approval of the Merger Agreement will also constitute, under applicable law, approval of the election of the directors of U. S. Bancorp following the Merger as described herein under "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Board of Directors and Certain Executive Officers."

     This Proxy Statement/Prospectus also constitutes a prospectus of U. S. Bancorp for up to 56,196,927 shares of U. S. Bancorp Common Stock to be issued to holders of West One Common Stock in connection with the Merger. Upon consummation of the Merger, except as described herein, each outstanding share of West One Common Stock will be converted into the right to receive 1.47 shares of U. S. Bancorp Common Stock (the "Exchange Ratio").

     West One's obligation to consummate the Merger is not conditioned upon U.S. Bancorp Common Stock continuing to trade at any specified minimum price during any period prior to consummation of the Merger. Because the Exchange Ratio is fixed and because the market price of U. S. Bancorp Common Stock is subject to fluctuation, the value of the shares of U. S. Bancorp Common Stock that holders of West One Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     U. S. Bancorp Common Stock is traded on the NASDAQ National Market System. The last reported sale price of U. S. Bancorp Common Stock on the NASDAQ National Market System on August 22, 1995 was $26.50 per share.

     This Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of West One and U. S. Bancorp on or about August 28, 1995.

THE SECURITIES OF U. S. BANCORP HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is August   , 1995.

                             AVAILABLE INFORMATION

     Each of West One and U. S. Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). U. S. Bancorp has filed with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering U. S. Bancorp Common Stock to be issued by U. S. Bancorp in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by West One and U. S. Bancorp under the Exchange Act, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information.

     With respect to statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

     All information contained in this Proxy Statement/Prospectus relating to West One has been furnished by West One and U. S. Bancorp is relying upon the accuracy of that information. All information contained in this Proxy Statement/Prospectus relating to U. S. Bancorp has been furnished by U. S. Bancorp and West One is relying upon the accuracy of that information.

     This Proxy Statement/Prospectus includes a discussion of certain estimates of future performance of U. S. Bancorp and West One, including future earnings results, projected cost savings and other financial consequences of the proposed Merger. Such estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual future results or values may be significantly more or less favorable than such estimates.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WEST ONE OR U. S. BANCORP. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF WEST ONE OR U. S. BANCORP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

    U. S. BANCORP DOCUMENTS                               WEST ONE DOCUMENTS
    -----------------------                               ------------------
    U. S. Bancorp                                      West One Bancorp
    Attn: Investor Relations                           Attn: Investor Relations
    P. O. Box 8837                                     P. O. Box 8247
    Portland, Oregon 97208                             Boise, Idaho 83733
    (503) 275-5834                                     (208) 383-7474

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN SEPTEMBER 26, 1995.

     The following U. S. Bancorp documents are incorporated by reference herein:

          (1) U. S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1994;

          (2) U. S. Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

          (3) The description of the U. S. Bancorp Common Stock contained in
     Exhibit 28 to U. S. Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     The following West One documents are incorporated by reference herein:

          (1) West One's Annual Report on Form 10-K for the year ended December 31, 1994;

          (2) West One's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

          (3) The description of the West One Common Stock and West One Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Exhibit 99 to West One's Current Report on Form 8-K dated July 16, 1993.

Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed with the SEC by U. S. Bancorp and West One pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the U. S. Bancorp Meeting and the West One Meeting are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    2
INFORMATION INCORPORATED BY REFERENCE.................................................    3
SUMMARY...............................................................................    6
MARKET PRICES OF COMMON STOCK.........................................................   12
SELECTED FINANCIAL DATA...............................................................   13
SELECTED FINANCIAL RATIOS.............................................................   14
EQUIVALENT PER COMMON SHARE DATA......................................................   15
SPECIAL MEETING OF WEST ONE SHAREHOLDERS..............................................   16
  Date, Time, and Place...............................................................   16
  Purpose of Meeting..................................................................   16
  Shares Outstanding and Entitled to Vote; Record Date................................   16
  Vote Required.......................................................................   16
  Voting, Solicitation, and Revocation of Proxies.....................................   17
SPECIAL MEETING OF U. S. BANCORP SHAREHOLDERS.........................................   17
  Date, Time, and Place...............................................................   17
  Purpose of Meeting..................................................................   17
  Shares Outstanding and Entitled to Vote; Record Date................................   17
  Vote Required.......................................................................   18
  Voting, Solicitation, and Revocation of Proxies.....................................   18
U. S. BANCORP.........................................................................   19
WEST ONE BANCORP......................................................................   20
BACKGROUND OF AND REASONS FOR THE MERGER..............................................   21
  Background of the Merger............................................................   21
  Reasons for the Merger..............................................................   22
  Opinions of Financial Advisers......................................................   25
THE MERGER............................................................................   36
  General.............................................................................   36
  Structure of the Merger.............................................................   36
  Conversion of West One Common Stock; Treatment of West One Stock Options and
     Convertible Debentures...........................................................   36
  Exchange of Certificates; Fractional Shares.........................................   37
  Effective Time......................................................................   38
  Representations and Warranties......................................................   38
  Conduct of Business Pending the Merger and Other Agreements.........................   38
  Conditions to the Consummation of the Merger........................................   41
  Regulatory Approvals Required for the Merger........................................   42
  Certain Federal Income Tax Consequences.............................................   44
  Accounting Treatment................................................................   45
  Termination of the Merger Agreement.................................................   45
  Waiver and Amendment of the Merger Agreement........................................   46

                                                                                        PAGE
                                                                                        ----
  U. S. Bancorp and West One Stock Option Agreements..................................   46
  The West One Rights Agreement.......................................................   50
  Employee Benefits and Plans.........................................................   51
  NASDAQ National Market System Trading...............................................   51
  Expenses............................................................................   51
  Dividends...........................................................................   51
  Resales of U. S. Bancorp Common Stock Received in the Merger........................   51
  U. S. Bancorp Dividend Reinvestment and Stock Purchase Plan.........................   52
  West One Dissenters' Appraisal Rights...............................................   52
BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE
  MERGER..............................................................................   55
  Board of Directors and Certain Executive Officers...................................   55
  Business Operations.................................................................   55
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   56
  Directors and Officers..............................................................   56
  New Employment Agreements...........................................................   56
  Existing West One Employment Agreements.............................................   57
  West One Stock Options..............................................................   58
  West One Premier Life Insurance Plan................................................   58
  Indemnification of West One Officers and Directors..................................   59
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS....................................   59
COMPARISON OF SHAREHOLDERS' RIGHTS....................................................   67
  Articles of Incorporation and Bylaw Amendments......................................   67
  Special Meetings of Shareholders....................................................   67
  Dividends...........................................................................   68
  Capital Stock.......................................................................   68
  Dissenters' Rights..................................................................   69
  Provisions Relating to Directors....................................................   70
  Certain Antitakeover Provisions.....................................................   71
EXPERTS...............................................................................   74
LEGAL OPINIONS........................................................................   74
SHAREHOLDER PROPOSALS.................................................................   75
APPENDIX 1 -- AGREEMENT AND PLAN OF MERGER
APPENDIX 2 -- OPINION OF UBS SECURITIES, INC.
APPENDIX 3 -- OPINION OF CS FIRST BOSTON CORPORATION
APPENDIX 4 -- IDAHO STATUTES GOVERNING DISSENTERS' APPRAISAL RIGHTS

                                    SUMMARY

     The following material summarizes certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto, and the Registration Statement.

INTRODUCTION

     The Board of Directors of each of U. S. Bancorp and West One has adopted the Merger Agreement and recommends that the respective shareholders of U. S. Bancorp and West One vote to approve the Merger Agreement. Subject to approval by the shareholders, receipt of required regulatory approvals, and satisfaction of certain other conditions, West One will be merged with and into U. S. Bancorp, with U. S. Bancorp as the surviving corporation in the Merger.

SHAREHOLDER MEETINGS

     The West One Meeting will be held at 3:00 p.m., local time, on October 3, 1995, at Boise Centre on the Grove, 850 West Front Street, Boise, Idaho. The U.
S. Bancorp Meeting will be held at 2:00 p.m., local time, on October 3, 1995, at the Multnomah Athletic Club in the Ballroom, 1849 S.W. Salmon, Portland, Oregon. The purpose of each meeting is to vote upon approval of the Merger Agreement providing for the Merger of West One with and into U. S. Bancorp, with U. S. Bancorp as the surviving corporation in the Merger.

     Shares of West One Common Stock are the only shares entitled to vote at the West One Meeting and shares of U. S. Bancorp Common Stock are the only shares entitled to vote at the U. S. Bancorp Meeting. The holders of shares of the 8 1/8% cumulative preferred stock, Series A, of U. S. Bancorp ("U. S. Bancorp Preferred Stock") are not entitled to vote on the Merger. The close of business on August 18, 1995, is the record date for the West One Meeting (the "West One Record Date") and the close of business on July 31, 1995, is the record date for the U. S. Bancorp Meeting (the "U. S. Bancorp Record Date"). On the respective Record Dates, there were 36,177,068 shares of West One Common Stock outstanding and 98,264,367 shares of U. S. Bancorp Common Stock outstanding.

     The affirmative votes of a majority of the shares of West One Common Stock outstanding on the West One Record Date and a majority of the shares of U. S. Bancorp Common Stock outstanding on the U. S. Bancorp Record Date are required to approve the Merger Agreement. For voting purposes, only shares affirmatively voted for the approval of the Merger Agreement will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of a majority of the outstanding shares of West One Common Stock or U. S. Bancorp Common Stock. The failure to submit a proxy card (or to vote in person at the respective special meeting) or the abstention from voting by a shareholder of West One or U. S. Bancorp will have the same effect as a vote against the Merger Agreement. Under applicable stock exchange rules, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such customers' shares with respect to approval of the Merger Agreement in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, broker nonvotes will also have the same effect as votes against approval of the Merger Agreement.

     As of the West One Record Date, West One's directors and executive officers and their affiliates were entitled to vote 2,294,895 shares of West One Common Stock at the West One Meeting, which represent approximately 6.3 percent of the total number of outstanding shares. Each such director and executive officer has indicated his or her intention to vote the West One Common Stock beneficially owned by him or her for approval of the Merger Agreement. Also at the West One Record Date, the banking and trust subsidiaries of West One, in a fiduciary capacity for third parties, had sole or shared voting power as to 3,555,108 shares of West One Common Stock, or approximately 9.8 percent of the total number of outstanding shares, which will be voted in accordance with the instructions of the beneficial owners or as authorized by a court of competent jurisdiction in accordance with Idaho law.

     As of the U. S. Bancorp Record Date, U. S. Bancorp's directors and executive officers and their affiliates were entitled to vote 8,724,759 shares of U. S. Bancorp Common Stock at the U. S. Bancorp Meeting, which represent approximately 8.9 percent of the total number of outstanding shares. Each such director and executive officer has indicated his or her intention to vote the
U. S. Bancorp Common Stock beneficially owned by him or her for approval of the Merger Agreement. Also at the U. S. Bancorp Record Date, the banking and trust subsidiaries of U. S. Bancorp, in a fiduciary capacity for third parties, had sole or shared voting power as to 707,031 shares of U. S. Bancorp Common Stock, which is less than one percent of the total number of outstanding shares. Such shares will be voted in accordance with the recommendation of a nationally-recognized independent adviser to institutional shareholders.

     See "SPECIAL MEETING OF WEST ONE SHAREHOLDERS" and "SPECIAL MEETING OF
U. S. BANCORP SHAREHOLDERS."

PARTIES TO THE MERGER

     West One. West One is an Idaho corporation incorporated in 1981 as a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Its principal executive offices are located at 101 South Capitol Boulevard, Boise, Idaho 83702 ((208) 383-7000). West One's principal subsidiary is West One Bank, Idaho, which was founded in 1867 in Boise, Idaho, and is a state-chartered bank. At June 30, 1995, West One Bank, Idaho, was the largest commercial bank in Idaho with 91 branches and $4.6 billion in assets. West One Bank, Washington, a state-chartered bank with 60 branches and total assets of $2.2 billion at June 30, 1995, was the fifth-largest commercial bank in the state of Washington at December 31, 1994. West One also operates subsidiaries, principally banks, in Oregon, Idaho, and Utah with combined assets totaling $2.4 billion at June 30, 1995. See "WEST ONE BANCORP."

     U. S. Bancorp. U. S. Bancorp is an Oregon corporation incorporated in 1968 as a bank holding company subject to regulation under the BHCA. Its principal executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204 ((503) 275-6111). At June 30, 1995, U. S. Bancorp had consolidated assets of $21.3 billion, placing it among the 35 largest bank holding companies in the United States. The principal subsidiaries of U. S. Bancorp are United States National Bank of Oregon, headquartered in Portland, Oregon, and the largest commercial bank in Oregon in terms of deposits, and U. S. Bank of Washington, National Association, headquartered in Seattle, Washington and, in terms of deposits, the third largest commercial bank in the state of Washington. U. S. Bancorp also operates banking subsidiaries in California, Idaho, and Nevada. See "U. S. BANCORP."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Merger is expected to create one of the 30 largest banking organizations in the United States, solidifying U.S. Bancorp's position as the premier financial institution headquartered in the Pacific Northwest. The combined company, drawing from the strengths of increased size and anticipated improvement in financial and capital ratios, is expected to be well-positioned to meet the competitive challenges of the rapidly consolidating banking industry and changing financial services industry in the United States. In particular, its enhanced financial resources will enable it to offer a broader range of products and services through an expanded distribution network and to capitalize on developing opportunities in the banking and financial services industries. The parties believe the combination of the two entities is especially propitious, given their similarity in cultures and their common commitment to the Northwest region.

     Although projections are uncertain and no assurance can be given, U. S. Bancorp and West One currently expect to be able to achieve annual cost savings of approximately $84 million (pre-tax) through the elimination of duplicate effort by the beginning of 1997. See "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Business Operations." In connection with the Merger, it is estimated that a one-time after-tax charge of $60 million for transaction costs and the costs of combining operations will be taken in the 1995 fourth quarter.

     THE BOARDS OF DIRECTORS OF BOTH PARTIES HAVE RECOMMENDED THAT THEIR RESPECTIVE SHAREHOLDERS APPROVE THE MERGER AGREEMENT. A West One director, Jack
B. Little, voted against the resolutions and resigned from the West One Board of Directors based upon his view, which he expressed to the Board, of the importance of West One's tradition of independence and commitment to its constituencies.

     See "BACKGROUND OF AND REASONS FOR THE MERGER -- Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISERS

     West One. UBS Securities Inc. ("UBS Securities") has delivered its written opinions to the West One Board of Directors that, as of May 5, 1995, the date the Board of Directors approved the Merger Agreement, and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio (as defined in "Terms of the Merger" below) is fair, from a financial point of view, to the holders of West One Common Stock.

     UBS Securities is an internationally recognized investment banking and advisory firm. UBS Securities, as part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     U. S. Bancorp. CS First Boston Corporation ("CS First Boston") has delivered its written opinions to the U. S. Bancorp Board of Directors that, as of May 5, 1995, the date the Board of Directors approved the Merger Agreement, and as of the date of this Proxy Statement/Prospectus, the consideration to be paid by U. S. Bancorp in the Merger is fair to U. S. Bancorp from a financial point of view.

     CS First Boston is an internationally recognized investment banking and advisory firm. CS First Boston, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Fees. West One and U. S. Bancorp have agreed to pay fees in the approximate amounts of $5.0 million and $3.375 million to UBS Securities and CS First Boston, respectively, a portion of which are contingent upon consummation of the Merger. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinions of Financial Advisers" for a description of the fees for investment banking services payable by West One and U. S. Bancorp, respectively.

TERMS OF THE MERGER

     Pursuant to the Merger Agreement, at the time and date the Merger is consummated (the "Effective Time"), West One will be merged with and into U. S. Bancorp, with U. S. Bancorp as the surviving corporation. See "THE
MERGER -- General." At the Effective Time, outstanding shares of U. S. Bancorp Common Stock and U. S. Bancorp Preferred Stock will remain outstanding and shares of West One Common Stock will be converted into the right to receive shares of U. S. Bancorp Common Stock at the rate of 1.47 shares of U. S. Bancorp Common Stock for each share of West One Common Stock (the "Exchange Ratio"), with cash being paid in lieu of issuing fractional shares of U. S. Bancorp Common Stock. For information on how West One shareholders will be able to exchange certificates representing shares of West One Common Stock, see "THE MERGER -- Conversion of West One Common Stock; Effects on U. S. Bancorp Shareholders."

EFFECTIVE TIME

     The Merger is presently expected to be consummated during the last quarter of 1995, subject to the receipt of regulatory approvals and the satisfaction of other conditions. The Merger will be consummated after shareholder approval of the Merger Agreement, receipt of regulatory approvals, and satisfaction or waiver of all of the conditions in the Merger Agreement. See "THE
MERGER -- Effective Time of the Merger." The Merger Agreement provides that if the Merger has not been consummated by April 30, 1996, at any time after such date, the Board of Directors of either U. S. Bancorp or West One may vote to abandon the Merger.

BOARD OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     At the Effective Time, the Board of Directors of U. S. Bancorp will consist of not more than 12 persons, including the then directors of U. S. Bancorp (presently Gerry B. Cameron, Carolyn Silva Chambers, Franklin G. Drake, Robert
L. Dryden, Joshua Green III, Paul A. Redmond, N. Stewart Rogers, and Benjamin R. Whiteley), Daniel R. Nelson, and three persons designated by the West One Board of Directors, Harry Bettis, John B. Fery and Allen T. Noble, who are currently West One directors. Gerry B. Cameron is expected to continue to be Chairman and Chief Executive Officer of U. S. Bancorp, while Daniel R. Nelson, presently Chairman and Chief Executive Officer of West One, is expected to become President and Chief Operating Officer of U. S. Bancorp. In addition, the parties have announced that, upon Mr. Cameron's retirement, presently anticipated at year-end 1998, Mr. Nelson is expected to succeed Mr. Cameron as U. S. Bancorp's Chairman and Chief Executive Officer. See "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Board of Directors and Certain Executive Officers."

WEST ONE AND U. S. BANCORP STOCK OPTION AGREEMENTS

     U. S. Bancorp and West One entered into a Stock Option Agreement dated May 6, 1995 (the "U. S. Bancorp Option Agreement"), pursuant to which U. S. Bancorp granted West One an option (the "U. S. Bancorp Option") to purchase from U. S. Bancorp up to 19,542,378 shares of U. S. Bancorp Common Stock (or approximately
19.9 percent of the outstanding shares as of May 6, 1995), at a price of $28.00 per share. West One may exercise the U. S. Bancorp Option only upon the occurrence of certain events which generally relate to attempts by third parties to acquire a significant interest in U. S. Bancorp (none of which has occurred) and upon obtaining any regulatory approvals necessary for the acquisition of the
U. S. Bancorp Common Stock subject to the U. S. Bancorp Option. At the request of West One, under limited circumstances (none of which has occurred), U. S. Bancorp will repurchase for a formula price the U. S. Bancorp Option and any shares of U. S. Bancorp Common Stock purchased upon exercise of the U. S. Bancorp Option and beneficially owned by West One at that time.

     West One and U. S. Bancorp also entered into a Stock Option Agreement, dated May 6, 1995 (the "West One Option Agreement"), pursuant to which West One granted U. S. Bancorp an option (the "West One Option") to purchase from West One up to 7,330,184 shares of West One Common Stock (or approximately 19.9 percent of the outstanding shares as of May 6, 1995), at a price of $34.00 per share. U. S. Bancorp may exercise the West One Option only upon the occurrence of certain events which generally relate to attempts by third parties to acquire a significant interest in West One (none of which has occurred) and upon obtaining any regulatory approvals necessary for the acquisition of the West One Common Stock subject to the West One Option. At the request of U. S. Bancorp, under limited circumstances (none of which has occurred), West One will repurchase for a formula price the West One Option and any shares of West One Common Stock purchased upon exercise of the West One Option and beneficially owned by U. S. Bancorp at that time.

     See "THE MERGER -- U. S. Bancorp and West One Stock Option Agreements."

DISSENTERS' RIGHTS

     Holders of West One Common Stock, but not the holders of U. S. Bancorp Common Stock or U. S. Bancorp Preferred Stock, have the right to dissent from the Merger and to obtain payment of the appraised value of their shares. See "THE MERGER -- West One Dissenters' Appraisal Rights."

NASDAQ NATIONAL MARKET SYSTEM TRADING

     The U. S. Bancorp Common Stock to be issued in the Merger is expected to be traded on the NASDAQ National Market System under the symbol "USBC." See "THE MERGER -- NASDAQ National Market System Trading."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is conditioned upon approval of the Merger Agreement by the requisite votes of holders of shares of West One Common Stock and U. S. Bancorp Common Stock as set forth herein; receipt of all required approvals of the Merger by regulatory agencies, including the Board of Governors of the Federal Reserve System ("Federal Reserve Board"); receipt by each party of a favorable tax opinion of its respective legal counsel; the continuing accuracy of the representations and warranties of each party; the performance of specified obligations by each party; and other conditions. U. S. Bancorp filed a preliminary draft application for approval of the Merger with the Federal Reserve Board on July 3, 1995. As a condition to obtaining required regulatory approvals, U.S. Bancorp and West One expect that the Federal Reserve Board or the United States Department of Justice will request the divestiture of certain operations of one or both companies to alleviate what such agencies believe would otherwise be an adverse competitive effect. At present, neither West One nor U.S. Bancorp can predict with any assurance what the aggregate amount of any such divestitures may be but believe, based on divestitures required in recent comparable transactions, that such divestitures should not be material to the business operations or financial condition of the combined institution and its subsidiaries taken as a whole. See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger."

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, whether before or after its approval by the shareholders of West One and U. S. Bancorp (i) by the respective majority votes of the Boards of Directors of both West One and U. S. Bancorp or (ii) by the Board of Directors of either party under certain specified circumstances, including if the Merger shall not have been consummated by April 30, 1996. Subject to compliance with applicable law, the Merger Agreement may be amended by U. S. Bancorp and West One by action taken or authorized by their respective Boards of Directors at any time. After approval by the shareholders of West One and U. S. Bancorp of the Merger Agreement, in the event the companies contemplate a waiver of, or amendment to, a provision of the Merger Agreement of the type which by law may not be made without approval of shareholders of either or both companies, West One or U. S. Bancorp or both, as may be required by law, will resolicit proxies from each company's respective shareholders to obtain such approval. In the event that the companies contemplate a waiver or amendment as to the form or amount of consideration that is required to be received by West One shareholders in the Merger pursuant to the Merger Agreement, West One will resolicit proxies from its shareholders to obtain approval for such waiver or amendment. See "THE MERGER -- Termination of the Merger Agreement" and "-- Waiver and Amendment of the Merger Agreement."

TAX AND ACCOUNTING TREATMENT OF THE MERGER

     West One and U. S. Bancorp have received opinions from their respective legal counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Because the Merger will be a tax-free reorganization, no income, gain, or loss will be recognized by a shareholder of West One upon the exchange of shares of U. S. Bancorp Common Stock for West One Common Stock (except in connection with cash received in lieu of fractional shares). Consummation of the Merger is conditioned upon receipt by West One and U. S. Bancorp of similar opinions from their respective legal counsel dated as of the Effective Time and letters from their respective independent accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment. See "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Continuation of Certain Persons as Directors. The eight current directors of U. S. Bancorp (Gerry B. Cameron, Carolyn Silva Chambers, Franklin G. Drake, Robert L. Dryden, Joshua Green III, Paul A. Redmond, N. Stewart Rogers, and Benjamin R. Whiteley) and four of the current directors of West One

(Daniel R. Nelson, Harry Bettis, John B. Fery, and Allen T. Noble) are expected to be directors of U. S. Bancorp beginning at the Effective Time.

     Certain Executive Officers. The parties have jointly announced that Gerry
B. Cameron is expected to continue as Chairman and Chief Executive Officer of U.S. Bancorp following the Merger, while Daniel R. Nelson, presently Chairman and Chief Executive Officer of West One, is expected to become President and Chief Operating Officer of U. S. Bancorp. In addition, following Mr. Cameron's retirement presently anticipated at the end of 1998, Mr. Nelson is expected to succeed him as Chairman and Chief Executive Officer of U. S. Bancorp. Certain other executive officers of West One will also become U. S. Bancorp executive officers. See "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Board of Directors and Certain Executive Officers."

     Executive Employment Agreements. Executive employment agreements with twelve executives of West One will become effective at the Effective Time, replacing employment agreements to which certain of such executives are currently parties. The employment agreements have terms of three years following the Effective Time with respect to Daniel R. Nelson, Robert J. Lane, Scott M. Hayes, Dwight V. Board and Don I. Sauer, and two years following the Effective Time with respect to the other seven executives. In the event an executive's employment is terminated during the respective term of the agreement under specified circumstances, the executive will be entitled to a lump sum cash payment equal to the sum of his annual base salary and Recent Bonus (as defined below) times three, in the case of Messrs. Nelson, Lane, Hayes, Board and Sauer, and times two, in the case of the other seven executives, together with certain other benefits. Each executive is also entitled to an additional payment such that, after the payment of all applicable income and excise taxes, the executive will be in the same after-tax position as if no federal excise taxes under
Section 4999 of the Code had been imposed. Certain other West One employees are parties to employment agreements which entitle them to payments equal to 1.5 times the sum of their annual salary and average bonus for the last two years in the event their employment is terminated for specified reasons following a change in control of West One, including consummation of the Merger, together with certain other benefits. See "INTERESTS OF CERTAIN PERSONS IN THE
MERGER -- New Employment Agreements" and "-- Existing West One Employment Agreements."

     West One Stock Options. Each outstanding stock option under West One's employee stock plans will, pursuant to the terms of the related option agreements, automatically become vested and fully exercisable upon consummation of the Merger. Additionally, pursuant to the Merger Agreement, each outstanding stock option under such plans at the Effective Time will be converted into a stock option to purchase U. S. Bancorp Common Stock and will continue to be governed by the terms of such West One plans. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- West One Stock Options."

     Premier Life Insurance Plan. Pursuant to the Merger Agreement, U. S. Bancorp has agreed to maintain the benefits payable under the split dollar life insurance program maintained by West One at the date of the Merger Agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- West One Premier Life Insurance Plan."

     Indemnification. The Merger Agreement provides that U. S. Bancorp will indemnify and hold harmless each present and former director and officer of West One, or any subsidiary of West One, to the fullest extent permissible under applicable law and the articles of incorporation or bylaws of U. S. Bancorp or any agreement to which U. S. Bancorp is a party as in effect on May 5, 1995. U.S. Bancorp's indemnification obligations will continue in full force and effect for a period of six years from the Effective Time. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Indemnification of West One Officers and Directors."

                         MARKET PRICES OF COMMON STOCK

     U. S. Bancorp Common Stock and West One Common Stock are traded over the counter on the NASDAQ National Market System. The following table sets forth for the periods indicated the high and low sales prices as reported on the NASDAQ National Market System for U. S. Bancorp Common Stock and West One Common Stock.

                                                 U. S. BANCORP          WEST ONE
                                                 COMMON STOCK         COMMON STOCK
                                                 -------------       ---------------
                   CALENDAR QUARTER              HIGH     LOW        HIGH       LOW
        ---------------------------------------  ----     ----       -----     -----
        1992
          First Quarter........................  $24 3/8  $20 3/8    $19 3/4   $15 3/4
          Second Quarter.......................   26 1/8   19 7/8     21 5/8    18
          Third Quarter........................   25 7/8   21         21 1/8    19 3/8
          Fourth Quarter.......................   26 5/8   21         25 3/8    20 3/8
        1993
          First Quarter........................   28 7/8   24 1/2     27 1/4    24 1/2
          Second Quarter.......................   28 1/8   22         26 3/8    22 7/8
          Third Quarter........................   27       24 3/8     29 1/2    24 3/8
          Fourth Quarter.......................   27 1/8   22 3/4     31 5/8    23 7/8
        1994
          First Quarter........................   28 5/8   23 1/2     28 1/2    25 3/4
          Second Quarter.......................   28 5/8   24 1/2     32        26 1/2
          Third Quarter........................   28 1/8   25 1/4     31 13/16  28
          Fourth Quarter.......................   25 7/8   22 1/8     28 9/16   24 11/16
        1995
          First Quarter........................   26 3/4   22         28 1/4    26
          Second Quarter.......................   25 3/4   23 1/2     35 1/4    26 7/8
          Third Quarter (through August 22,
             1995).............................   26 1/2   23 7/8     37 7/16   33 1/8

     On May 4, 1995, the last trading day before the Boards of Directors of
U. S. Bancorp and West One approved the Merger Agreement, the last sale price reported on the NASDAQ National Market System for U. S. Bancorp Common Stock was $27.625 ($40.61 on an equivalent-share basis for each share of West One Common Stock determined by multiplying the last sale price per share for U. S. Bancorp Common Stock by the Exchange Ratio of 1.47). On May 5, 1995, the last trading day before the public announcement of the proposed Merger, the last sale price reported on the NASDAQ National Market System for U. S. Bancorp Common Stock was $26.375 ($38.77 on an equivalent-share basis for each share of West One Common Stock). The last sale prices per share reported on the NASDAQ National Market System for West One Common Stock on May 4, 1995, and May 5, 1995, were $27.50 and $32.125, respectively. On August 22, 1995, the last sale price per share reported on the NASDAQ National Market System for U. S. Bancorp Common Stock was $26.50 ($38.955 on an equivalent-share basis for each share of West One Common Stock) and for West One Common Stock was $37.4375. Shareholders are urged to obtain current quotations for the market prices of U. S. Bancorp Common Stock and West One Common Stock.

     No assurance can be given as to the market price of West One Common Stock or U. S. Bancorp Common Stock at the Effective Time of the Merger, or the U. S. Bancorp Common Stock after the Effective Time of the Merger. Because the Exchange Ratio is fixed and because the market price of the U. S. Bancorp Common Stock is subject to fluctuation, the value of the shares of U. S. Bancorp Common Stock that holders of West One Common Stock will receive in the Merger may increase or decrease prior to and after the Effective Time.

                         SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated historical financial data for U. S. Bancorp and West One and selected pro forma combined financial data for U. S. Bancorp giving effect to the proposed Merger on a pooling-of-interests basis for the periods specified below. The data have been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to U. S. Bancorp and West One incorporated by reference into or set forth elsewhere in this Proxy Statement/Prospectus (see "INFORMATION INCORPORATED BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS"), and such data are qualified in their entirety by reference thereto. Certain amounts have been reclassified to conform West One's financial information with U. S. Bancorp's presentation. All adjustments (comprising only normal recurring accruals) that management believes necessary for a fair presentation of the data for the six-month periods have been included. The data for the six-month periods are not necessarily indicative of the data for the entire year.

                                                                                YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
DOLLARS IN THOUSANDS                                                 1990          1991          1992          1993
                                                                  -----------   -----------   -----------   -----------
U. S. BANCORP(1)
Earnings Summary:
 Interest income................................................  $ 1,716,060   $ 1,638,584   $ 1,491,474   $ 1,433,696
 Interest expense...............................................    1,025,833       869,319       631,116       505,585
                                                                  -----------   -----------   -----------   -----------
 Net interest income............................................      690,227       769,265       860,358       928,111
 Provision for credit losses....................................      103,578       125,373       134,454        92,851
 Noninterest income.............................................      299,043       375,386       443,501       531,819
 Income before cumulative effect of accounting changes..........      190,791       190,926       208,074       257,949
 Net income.....................................................      190,791       190,926       148,184       257,949
Period End Balance Sheet Data:
 Total assets...................................................  $18,547,518   $18,875,137   $20,741,147   $21,415,490
 Total earning assets...........................................   16,317,506    16,649,096    18,236,641    18,950,963
 Total deposits.................................................   13,363,397    13,316,363    15,425,277    15,510,701
 Long-term debt.................................................      666,303     1,214,062     1,329,174     1,051,578
 Total shareholders' equity.....................................    1,267,095     1,411,886     1,631,308     1,818,195
 Common shareholders' equity....................................    1,267,095     1,411,886     1,481,308     1,668,195
 Preferred stock................................................           --            --       150,000       150,000
WEST ONE
Earnings Summary:
 Interest income................................................  $   453,237   $   459,008   $   450,197   $   524,435
 Interest expense...............................................      268,014       249,980       195,090       193,435
                                                                  -----------   -----------   -----------   -----------
 Net interest income............................................      185,223       209,028       255,107       331,000
 Provision for credit losses....................................       11,668        29,680        14,308        13,383
 Noninterest income.............................................       58,840        69,005        79,575        93,182
 Net income.....................................................       44,267        41,199        63,372        83,187
Period End Balance Sheet Data:
 Total assets...................................................  $ 4,946,989   $ 5,417,199   $ 7,133,637   $ 7,671,353
 Total earning assets...........................................    4,430,822     4,921,857     6,380,092     6,994,966
 Total deposits.................................................    3,860,881     4,044,408     5,636,339     5,937,047
 Long-term debt.................................................       72,614       111,881       117,649       116,460
 Shareholders' equity...........................................      332,692       367,048       489,825       623,566
PRO FORMA U. S. BANCORP(2)
Earnings Summary:
 Interest income................................................  $ 2,169,297   $ 2,097,592   $ 1,941,671   $ 1,958,131
 Interest expense...............................................    1,293,847     1,119,299       826,206       699,020
                                                                  -----------   -----------   -----------   -----------
 Net interest income............................................      875,450       978,293     1,115,465     1,259,111
 Provision for credit losses....................................      115,246       155,053       148,762       106,234
 Noninterest income.............................................      357,883       444,391       523,076       625,001
 Income before cumulative effect of accounting changes..........      235,058       232,125       271,446       341,136
 Net income.....................................................      235,058       232,125       211,556       341,136
Period End Balance Sheet Data:
 Total assets...................................................  $23,494,507   $24,292,336   $27,874,784   $29,086,843
 Total earning assets...........................................   20,748,328    21,570,953    24,616,733    25,945,929
 Total deposits.................................................   17,224,278    17,360,771    21,061,616    21,447,748
 Long-term debt.................................................      738,917     1,325,943     1,446,823     1,168,038
 Total shareholders' equity.....................................    1,599,787     1,778,934     2,121,133     2,441,761
 Common shareholders' equity....................................    1,599,787     1,778,934     1,971,133     2,291,761
 Preferred stock................................................           --            --       150,000       150,000

                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                                 -------------------------
DOLLARS IN THOUSANDS                                                   1994          1994          1995
                                                                   -----------   -----------   -----------
 U. S. BANCORP(1)
 Earnings Summary:
  Interest income................................................  $ 1,480,085   $   706,444   $   824,672
  Interest expense...............................................      517,927       241,528       332,074
                                                                   -----------   -----------   -----------
  Net interest income............................................      962,158       464,916       492,598
  Provision for credit losses....................................      106,868        45,301        42,265
  Noninterest income.............................................      456,121       218,582       208,622
  Income before cumulative effect of accounting changes..........      151,495        22,875       136,521
  Net income.....................................................      151,495        22,875       136,521
 Period End Balance Sheet Data:
  Total assets...................................................  $21,816,409   $21,166,911   $21,349,858
  Total earning assets...........................................   19,105,476    18,766,239    18,637,752
  Total deposits.................................................   15,048,366    14,971,438    14,976,112
  Long-term debt.................................................      994,870     1,046,638       890,338(3)
  Total shareholders' equity.....................................    1,777,285     1,763,870     1,893,169
  Common shareholders' equity....................................    1,627,285     1,613,870     1,743,169
  Preferred stock................................................      150,000       150,000       150,000
 WEST ONE
 Earnings Summary:
  Interest income................................................  $   589,256   $   276,441   $   349,034
  Interest expense...............................................      221,361        96,837       154,409
                                                                   -----------   -----------   -----------
  Net interest income............................................      367,895       179,604       194,625
  Provision for credit losses....................................       13,278         7,776         6,470
  Noninterest income.............................................      103,939        51,619        57,017
  Net income.....................................................      103,171        48,838        57,016
 Period End Balance Sheet Data:
  Total assets...................................................  $ 8,792,699   $ 8,091,670   $ 9,156,113
  Total earning assets...........................................    7,898,859     7,442,345     8,369,109
  Total deposits.................................................    6,810,882     6,314,714     6,861,916
  Long-term debt.................................................      253,073       129,142       321,970
  Shareholders' equity...........................................      715,769       655,545       692,161
 PRO FORMA U. S. BANCORP(2)
 Earnings Summary:
  Interest income................................................  $ 2,069,341   $   982,885   $ 1,173,706
  Interest expense...............................................      739,288       338,365       486,483
                                                                   -----------   -----------   -----------
  Net interest income............................................    1,330,053       644,520       687,223
  Provision for credit losses....................................      120,146        53,077        48,735
  Noninterest income.............................................      560,060       270,201       265,639
  Income before cumulative effect of accounting changes..........      254,666        71,713       193,537
  Net income.....................................................      254,666        71,713       193,537
 Period End Balance Sheet Data:
  Total assets...................................................  $30,609,108   $29,258,581   $30,505,971
  Total earning assets...........................................   27,004,335    26,208,584    27,806,861
  Total deposits.................................................   21,859,248    21,286,152    21,838,028
  Long-term debt.................................................    1,247,943     1,175,780     1,212,308
  Total shareholders' equity.....................................    2,493,054     2,419,415     2,525,330
  Common shareholders' equity....................................    2,343,054     2,269,415     2,375,330
  Preferred stock................................................      150,000       150,000       150,000

---------------

(1) In March 1994, U. S. Bancorp's Board of Directors approved a major cost reduction program. In connection therewith, a $100 million pre-tax restructuring charge was recorded in the 1994 first quarter results of operations.

(2) Pro forma information is based on combined U. S. Bancorp and West One after giving effect to the proposed Merger of West One and U. S. Bancorp on a pooling-of-interests accounting basis assuming the Merger had been effective during all the periods presented above. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

(3) U. S. Bancorp filed a shelf registration statement in 1993 with the
    SEC providing for the issuance of up to $500 million of subordinated debt, none of which had been issued as of the date of the Proxy Statement/Prospectus. In the ordinary course of business, U. S.
    Bancorp may issue additional debt from time to time for general corporate purposes.
--------------------------------------------------------------------------------

                           SELECTED FINANCIAL RATIOS

     The following table presents unaudited information concerning certain financial ratios for U. S. Bancorp and West One on a historical basis and on a pro forma basis giving effect to the proposed Merger on a pooling-of-interests basis. Certain amounts have been reclassified to conform West One's financial information with U. S. Bancorp's presentation. The ratios are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to U. S. Bancorp and West One incorporated by reference into or set forth elsewhere in this Proxy Statement/Prospectus. See "INFORMATION INCORPORATED BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS." The June 30, 1994 and 1995 ratios have been annualized where necessary.

                                                                                                                    SIX MONTHS
                                                                                                                      ENDED
                                                                             YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                                    -----------------------------------------    ----------------
                                                                    1990     1991     1992     1993     1994      1994      1995
                                                                    -----    -----    -----    -----    -----    ------    ------
PERFORMANCE RATIOS:
Return on Average Total Assets
  U. S. Bancorp(1)...............................................    1.04%    1.03%    1.07%    1.25%    0.72%     0.22%     1.30%
  West One.......................................................    0.94     0.80     1.08     1.14     1.28      1.26      1.32
  Pro Forma......................................................    1.02     0.98     1.07     1.22     0.87      0.50      1.31
Return on Average Common Shareholders' Equity
  U. S. Bancorp(1)...............................................   16.04    14.25    13.80    15.75     8.58      2.08     15.76
  West One.......................................................   14.16    11.82    14.93    15.61    15.63     15.54     15.75
  Pro Forma......................................................   15.65    13.74    14.06    15.71    10.62      5.86     15.76
Net Interest Margin (tax-equivalent)
  U. S. Bancorp..................................................    4.56     4.93     5.18     5.29     5.35      5.21      5.45
  West One.......................................................    4.61     4.72     5.07     5.28     5.31      5.40      5.20
  Pro Forma......................................................    4.57     4.89     5.16     5.29     5.33      5.28      5.39
Overhead Ratio(2)
  U. S. Bancorp..................................................   59.86    62.44    64.81    65.75    75.48     86.41     62.49
  West One.......................................................   66.35    65.78    65.85    65.56    63.21     63.34     62.60
  Pro Forma......................................................   61.15    63.10    65.02    65.70    72.37     80.49     62.52
ASSET QUALITY RATIOS:
Allowance for Credit Losses to Period-End Loans
  U. S. Bancorp..................................................    1.45     1.65     1.91     1.91     1.96      1.91      1.96
  West One.......................................................    1.45     1.52     1.51     1.40     1.35      1.38      1.29
  Pro Forma......................................................    1.45     1.63     1.81     1.77     1.79      1.76      1.77
Allowance for Credit Losses to Nonperforming Loans
  U. S. Bancorp..................................................      79       77      100      125      168       151       191
  West One.......................................................     150      125      319      311      412       437       467
  Pro Forma......................................................      86       83      117      144      192       176       218
Nonperforming Assets to Period-End Loans and Foreclosed Assets
  U. S. Bancorp..................................................    2.36     2.75     2.13     1.77     1.31      1.46      1.20
  West One.......................................................    1.20     1.54     0.68     0.53     0.42      0.41      0.33
  Pro Forma......................................................    2.14     2.51     1.77     1.43     1.06      1.17      0.95
Net Loans Charged-Off to Average Loans
  U. S. Bancorp..................................................    0.47     0.73     0.82     0.60     0.48      0.48      0.40
  West One.......................................................    0.44     0.73     0.26     0.14     0.18      0.19      0.17
  Pro Forma......................................................    0.46     0.73     0.70     0.48     0.39      0.39      0.34
CAPITAL RATIOS:
Average Common Shareholders' Equity to Average Assets
  U. S. Bancorp..................................................    6.49     7.25     7.23     7.54     7.69      7.72      7.88
  West One.......................................................    6.61     6.75     7.26     7.29     8.21      8.13      8.41
  Pro Forma......................................................    6.51     7.14     7.24     7.48     7.83      7.83      8.03
Leverage Ratio
  U. S. Bancorp..................................................    5.92     6.84     7.16     7.65     7.69      7.62      8.29
  West One.......................................................    6.51     6.53     6.90     7.61     8.16      7.75      7.40
  Pro Forma......................................................    6.04     6.77     7.10     7.64     7.82      7.61      7.82
Tier 1 Risk-based Capital Ratio
  U. S. Bancorp..................................................    6.67     7.56     8.54     8.76     8.19      8.38      8.65
  West One.......................................................    8.51     8.79     8.91     9.53    10.30      9.74      9.19
  Pro Forma......................................................    7.01     7.79     8.63     8.95     8.72      8.72      8.57
Total Risk-based Capital Ratio
  U. S. Bancorp..................................................    9.64     9.83    11.54    11.73    11.03     11.29     11.49
  West One.......................................................   10.94    11.97    11.41    11.80    12.41     11.98     10.96
  Pro Forma......................................................    9.88    10.24    11.51    11.75    11.38     11.46     11.13

---------------

(1) Returns for 1992 were computed before accounting changes. Net income for 1992 includes a $59.9 million after-tax charge from the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employees' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." After accounting changes, return on average total assets was .76% and return on average common shareholders' equity was 10.14%.

(2) Overhead ratio is defined as noninterest expenses as a percentage of tax-equivalent net interest income and noninterest revenues.

                        EQUIVALENT PER COMMON SHARE DATA

     The following table sets forth selected historical per common share data for U. S. Bancorp and West One, pro forma data per U. S. Bancorp Common Share, and equivalent pro forma data per West One Common Share after giving effect to the proposed Merger of U. S. Bancorp and West One on a pooling-of-interests accounting basis, assuming the Merger had been effective during all the periods presented. The pro forma equivalent data for West One are based on the respective pro forma amounts per share of U. S. Bancorp Common Stock multiplied by 1.47, the number of shares of U. S. Bancorp Common Stock issuable in exchange for one share of West One Common Stock in the Merger. All common share data have been restated to reflect stock splits and stock dividends during the periods presented. The data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information with respect to U. S. Bancorp and West One incorporated by reference into or set forth elsewhere in this Proxy Statement/Prospectus, and such data are qualified in their entirety by reference thereto. See "INFORMATION INCORPORATED BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                                                           DECEMBER 31,                      JUNE 30,
                                            ------------------------------------------    ---------------
                                            1990     1991     1992     1993      1994     1994      1995
                                            -----    -----    -----    -----    ------    -----    ------
U. S. BANCORP COMMON STOCK
Income per share before cumulative effect
  of accounting changes(1):
     Historical..........................   $1.99    $1.96    $2.05    $2.47     $1.40    $ .17     $1.33
     Pro forma combined..................    1.72     1.67     1.86     2.22      1.59      .43      1.23
  Cash dividends declared per share:
     Historical..........................     .59      .71      .76      .85       .94      .44       .50
     Pro forma combined..................     .59      .71      .76      .85       .94      .44       .50
  Book value per share at period-end(3):
     Historical..........................                                        16.58              17.75
     Pro forma combined..................                                        15.40              15.93
WEST ONE COMMON STOCK
Net income per share(2):
  Historical:
     Primary.............................   $1.60    $1.47    $2.09    $2.50     $2.88    $1.38     $1.55
     Fully diluted.......................    1.60     1.44     1.98     2.38      2.74     1.31      1.47
     Pro forma equivalent................    2.53     2.45     2.73     3.26      2.34      .63      1.81
  Cash dividends declared per share:
     Historical..........................     .44      .48     .675      .49       .76      .36       .44
     Pro forma equivalent................     .87     1.04     1.12     1.25      1.38      .65       .74
  Book value per share at period-end(3):
     Historical..........................                                        19.48              19.99
     Pro forma equivalent................                                        22.64              23.42

---------------

(1) In March 1994, U. S. Bancorp's Board of Directors approved a major cost reduction program. In connection therewith, a $100 million pre-tax restructuring charge was recorded in the 1994 first quarter results of operations.

(2) The pro forma equivalent net income per share on a fully diluted basis is not presented as the dilution is not material.

(3) Included for specified periods only in accordance with SEC rules.

                    SPECIAL MEETING OF WEST ONE SHAREHOLDERS

DATE, TIME, AND PLACE

     The West One Meeting will be held on October 3, 1995, commencing at 3:00 p.m., local time, at Boise Centre on the Grove, 850 West Front Street, Boise, Idaho.

PURPOSE OF MEETING

     The purpose of the West One Meeting is to consider and vote upon approval of the Merger Agreement and conduct any other business that may properly come before the West One Meeting. In the event of a vote to adjourn the West One Meeting to permit further solicitation of proxies, no proxy which is voted against approval of the Merger Agreement will be voted in favor of any such adjournment.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The Board of Directors of West One has fixed the close of business on August 18, 1995, as the West One Record Date for the determination of holders of shares of West One Common Stock entitled to notice of and to vote at the West One Meeting. At the close of business on the West One Record Date, there were 36,177,068 shares of West One Common Stock issued and outstanding held by approximately 6,406 holders of record. Holders of record of West One Common Stock on the West One Record Date are entitled to one vote per share.

VOTE REQUIRED

     The affirmative vote of a majority of all shares of West One Common Stock outstanding on the West One Record Date is required to approve the Merger Agreement.

     As of the West One Record Date, West One's directors and executive officers and their affiliates owned and were entitled to vote 2,294,895 shares of West One Common Stock at the West One Meeting, representing approximately 6.3 percent of the outstanding shares. Each such director and executive officer has indicated his or her intention to vote the West One Common Stock beneficially owned by him or her for approval of the Merger Agreement. In addition, as of the West One Record Date, the banking and trust subsidiaries of West One, as fiduciaries, custodians, or agents, held a total of 3,555,108 shares, or approximately 9.8 percent of the outstanding shares, of West One Common Stock under trust agreements and other instruments and agreements. These entities will vote 3,448,242 of such shares in accordance with the instructions of the beneficial owners of those 3,448,242 shares, and these entities will vote the remaining 106,866 of such shares in accordance with the recommendation of a nationally-recognized independent adviser to institutional shareholders as authorized by a court of competent jurisdiction in accordance with Idaho law.

     Also as of the West One Record Date, the banking and trust subsidiaries of
U. S. Bancorp, as fiduciaries, custodians, or agents, held a total of 113,692 shares, or less than one percent of the outstanding shares, of West One Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 2,700 of such shares, which will be voted in accordance with the recommendation of a nationally-recognized independent adviser to institutional shareholders. As of the West One Record Date, U. S. Bancorp's directors and executive officers and their affiliates did not own any shares of West One Common Stock. Also at that date, U. S. Bancorp held 19,792 shares of West One Common Stock which it intends to vote in favor of the Merger.

     Additional information regarding beneficial ownership of West One Common Stock by West One directors and executive officers may be found in West One's proxy statement for its 1995 annual meeting of shareholders, which is incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 1994. See "INFORMATION INCORPORATED BY REFERENCE."

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

     Proxy cards accompany this Proxy Statement/Prospectus for use at the West One Meeting by record holders of West One Common Stock. A West One shareholder may use his proxy if he is unable to attend the West One Meeting in person or wishes to have his shares voted by proxy even if he attends the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of West One, by submitting a proxy having a later date, or by such person appearing at the West One Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

     The presence of a majority of the outstanding shares of West One Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the West One Meeting. Shares for which duly-executed proxies have been received but with respect to which holders of shares have abstained from voting are counted in determining the shares present at a meeting.

     For voting purposes, only shares affirmatively voted for the approval of the Merger Agreement will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of a majority of the outstanding shares of West One Common Stock. Under applicable stock exchange rules, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such customers' shares with respect to approval of the Merger Agreement in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

     West One will bear the cost of soliciting proxies from its shareholders. West One has retained Beacon Hill Partners, Inc. to aid in the solicitation of proxies for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. West One will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

     At the West One Meeting, representatives of Coopers & Lybrand L.L.P., principal accountants of West One for the current year and most recently completed fiscal year, are expected to be present, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                 SPECIAL MEETING OF U. S. BANCORP SHAREHOLDERS

DATE, TIME, AND PLACE

     The U. S. Bancorp Meeting will be held on October 3, 1995, commencing at 2:00 p.m., local time, at the Multnomah Athletic Club in the Ballroom, 1849 S.W. Salmon, Portland, Oregon.

PURPOSE OF MEETING

     The purpose of the U. S. Bancorp Meeting is to consider and vote upon approval of the Merger Agreement and conduct any other business that may properly come before the U. S. Bancorp Meeting. In the event of a vote to adjourn the U. S. Bancorp Meeting to permit further solicitation of proxies, no proxy which is voted against approval of the Merger Agreement will be voted in favor of such adjournment.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The Board of Directors of U. S. Bancorp has fixed the close of business on July 31, 1995, as the U. S. Bancorp Record Date for the determination of holders of shares of U. S. Bancorp Common Stock entitled to notice of and to vote at the
U. S. Bancorp Meeting. At the close of business on the U. S. Bancorp Record

Date, there were 98,264,367 shares of U. S. Bancorp Common Stock issued and outstanding held by approximately 15,258 holders of record. Holders of record of
U. S. Bancorp Common Stock on the U. S. Bancorp Record Date are entitled to one vote per share. Holders of U. S. Bancorp Preferred Stock are entitled to notice of the U. S. Bancorp Meeting but are not entitled to vote on the Merger.

VOTE REQUIRED

     The affirmative vote of a majority of all shares of U. S. Bancorp Common Stock outstanding on the U. S. Bancorp Record Date is required to approve the Merger Agreement.

     As of the U. S. Bancorp Record Date, U. S. Bancorp's directors and executive officers and their affiliates owned and were entitled to vote 8,724,759 shares of U. S. Bancorp Common Stock at the U. S. Bancorp Meeting, representing approximately 8.9 percent of the outstanding shares. Each such director and executive officer has indicated his or her intention to vote the
U. S. Bancorp Common Stock beneficially owned by him or her for approval of the Merger Agreement. In addition, as of the U. S. Bancorp Record Date, the banking and trust subsidiaries of U. S. Bancorp, as fiduciaries, custodians, or agents, held a total of 11,407,849 shares, or approximately 11.6 percent of the outstanding shares, of U. S. Bancorp Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 707,031 of such shares, which represent less than one percent of the outstanding shares and will be voted in accordance with the recommendation of a nationally-recognized independent adviser to institutional shareholders.

     Also as of the Record Date, West One's directors and executive officers beneficially owned an aggregate of 1,900 shares, or less than one percent of the outstanding shares, of U. S. Bancorp Common Stock, all of which will be voted for approval of the Merger Agreement. In addition, as of the U. S. Bancorp Record Date, the banking and trust subsidiaries of West One, as fiduciaries, custodians, or agents, held a total of 66,307 shares, or less than one percent of the outstanding shares, of U. S. Bancorp Common Stock under trust agreements and other instruments and agreements. These entities will vote 56,125 of such shares in accordance with the instructions of the beneficial owners and with regard to the remaining 10,182 of such shares, over which these entities have sole voting power, these entities will not exercise that voting power.

     Additional information regarding beneficial ownership of U. S. Bancorp Common Stock by principal shareholders, directors, and executive officers of
U. S. Bancorp may be found in U. S. Bancorp's proxy statement for its 1995 annual meeting of shareholders, which is incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 1994. See "INFORMATION INCORPORATED BY REFERENCE."

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

     Proxy cards accompany this Proxy Statement/Prospectus for use at the U. S. Bancorp Meeting by record holders of U. S. Bancorp Common Stock. A U. S. Bancorp shareholder may use his proxy if he is unable to attend the U. S. Bancorp Meeting in person or wishes to have his shares voted by proxy even if he attends the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of
U. S. Bancorp, by submitting a proxy having a later date, or by such person appearing at the U. S. Bancorp Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

     The presence of a majority of the outstanding shares of U. S. Bancorp Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the U. S. Bancorp Meeting. Shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting are counted in determining the shares present at a meeting.

     For voting purposes, only shares affirmatively voted for the approval of the Merger Agreement will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of a majority of the outstanding shares of U. S. Bancorp Common Stock. Under applicable stock exchange rules, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such customers' shares with respect to approval of the Merger Agreement in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

     The cost of soliciting proxies from U. S. Bancorp shareholders will be paid by U. S. Bancorp. U. S. Bancorp has retained Beacon Hill Partners, Inc. to assist in the proxy solicitation for an estimated fee of $12,500, plus reasonable out-of-pocket expenses. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Such parties will be reimbursed by
U. S. Bancorp for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

     At the U. S. Bancorp Meeting, representatives of Deloitte & Touche LLP, principal accountants of U. S. Bancorp for the current year and most recently completed fiscal year, are expected to be present, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 U. S. BANCORP

     U. S. Bancorp is a regional multibank holding company incorporated in the state of Oregon in 1968 and headquartered in Portland, Oregon. At June 30, 1995,
U. S. Bancorp was among the 35 largest bank holding companies in the United States in terms of total assets, with total consolidated assets of $21.3 billion, deposits of $15.0 billion, and shareholders' equity of $1.9 billion.

     U. S. Bancorp is engaged in a general retail and commercial banking business in the states of Oregon, Washington, California, Nevada, and Idaho through its banking subsidiaries. Its principal banking subsidiaries are United States National Bank of Oregon, with $10.8 billion in total assets at June 30, 1995, and U. S. Bank of Washington, National Association, which had total assets of $6.7 billion at that date. Other subsidiaries of U. S. Bancorp provide financial services related to banking, including lease financing, consumer and commercial finance, discount brokerage, investment advisory services, and insurance agency and credit life insurance services. U. S. Bancorp's principal activities are located in the Pacific Northwest, but it has operations throughout the Far West and, to a lesser extent, the rest of the United States. The principal executive offices of U. S. Bancorp are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204, telephone number (503) 275-6111.

     In the first quarter of 1994, a $100 million restructuring charge was recorded related to a comprehensive program designed to allow U. S. Bancorp to become a more efficient, competitive and customer-focused financial institution. The program included staff reductions accomplished through an early retirement opportunity for certain employees, other severance programs and attrition; divestiture of noncore activities; and the consolidation and integration of certain operations and facilities that no longer fit U. S. Bancorp's corporate objectives or the needs of its regional customers. The program calls for consolidation of branch operations centers for all states from seven to two, elimination of corporate airplanes and closure of certain branches. As a result,
U. S. Bancorp expects to achieve a 59 percent overhead ratio within three years of the initiation of the program.

     The $100 million charge represented the incremental costs expected to result from the restructuring plan. Included in the restructuring charge were $52.4 million of costs associated with enhanced retirement and other benefit programs, $22.6 million of severance benefits, $9.5 million of expenses related to the cost to exit certain business activities, $7.3 million related to consolidation and integration of facilities, and $8.2 million of other cost reduction expenses related to the program.

     U. S. Bancorp offered to eligible employees an early retirement incentive program, providing a reduction in the eligible age for retirement and an additional number of years of service toward the computation of retirement benefits. Certain employees were eligible for voluntary severance benefits, which exceeded standard severance benefits provided to personnel displaced in the restructuring program. In addition, certain employees received payments for their retention through agreed upon dates and outplacement services.

     The most significant portion of future expense reductions will consist of savings of employee compensation and benefits due to a reduction in employees. By the third quarter of 1994, U. S. Bancorp had achieved its targeted ten percent reduction in full-time equivalent (FTE) employees, excluding the reduction in employees associated with the mortgage loan origination offices sold. By year-end 1994, FTE employees decreased to 10,160, or 18 percent, from 12,863 at December 31, 1993. Of the 2,253 decrease in FTE employees, 555 were the result of activities sold and the balance was directly related to the restructuring program. In the first quarter of 1995, additional reductions in FTE employees of 280 resulted from the sale of U.S. Bancorp's credit reporting subsidiary in January 1995.

     Noninterest expenses for the first six months of 1995 totaled $447.7 million, compared with noninterest expenses of $505.0 million (excluding the $100 million restructuring charge) in the first six months of 1994, representing an annualized reduction in noninterest expenses of $115 million. FTE employees totaled 9,704 at June 30, 1995.

     The restructuring activity is summarized in the table below. The balance of the restructuring charge liability will be funded out of operating cash flows. The restructure program has not had a material impact on U. S. Bancorp's liquidity.

                                                                         FACILITIES
                                                        SEVERANCE,      CONSOLIDATION
                                                       OUTPLACEMENT     AND BUSINESS
                                        RETIREMENT      AND OTHER       DIVESTITURE
                                          PLANS          BENEFITS          COSTS         OTHER     TOTAL
                                        ----------     ------------     ------------     -----     ------
                                                                  (IN MILLIONS)
Restructuring Provision...............     $48.8           $26.2            $16.8        $8.2      $100.0
Utilization for the Period
  Cash................................        --            15.3              4.2         3.3        22.8
  Noncash.............................      48.8(1)           --              9.5          --        58.3
                                           -----           -----            -----        ----      ------
     Total............................      48.8            15.3             13.7         3.3        81.1
                                           -----           -----            -----        ----      ------
Balance, December 31, 1994............        --            10.9              3.1         4.9        18.9
Utilization for the Period
  Cash................................        --             6.7               .1         4.1        10.9
  Noncash.............................        --              --               --          --          --
                                           -----           -----            -----        ----      ------
     Total............................        --             6.7               .1         4.1        10.9
                                           -----           -----            -----        ----      ------
Balance, June 30, 1995................     $  --           $ 4.2            $ 3.0        $ .8      $  8.0
                                           =====           =====            =====        ====      ======

---------------
(1) Noncash amount of $48.8 million represents the amount transferred to U. S. Bancorp's benefit plan liabilities during 1994. Payment of the cost of the retirement programs will occur over a 10 to 15 year period as contributions by U. S. Bancorp are made to the benefit plans. Actual cash payments made to benefit plans are not included in the table above.

                                  WEST ONE BANCORP

     West One is a regional multibank holding company incorporated in the state of Idaho in 1981 and headquartered in Boise, Idaho. At June 30, 1995, West One had total consolidated assets of $9.2 billion, deposits of $6.9 billion, and shareholders' equity of $692.2 million.

     West One is engaged in a general retail and commercial banking business in the states of Idaho, Washington, Oregon, and Utah through its banking subsidiaries. West One's principal subsidiaries at June 30, 1995, were West One Bank, Idaho, a state-chartered bank with $4.6 billion in assets and 91 branches throughout the state of Idaho, and West One Bank, Washington, a state-chartered bank with $2.2 billion in assets and 60 branches principally in the Puget Sound region, Yakima, Spokane, and the Tri-Cities area of

Washington. Other subsidiaries of West One provide trust, fiduciary and investment management services, mortgage banking, and credit life insurance services. The principal executive offices of West One are located at 101 South Capital Boulevard, Boise, Idaho 83702, telephone number (208) 383-7000.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

     West One and U. S. Bancorp both have longstanding roots in the Pacific Northwest, dating back to 1867 and 1891, respectively. Each of West One and U.
S. Bancorp has undergone substantial growth in the past decade, reflecting the consolidation of the banking industry.

     Since January 1, 1985, U. S. Bancorp has grown from a $7.5 billion institution in terms of total assets to one with $21.3 billion in total assets at June 30, 1995. During that same period, its market area expanded from principally the state of Oregon to include Washington, California, Nevada, and Idaho. This growth was accomplished through internal growth and through numerous acquisitions of financial institutions and branches, including Old National Bancorporation and Peoples Ban Corporation in the state of Washington in 1987, HeartFed Financial Corporation in northern California in 1991, and Bank of America Nevada in 1992.

     U. S. Bancorp has pursued this growth strategy through internal growth as well as seeking to locate compatible merger partners in its Northwest market area to achieve the size and financial strength necessary to successfully compete with larger nationally-based bank holding companies. The U. S. Bancorp Board of Directors has recognized that, in this era of rapid consolidation in the banking industry, the requirements for continued success and profitability as an independent institution resulting in an attractive return to shareholders would be linked both to increased size through acquisition and to internal maximization of value through improvements in operating efficiency. During 1994,
U. S. Bancorp concentrated its efforts on implementation of an aggressive internal restructuring program to improve productivity and profitability of its core businesses and identifying attractive merger and acquisition candidates.

     West One has also experienced significant growth and change in the past decade. Through acquisitions as well as internal growth, it has built its franchise from $3.0 billion in total assets at January 1, 1985, to $9.2 billion in assets at June 30, 1995, of which West One Bank, Idaho represented approximately one-half. Recently it has sought to enhance shareholder value by pursuing asset diversification, targeting expansion in the states of Washington and Oregon to take advantage of the strong economic conditions prevailing in these states. West One achieved an improved competitive position in Oregon resulting from the acquisition in 1994 of 10 branches of Far West Federal Savings Bank with deposits of $173 million, and National Security Bank Holding Company, a five-branch institution on the Oregon coast with assets of $132 million.

     As neighboring companies, both of which have been interested in geographic expansion, U. S. Bancorp and West One have from time to time considered a combination of the two banking enterprises. In 1994, members of senior management at both companies held preliminary discussions concerning a possible business combination. In late June and again in July 1994, Daniel R. Nelson, Chief Executive Officer of West One, and Gerry B. Cameron, Chief Executive Officer of U. S. Bancorp, met to discuss their respective companies, consolidation in the banking industry and the competitive challenges West One and U. S. Bancorp each faced. While these meetings were inconclusive, there was agreement that the company resulting from a possible combination of West One and
U. S. Bancorp would be stronger than either West One or U. S. Bancorp alone. In the ensuing months, discussions between managements of West One and U. S. Bancorp continued. In October 1994, Messrs. Nelson and Cameron determined that it did not appear to be productive at that time to continue talks regarding a possible business combination and discussions ceased.

     In early March of 1995, Messrs. Nelson and Cameron renewed discussions of a possible business combination. U. S. Bancorp's senior management met with CS First Boston personnel to develop a financial analysis of the proposed transaction. On March 16, 1995, the U. S. Bancorp Board of Directors received a presentation by senior management evaluating the financial aspects of a merger with West One. The U. S. Bancorp Board of Directors authorized continued discussions. The Executive Committee of the West One

Board of Directors met with senior management on March 22, 1995, and authorized continued discussions with U. S. Bancorp.

     In late March and early April of 1995, discussions continued between senior management of West One and U. S. Bancorp regarding issues associated with the proposed business combination, including potential transaction structures, business and strategic implications of a transaction between the corporations, financial and accounting matters, and procedural steps to be taken. At their mid-April meetings, both Boards of Directors were updated as to the status of the discussions concerning a potential merger. As a result of further discussions between the respective senior management teams and their advisers, it was concluded that discussions should continue, and drafts of agreements setting forth the terms of the proposed merger and related matters were circulated to the parties in late April.

     On May 1, 1995, Messrs. Cameron and Nelson and the parties' financial and legal advisers met to discuss a variety of matters relating to the proposed transaction, including potential price terms, transaction structure, board and management arrangements, and plans for due diligence investigation and documentation. Later that week, members of both companies' management teams conducted due diligence investigations of the other's business and legal affairs. Discussions regarding the terms of the proposed transaction continued between the parties and their legal counsel.

     The Board of Directors of each of U. S. Bancorp and West One held a special meeting on May 5, 1995, to approve the proposed merger transaction. Following the meetings, Messrs. Cameron and Nelson met in Boise, Idaho, and executed the Merger Agreement and Option Agreements.

REASONS FOR THE MERGER

     General. The Merger is expected to create one of the 30 largest banking organizations in the United States, solidifying U. S. Bancorp's position as the premier financial institution headquartered in the Pacific Northwest. The combined company, drawing from the strengths of increased size and anticipated cost savings, is expected to be well-positioned to meet the competitive challenges of the rapidly consolidating banking industry and changing financial services industry in the United States. See "BOARD OF DIRECTORS, MANAGEMENT, AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Business Operations." In particular, its enhanced financial resources will enable it to offer a broader range of products and services through an expanded distribution network and to capitalize on developing opportunities in the banking and financial services industries. The Merger also offers the possibility of achieving significant cost savings and operating efficiencies through the elimination of duplicate effort. Finally, the parties believe the combination of the two entities is especially propitious, given their similarity in cultures and their common commitment to the Northwest region.

     West One. On May 5, 1995, the Board of Directors of West One (the "West One Board") convened to consider in detail the Merger and other transactions contemplated by the Merger Agreement. At the meeting, members of West One management and West One's outside financial and legal advisers reviewed the proposed terms of the Merger Agreement and the transactions contemplated thereby with the West One Board. At that meeting, UBS Securities delivered its opinion that, as of that date, the Exchange Ratio in the Merger Agreement was fair, from a financial point of view, to the holders of West One Common Stock. See
" -- Opinions of Financial Advisers -- West One." After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters set forth below and the opinion of UBS Securities referred to above, the West One Board approved the Merger Agreement and the transactions contemplated thereby. One director, Jack
B. Little, voted against the resolutions and resigned from the West One Board based upon his view, which he expressed to the Board, of the importance of West One's tradition of independence and commitment to its constituencies.

     THE WEST ONE BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF WEST ONE AND ITS SHAREHOLDERS. THE WEST ONE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In connection with its approval of the Merger Agreement and the Stock Option Agreements, the West One Board considered and approved the adoption of an amendment to the Rights Agreement, dated as of

October 19, 1989, amended and restated as of October 15, 1992, between West One and NBD Bank, National Association, as Rights Agent (the "West One Rights Agreement"), to permit the execution of the Merger Agreement and the Stock Option Agreements and the consummation of the Merger without triggering the exercisability under the West One Rights Agreement of the rights issued thereunder. Additionally, for purposes of the Idaho Business Combinations Act ("IBCA"), and the Articles of Incorporation of West One (the "Articles"), the West One Board approved the execution and delivery of the Merger Agreement and the Option Agreements and the consummation of the Merger, and exempted such transactions from the application of provisions of the IBCA and Article XII(B) of the Articles as well as any and all antitakeover statutes or prohibitions under the laws of the state of Idaho or otherwise.

     In reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated thereby, the West One Board considered a number of factors, including, without limitation, the following:

          (i) the West One Board's familiarity with and review of the financial condition, results of operations, cash flow, business and purposes of West One and of U. S. Bancorp;

          (ii) the West One Board's review of the operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of financial resources to being able to capitalize on developing opportunities in these industries;

          (iii) the West One Board's assessment that the combined entity resulting from the Merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to West One remaining independent), thereby affording access to financial and managerial resources and an ability to offer an expanded range of potential products and services;

          (iv) the West One Board's review of strategic alternatives to enhance shareholder value, including potential transactions with other parties and remaining independent, which alternatives the Board believed were not likely to result in greater shareholder value than the Merger, based on, among other things, the Board's knowledge of West One and U. S. Bancorp and on the information presented to it at its May 5, 1995 meeting, as described herein;

          (v) the financial presentation of UBS Securities, including the analysis with respect to premium-to-market ratio of the Exchange Ratio to the West One shareholders and the discounted cash flow analysis (which relied on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates) which attempted to show the possible impact of the Merger on the present value of a share of West One Common Stock as converted into 1.47 shares of U. S. Bancorp Common Stock, on a pro forma combined basis giving effect to the Merger, as compared to the value of a share of West One Common Stock on a stand-alone basis (see "-- Opinions of Financial Advisers -- West One");

          (vi) the May 5, 1995 opinion of UBS Securities as to the fairness from a financial point of view of the Exchange Ratio to the shareholders of West One (see "-- Opinions of Financial Advisers -- West One");

          (vii) the West One Board's belief that the terms of the Merger Agreement are attractive in that the agreement allows West One shareholders to become shareholders in a combined institution which would be in the top 30 of commercial banks in the United States (ranked by total assets) with a strong position in key Pacific Northwest markets;

          (viii) the anticipated cost savings and operating efficiencies available to the combined institution from the Merger, including branch consolidation and integration of common systems (see "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE
     MERGER -- Business Operations");

          (ix) the expectation that the Merger will generally be a tax-free transaction to West One and its shareholders and will qualify for pooling-of-interests accounting treatment (see "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Accounting Treatment");

          (x) the West One Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger (see "THE MERGER -- Regulatory Approvals Required for the Merger"); and

          (xi) the effect of the Merger on West One's other constituencies, including its senior management and other employees and the communities served by West One, including the West One Board's awareness and assessment of the potential that a merger could be expected to provide West One employees, including senior management, with employment and other benefits (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER").

     The foregoing discussion of the information and factors considered by the West One Board is not intended to be exhaustive but is believed to include all material factors considered by the West One Board. In reaching its determination to approve and recommend the Merger, the West One Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     U. S. Bancorp. On May 5, 1995, the U. S. Bancorp Board of Directors (the "U. S. Bancorp Board") held a special meeting to give final consideration to the proposed Merger, the Merger Agreement, and the Option Agreements. At the meeting, members of U. S. Bancorp's senior management and its financial and legal advisers explained the proposed terms of the Merger Agreement and summarized the results of due diligence efforts for the directors. CS First Boston personnel gave a detailed explanation of the methodologies used in determining the fair value of West One and advised the U. S. Bancorp Board that, in the opinion of CS First Boston, as of that date, the consideration to be paid by U. S. Bancorp in the Merger was fair to U. S. Bancorp from a financial point of view. See "-- Opinions of Financial Advisers -- U. S. Bancorp." After discussion regarding the Merger and the other transactions contemplated by the Merger Agreement and consideration, among other things, of the matters set forth below, the U. S. Bancorp Board unanimously approved the Merger Agreement and the Option Agreements and the transactions contemplated thereby.

     THE U. S. BANCORP BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF U. S. BANCORP AND ITS SHAREHOLDERS. THE U. S. BANCORP BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In reaching its determination to adopt the Merger Agreement and recommend its approval by the U. S. Bancorp shareholders, the U. S. Bancorp Board considered a number of factors, including, without limitation, the following:

          (i) The U. S. Bancorp Board's knowledge and review of the financial condition, results of operations, and business operations and prospects of West One;

          (ii) The U. S. Bancorp Board's analysis of the banking industry environment, including the rapid consolidation and increasing nationwide competition in the banking and financial services industries and the need to respond proactively to industry trends;

          (iii) The U. S. Bancorp Board's belief that a combination with West One will enhance U. S. Bancorp's ability to effectively compete with larger out-of-region bank holding companies as well as other financial service providers and solidify its position as the premier financial institution headquartered in the Pacific Northwest;

          (iv) The opportunities to achieve increased market penetration in
     U. S. Bancorp's existing markets and to expand into West One's fast-growing market areas in Idaho and Utah;

          (v) The synergies afforded by the Merger to utilize West One's established distribution network to sell the broader range of products offered by U. S. Bancorp, particularly in the consumer market;

          (vi) The U. S. Bancorp Board's assessment that the combination will be of benefit in attaining U. S. Bancorp's performance goals announced March 16, 1994, to achieve return on equity of 19%, return on assets of 1.5% and an overhead ratio of 59% or less within three years;

          (vii) The possibility of achieving significant cost savings (see "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Business Operations") and operating efficiencies through the elimination of duplicate efforts, which, in the judgment of
     U. S. Bancorp's management and its financial advisers, based upon estimates of future earnings of the respective institutions (which are not materially different from earnings per share estimates for U. S. Bancorp and West One published by First Call; First Call is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors) and of the cost savings and other financial consequences of the Merger, is expected to be modestly dilutive to earnings in 1996 and then slightly accretive to earnings in 1997 and beyond, after recording a one time after-tax charge of $60 million in the fourth quarter of 1995 (the costs associated with the Merger in 1996 are not expected to be significant);

          (viii) The U. S. Bancorp Board's judgment that West One is a well-managed company and will be a superior merger partner as a result of the similarities of the two institutions in culture and commitment to the Northwest region;

          (ix) The U. S. Bancorp Board's evaluation of the financial terms of the Merger and their effect on the shareholders of U. S. Bancorp and the
     U. S. Bancorp Board's belief that such terms are fair to U. S. Bancorp and its shareholders, based in part on the financial presentations of CS First Boston regarding West One and the expression of CS First Boston's opinion as to the fairness to U. S. Bancorp of the consideration to be paid by U. S. Bancorp in the Merger (see "-- Opinions of Financial Advisers -- U. S. Bancorp");

          (x) The expectation that the Merger will be a tax-free transaction to
     U. S. Bancorp and will qualify for pooling-of-interests accounting treatment (see "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Accounting Treatment"); and

          (xi) The U. S. Bancorp Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

     The foregoing discussion of the information and factors considered by the
U. S. Bancorp Board is not intended to be exhaustive but is believed to encompass all material factors considered by the U. S. Bancorp Board. In reaching its determination to approve and recommend the Merger, the U. S. Bancorp Board did not assign any relative or specific weights to the factors considered, and individual directors may have given differing weights to different factors.

OPINIONS OF FINANCIAL ADVISERS

     West One. UBS Securities has rendered its written opinions to the West One Board, dated May 5, 1995 and dated the date of this Proxy Statement/Prospectus, to the effect that at the date of each such opinion the Exchange Ratio in the Merger (which was determined through arm's-length negotiations between U. S. Bancorp and West One) was fair, from a financial point of view, to the holders of West One Common Stock.

     The full text of the opinion of UBS Securities dated the date of this Proxy Statement/Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by UBS Securities, is attached as Appendix 2 to this Proxy Statement/Prospectus. Holders of West One Common Stock are urged to read this opinion in its entirety. UBS SECURITIES' OPINIONS ARE DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY WEST ONE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WEST ONE MEETING. The summary set forth in this Proxy Statement/Prospectus of the opinions of UBS Securities is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix 2.

     In connection with its opinion dated May 5, 1995, UBS Securities reviewed, among other things: (a) the Merger Agreement; (b) certain publicly available reports filed with the SEC by U. S. Bancorp and by West One; (c) certain other publicly available financial and other information concerning U. S. Bancorp and West One and the trading markets for the publicly traded securities of U. S. Bancorp and West One; (d) certain other internal information, including internal financial analyses, pro forma financial statements giving effect to the Merger and earnings estimates for U. S. Bancorp and West One of West One's management, discussed with UBS Securities for the purposes of its analysis; and (e) certain publicly available information with respect to banks and bank holding companies, the trading markets for their securities and the financial terms of certain other merger and acquisition transactions UBS Securities believed relevant to its inquiry. In connection with its opinion dated the date of this Proxy Statement/Prospectus, UBS Securities reviewed the foregoing as well as this Proxy Statement/Prospectus in substantially the form to be sent to West One's shareholders. UBS Securities also met with certain officers and representatives of U. S. Bancorp and West One regarding their past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as UBS Securities deemed relevant to its inquiry. No limitations were imposed by West One with respect to the investigations made or the procedures followed by UBS Securities in rendering its opinions. UBS Securities also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Each of UBS Securities' opinions is necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to UBS Securities through the date thereof.

     In conducting its review and arriving at its opinions, as contemplated under the terms of its engagement by West One, UBS Securities relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it or publicly available and did not assume any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, UBS Securities relied upon the management of West One as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such adjustments) and the reasonableness and achievability of the financial and operating estimates (and the assumptions and bases therefor) discussed with UBS Securities, and UBS Securities assumed that such estimates reflected the best currently available estimates and judgments of the management of West One and that such estimates would be realized in the amounts and in the time periods estimated by the management of West One. UBS Securities also assumed, without independent verification, that the aggregate allowances for credit losses for U. S. Bancorp and West One were adequate to cover such losses. UBS Securities did not make or obtain any evaluations or appraisals of the property of U. S. Bancorp or West One, nor did UBS Securities examine any individual loan files. UBS Securities was retained by the West One Board to express an opinion as to the fairness, from a financial point of view, to the holders of West One Common Stock of the Exchange Ratio. UBS Securities was not authorized to and did not solicit other indications of interest in acquiring West One. UBS Securities did not address West One's underlying business decision to proceed with the Merger and did not make any recommendation to the West One Board or to the shareholders of West One with respect to any approval of the Merger.

     In connection with rendering its opinions to the West One Board, UBS Securities performed a variety of financial analyses which are summarized below. UBS Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying UBS Securities' opinions. UBS Securities arrived at its ultimate opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. With respect to the comparable company analysis and bank merger transaction analysis summarized below, no public company utilized as a comparison is identical to U. S. Bancorp or West One and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The earnings estimates of the management of West One contained in or underlying UBS Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by UBS Securities was assigned a greater significance by UBS Securities than any other.

     UBS Securities discussed with the management of West One earnings estimates for each of U. S. Bancorp and West One. Neither U. S. Bancorp nor West One publicly discloses internal management estimates of the type provided to UBS Securities in connection with its review of the financial terms of the Merger. The estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those reflected in such estimates.

     The following is a brief summary of the analyses performed by UBS Securities in connection with its opinion dated May 5, 1995:

          (a) Proposed Combination Summary. UBS Securities analyzed the closing prices for the U. S. Bancorp Common Stock and West One Common Stock on May 3, 1995 (two trading days prior to the announcement of the Merger) of $27.500 and $27.438, as well as the Exchange Ratio of 1.47, resulting in value per share of West One Common Stock of $40.43, noting that the aggregate combination value was $1,611.9 million (based on 39,873,140 fully-diluted shares outstanding as of March 31, 1995, including shares of West One Common Stock owned by U. S. Bancorp and calculating the number of outstanding shares of West One Common Stock using the treasury stock method for outstanding stock options). UBS Securities noted that the Exchange Ratio represented a premium of 49.7% to the closing price of the West One Common Stock on April 26, 1995 (the trading day one week prior to May 3,
     1995) and 46.3% to the closing price of the West One Common Stock on April 3, 1995 (the trading day one month prior to May 3, 1995). UBS Securities also noted that, as a multiple of West One's fully diluted earnings per share, the Exchange Ratio, based on the price of U. S. Bancorp Common Stock on May 3, 1995, represented 14.2x earnings per share for the latest 12 months, 13.7x West One's earnings estimates per share for 1995 and 12.6x West One's earnings estimates per share for 1996. UBS Securities further noted that the Exchange Ratio represented a multiple of 2.00x West One's reported book value, 2.01x West One's fully diluted book value and 2.19x West One's fully diluted tangible book value, in each case at March 31, 1995. In addition, UBS Securities noted that the Exchange Ratio, based on the price of U. S. Bancorp Common Stock on May 3, 1995, represented a premium (defined as the total purchase price paid over tangible book value) to West One's total deposits and core deposits of 13.6% and 15.5%, respectively. UBS Securities observed that the current holders of West One Common Stock would own 37.4%, and the current holders of U. S. Bancorp Common Stock would own 62.6%, of the combined entity after giving effect to the Merger.

          (b) Analysis of Comparable Commercial Bank Combinations. UBS Securities analyzed 20 other commercial bank merger and acquisition transactions, excluding merger-of-equals transactions, involving consideration to shareholders of over $500 million for commercial banking institutions in the United States over the period from January 1, 1992 to May 3, 1995 and analyzed the subset of these transactions involving in-market acquisitions. The transactions analyzed were: Fleet Financial Group, Inc./Shawmut National Corporation; National Australia Bank/Michigan National Corporation; Boatmen's Bancshares, Inc./Worthen Banking Corporation; National Westminster Bancorp/Citizens First Bancorp; BankAmerica Corporation/Continental Bank Corporation; CoreStates Financial Corp./Independence Bancorp; Banc One Corporation/Liberty National Bancorp, Inc.; Marshall & Isley Corporation/Valley Bancorporation; Norwest Corporation/First United Bank Group; Banc One Corporation/FirsTier Financial Inc.; NationsBank Corp./MNC Financial Inc.; Bank of New York Company Inc./National Community Banks; First Bank System, Inc./Colorado National Bankshares; First Union Corporation/Dominion Bankshares Corporation; Banc One Corporation/Key Centurion Bancshares, Inc.; Barnett Banks, Inc./First Florida Banks, Inc.; Banc One Corporation/Valley National Corporation; Banc One Corporation/Team Bancshares, Inc.; NBD Bancorp, Inc./INB Financial Corporation; and KeyCorp/Puget

     Sound Bancorp. This analysis, which was based on publicly available financial information for the 12 months preceding the announcement of the relevant transaction, showed that the Exchange Ratio represented a multiple of: (i) 14.2x West One's latest 12 months' fully diluted earnings per share, compared to a high multiple of 47.1x, a median multiple of 16.5x and a low multiple of 6.7x for all U.S. transactions and a high multiple of 47.1x, a median multiple of 18.6x and a low multiple of 13.7x for all in-market transactions; (ii) 2.00x West One's reported book value, compared to a high multiple of 2.60x, a median multiple of 2.08x and a low multiple of 1.25x for all U.S. transactions and a high multiple of 2.49x, a median multiple of 2.13x and a low multiple of 1.40x for all in-market transactions; and (iii) 2.19x West One's fully diluted tangible book value, compared to a high multiple of 2.69x, a median multiple of 2.26x and a low multiple of 1.25x for all U.S. transactions and a high multiple of 2.69x, a median multiple of 2.24x and a low multiple of 1.50x for all in-market transactions. This analysis also showed that the Exchange Ratio represented a premium to the closing price of the West One Common Stock one week and one month, respectively, prior to announcement of the Merger, of 49.7% and 46.3%, respectively, compared to high premiums to market prices of 76.9% and 74.6%, respectively, median premiums to market prices of 23.9% and 36.8%, respectively, and low premiums to market prices of 9.0% and 16.0% respectively, for all U.S. transactions and high premiums to market prices of 76.9% and 74.6%, respectively, median premiums to market prices of 32.2% and 35.5%, respectively, and low premiums to market prices of 9.9% and 18.2%, respectively for all in-market transactions. With respect to premiums to core deposits in the transactions analyzed, this analysis showed that the Exchange Ratio represented a premium of 15.5% to core deposits, compared to a high premium to core deposits of 18.5%, a median premium to core deposits of 11.7% and a low premium to core deposits of 1.6% for all U.S. transactions and a high premium to core deposits of 14.1%, a median premium to core deposits of 12.5% and a low premium to core deposits of 1.6% for all in-market transactions. UBS Securities noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

          (c) Summary Pro Forma Financial Impact. UBS Securities summarized certain pro forma financial and market data for the combined institution, based on publicly available information available on May 3, 1995. UBS Securities noted that, giving effect to the Merger, at March 31, 1995 the pro forma combined market capitalization of the combined institution (based on stock prices as of May 3, 1995 and fully diluted shares outstanding as of March 31, 1995) would have been $4,311.1 million (compared to $1,094.0 million for West One and $2,699.2 million for U. S. Bancorp), the common equity of the combined institution would have been $2,426.7 million (compared to $745.8 million for West One and $1,680.9 million for U. S. Bancorp), the ratio of common equity to assets would have been 8.06% (compared to 8.61% for West One and 7.84% for U. S. Bancorp), the ratio of tangible common equity to tangible assets would have been 7.25% (compared to 7.92% for West One and 6.98% for U. S. Bancorp), the Tier 1 risk-based capital ratio would have been 8.85% (compared to 10.50% for West One and 8.31% for U. S. Bancorp) and the total risk-based capital ratio would have been 11.46% (compared to 12.51% for West One and 11.12% for U. S. Bancorp). UBS Securities also computed the increase in dividends payable by the combined institution attributable to a share of West One Common Stock of 65.3% for 1995, 63.0% for 1996, 60.8% for 1997, 58.6% for 1998 and 56.4%
     for 1999, as compared to dividends payable with respect to such share prior to the Merger, assuming a dividend payout rate by the combined institution that equals the current dividend payout rate of U. S. Bancorp. Neither West One nor U. S. Bancorp have indicated any intentions regarding payments of future dividends. UBS Securities assumed for purposes of its analysis, based on U. S. Bancorp's consistent historical practice of paying dividends equal to or greater than past dividends, that the combined institution would pay dividends equal to U. S. Bancorp's current dividend rate. UBS Securities also analyzed the changes in fully diluted book value per share from West One on a stand-alone basis, noting that such book value would increase by 32.1% in 1995, by 29.5% in 1996, by 30.4% in 1997, by 31.2% in
     1998, and by 31.9% in 1999. The calculation pursuant to which such book value changes were determined was made by comparing (i) the pro forma fully diluted book value attributable to 1.47 shares of common stock of the combined institution (the number of shares of common stock of the combined institution issuable in the Merger with respect to each share of West One Common Stock, giving effect to the Exchange Ratio) to (ii) the fully diluted book value of a share of West One Common Stock on a stand-alone basis, in each case based on pro forma projected results furnished to UBS by management of West One. The pro forma projected results utilized in determining book values for these periods were based upon estimates provided by management of West One. The estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such estimates.

          (d) Discounted Cash Flow Analysis. UBS Securities performed discounted cash flow analyses to determine the present value per share of West One Common Stock on both a stand-alone basis and on a pro forma basis giving effect to the Merger. For purposes of the stand-alone analysis, UBS Securities assumed growth rates for West One of 9.0% and 15.0%. For purposes of the pro forma combined analysis, UBS Securities assumed growth rates of 9.0% and 15.0% for West One and 7.5% for U. S. Bancorp. The purpose of these analyses was to show the possible impact of the Merger on the present value of a share of West One Common Stock as converted into
     1.47 shares of U. S. Bancorp Common Stock, on a pro forma combined basis giving effect to the Merger, as compared to the value of a share of West One Common Stock on a stand-alone basis. UBS Securities utilized discount rates ranging from 12.0% to 18.0% and terminal value multiples ranging from 8.0x to 14.0x to apply to forecasted earnings for 1999. These analyses showed a range of stand-alone present values per share of West One Common Stock from $18.00 to $37.10 assuming a growth rate of 9.0% per year for West One and from $21.07 to $43.51 assuming a growth rate of 15.0% per year for West One, as compared to a range of pro forma combined present values (giving effect to the Exchange Ratio of 1.47 shares of U. S. Bancorp Common Stock for each share of West One Common Stock) from $25.97 to $53.52 assuming a growth rate per year of 9.0% for West One and 7.5% for U. S. Bancorp and from $26.98 to $55.77 assuming a growth rate per year of 15.0% for West One and 7.5% for U. S. Bancorp. These analyses did not purport to be indicative of actual values or expected values of the shares of West One Common Stock before or U. S. Bancorp Common Stock after the Merger. UBS Securities noted that the discounted cash flow analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates.

          (e) Summary Contribution Analysis. UBS Securities computed the contribution to the combined entity's pro forma financial results for 1991, 1992, 1993, 1994, and the 12 months ended March 31, 1995 attributable to each of U. S. Bancorp and West One. The computation showed, among other things, that the average contribution, over the periods analyzed, for U. S. Bancorp and West One to the combined entity was approximately 74.3% and 25.7%, respectively, of net income, 75.8% and 24.2%, respectively, of net interest income (fully tax effected), 74.2% and 25.8%, respectively, of common equity, 72.8% and 27.2%, respectively, of total deposits, 75.5% and 24.5%, respectively, of total loans, 79.1% and 20.9%, respectively, of loan loss reserves, 74.5% and 25.5%, respectively, of total assets, and 73.6% and 26.4%, respectively, of market capitalization.

     The West One Board retained UBS Securities based upon the recognized experience and expertise of the senior officers of UBS Securities' financial institutions group. UBS Securities is an internationally recognized investment banking and advisory firm. UBS Securities, as part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. West One selected UBS Securities as its financial adviser because of its reputation and because of its substantial experience in transactions such as the Merger. In the ordinary course of business, UBS Securities actively trades the debt and equity securities of U. S. Bancorp and West One for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

     West One and UBS Securities have entered into a letter agreement, dated May 5, 1995 (the "UBS Engagement Letter"), relating to the services to be provided by UBS Securities in connection with the Merger. West One has agreed to pay UBS Securities' fees as follows: (i) $250,000, payable at the signing of the letter agreement (which has been paid); (ii) $1,000,000, payable promptly following the signing of the

Merger Agreement (which has been paid); (iii) $1,500,000, payable at the mailing of this Proxy Statement/Prospectus; and (iv) $2,250,000, contingent upon and payable at the closing of the Merger. In the UBS Engagement Letter, West One also has agreed to reimburse UBS Securities for the reasonable fees and disbursements of UBS Securities' counsel and all of UBS Securities' reasonable travel and other out-of-pocket expenses. Pursuant to an additional letter agreement dated May 5, 1995, West One also has agreed to indemnify UBS Securities against certain liabilities, including liabilities under the federal securities laws.

     In August 1995, U. S. Bancorp entered into an agreement engaging UBS Securities to render financial advisory and investment banking services to U. S. Bancorp in connection with the possible sale of certain operations of West One (or U. S. Bancorp) in connection with obtaining required regulatory approvals for the Merger. As compensation for such services, U. S. Bancorp will pay to UBS Securities $350,000 plus an additional fee based upon the amount of sale proceeds realized.

     Salomon. In consideration of financial services provided by Salomon Brothers Inc ("Salomon") to West One, Salomon will receive a fee of $1.5 million, contingent upon and payable at the closing of the Merger. Salomon was not asked to deliver, and did not deliver, a fairness opinion in connection with the Merger.

     U. S. Bancorp. U. S. Bancorp has retained CS First Boston Corporation ("CS First Boston") to act as its financial adviser in connection with the Merger. CS First Boston orally advised the U. S. Bancorp Board and later delivered to the Board its written opinions, dated May 5, 1995, and dated the date of this Proxy Statement/Prospectus, to the effect that, based upon and subject to the factors and assumptions set forth in such written opinions, and as of the date of each such opinion, the consideration to be paid by U. S. Bancorp in the Merger (which was determined through arm's-length negotiations between U. S. Bancorp and West
One) was fair to U. S. Bancorp from a financial point of view. No limitations were imposed by the U. S. Bancorp Board upon CS First Boston with respect to investigations made or procedures followed by CS First Boston in rendering its opinion.

     The full text of the opinion of CS First Boston dated the date of this Proxy Statement/Prospectus, which sets forth assumptions made, procedures followed, matters considered and limits on the review undertaken by CS First Boston, is attached hereto as Appendix 3. U. S. Bancorp shareholders are urged to read the opinion in its entirety. CS FIRST BOSTON'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY U. S. BANCORP IN THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE U. S. BANCORP MEETING. The summary of the opinions of CS First Boston set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion set forth in Appendix 3.

     In arriving at its opinions, CS First Boston (i) reviewed certain publicly available business and financial information relating to West One, including its most recent annual report and earnings release (and, for its opinion dated the date of this Proxy Statement/Prospectus, West One's most recent quarterly reports on Form 10-Q), (ii) reviewed certain other information, including earnings estimates, provided by West One and U. S. Bancorp, (iii) met with West One's and U. S. Bancorp's management to discuss the respective business and prospects of West One and U. S. Bancorp, (iv) considered certain financial and stock market data of West One and U. S. Bancorp, and compared that data with similar data for other publicly held companies in businesses similar to those of West One and U. S. Bancorp, (v) considered the financial terms of certain other business combinations which have recently been effected, and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

     CS First Boston has also relied upon the views of West One's and U. S. Bancorp's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided by West One and U. S. Bancorp relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of West One and U. S. Bancorp, and the extent of any branch or asset divestitures that may be made in order to obtain applicable regulatory approvals for the Merger.

     In connection with its review, CS First Boston has not assumed any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and has relied on its being complete and accurate in all material respects. With respect to the earnings estimates and financial forecasts referred to above, CS First Boston has assumed that they were reasonably based on the best currently available estimates and judgments of West One's and U. S. Bancorp's managements as to the future financial performance of West One and U. S. Bancorp. In addition, CS First Boston has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of West One or U. S. Bancorp, nor has CS First Boston been furnished with any such evaluations or appraisals.

     The following is a summary of the analyses CS First Boston utilized in arriving at its opinions as to the fairness of the consideration to be paid by
U. S. Bancorp in the Merger and that CS First Boston discussed with the U. S. Bancorp Board on May 5, 1995. CS First Boston arrived at its ultimate opinion based on the results of all of the analyses described below assessed as a whole and did not draw any specific conclusions from or with regard to any one method of analysis.

          Overview of West One. CS First Boston evaluated the positions and strengths of West One in certain lines of business, certain financial and operating information of West One (including historical net income, nonperforming assets, net charge-off ratios and the breakdown of the loan portfolio), and the stock market trading history of West One.

          West One Valuation Analysis. CS First Boston arrived at values for West One using three valuation methodologies: a comparable company analysis; an analysis of prices and terms of recent mergers and acquisitions involving comparable bank holding companies; and a dividend discount analysis. These methodologies are discussed below:

             Comparable Company Analysis. CS First Boston reviewed and compared certain financial, operating and market information of West One and
        U. S. Bancorp with the following eight publicly traded bank holding companies that it believed to be appropriate for comparison: Zions Bancorporation, Fourth Financial Corporation, First American Corporation, Commerce Bancshares, Star Banc Corporation, Compass Bancshares, Inc., First Tennessee National Corporation and First Security Corporation. Such companies were believed to be comparable in light of a combination of factors such as their size, relative performance, geographic location and/or types of business conducted generally. Such information included market valuation, profitability, asset quality, reserve coverage and capital ratios. Among the market price information compared were market price to book value, tangible book value and market price to earnings per share data for 1994 (actual), and to estimated earnings per share for 1995 and 1996. CS First Boston applied a 35% market premium to the comparable companies' trading valuation in order to approximate the control premium paid in selected historical bank acquisitions. The hypothetical range of values for West One derived from the analysis of the comparable companies' market price to earnings per share and earnings per share estimates and market price to book value and tangible book value, assuming a 35% market premium, ranged from approximately $39.00 to approximately $41.00 per share of West One Common Stock. The book values used in the analysis were as of March 31, 1995, and the market information used in the analysis was as of May 3, 1995. Earnings per share estimates were based on First Call estimates as of April 28, 1995. First Call is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. The value per share of West One Common Stock implied by the 1.47 Exchange Ratio and U. S. Bancorp's Common Stock price of $26.75 on Friday, May 5, 1995, the last trading day prior to the announcement of the Merger, was $39.32. This value is within the hypothetical range of values derived by the foregoing comparable company analysis and, therefore, supports CS First Boston's opinion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view.

             Comparable Merger and Acquisition Analysis. Using publicly available information, CS First Boston analyzed the prices and multiples paid in 18 recent transactions for bank holding companies, excluding transactions considered mergers of equals, with transaction values greater than $500 million and announced between January 1, 1992 and May 5, 1995. The transactions analyzed were Fleet Financial Group, Inc./Shawmut National Corporation; National Australia Bank/Michigan National

        Corporation; Boatmen's Bancshares, Inc./Worthern Banking Corporation; National Westminster Bancorp/Citizens First Bancorp; BankAmerica Corporation/Continental Bank Corporation; CoreStates Financial Corp./Independence Bancorp; Banc One Corporation/Liberty National Bancorp, Inc.; Marshall & Isley Corporation/Valley Bancorporation; NationsBank Corp./MNC Financial Inc.; Bank of New York Company Inc./National Community Banks; First Bank System, Inc./Colorado National Bankshares; First Union Corporation/Dominion Bankshares; Bank One Corporation/Key Centurion Bankshares, Inc.; Barnett Banks, Inc./First Florida Banks, Inc.; Bank One Corporation/Valley National Corporation; Bank One Corporation/Team Bancshares, Inc.; NBD Bancorp/INB Financial Corporation; and KeyCorp/Puget Sound Bancorp. CS First Boston compared the prices and multiples paid in those 18 transactions to multiples of book value, earnings per share, assets, deposits and market value implied by the Exchange Ratio. Based on the market values of U. S. Bancorp Common Stock and West One Common Stock as of May 3, 1995, the analysis yielded a range of transaction values to market values of approximately 1.16x to 1.75x and a mean transaction value to market value of 1.39x, a mean transaction value to last-twelve-month earnings of 15.42x, book value multiples of approximately 1.25x to 2.60x and a mean transaction value to book value of 2.02x, a range of transaction values to assets of 8.04% to 20.04% and a mean transaction value to assets of 15.30%, a range of deposit premiums of 1.57% to 14.13% and a mean deposit premium of 10.69%, and a range of transaction values to tangible book value of 1.25x to 2.69x and a mean transaction value to tangible book value of 2.17x. The hypothetical range of values derived from the analysis of the foregoing comparable transactions' data ranged from approximately $38.00 to approximately $40.00 per share of West One Common Stock. The value per share of $39.32 for West One Common Stock implied by the 1.47 Exchange Ratio and the $26.75 U. S. Bancorp May 5, 1995 Common Stock price is within the hypothetical range of values and, therefore, supports CS First Boston's opinion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view.

             No company used in the comparable company analysis is identical to
        U. S. Bancorp or West One and no transaction used in the comparable merger and acquisition analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

             Dividend Discount Analysis. The stand-alone valuation of West One was estimated by adding (i) the present value of future dividend streams that West One could produce over a five-year period from March 1995 through the year 2000 and (ii) the present value of West One's estimated 2000 terminal value. CS First Boston prepared this analysis based on financial estimates of the management of West One, as adjusted to reflect discussions with the management of U. S. Bancorp and publicly available projections published by First Call. CS First Boston also assumed the distribution by way of dividends of all earnings in excess of those required to maintain a 7% tangible equity ratio. Based on that analysis, CS First Boston estimated that West One's net income for the period from 1995 through 2000 would grow at an average annual rate of approximately 11.6% before taking into account the projected cost savings described below. Due to the inherent uncertainty involved in preparing any estimates of future performance, actual results could vary significantly from such estimates. As stated above, CS First Boston has not assumed any responsibility for independent verification of information provided to or otherwise reviewed by it, and has assumed that financial estimates have been reasonably based on the best currently available business judgment of West One's and U. S. Bancorp's managements as to the future financial performance of West One and U. S. Bancorp. The terminal value of West One's common equity at the end of the five-year period was estimated by applying a range of multiples (from 8.0x to 9.0x) to West One's estimated terminal year earnings. Earnings were estimated assuming West One performed in accordance with estimated results of operations and certain variations thereof. The dividend streams and terminal values were discounted to present values using a range of discount rates (from 14% to

        16%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of West One's common equity. The hypothetical maximum value of West One to U. S. Bancorp was determined by adding the range of stand-alone valuations of West One to the present value of annual after-tax cost savings (estimated by management of U. S. Bancorp to aggregate $84 million pre-tax in 1995 dollars, of which 65% is estimated to be realized by 1996 and 100% by
        1997), net of Merger expenses expected to be recorded in 1995 (estimated by management of U. S. Bancorp to be approximately $60 million), resulting in a range of approximately $39.00 to $46.00 per share of West One Common Stock. This valuation method allocates all of the cost savings to West One's value, even though West One could not generate those values as an independent concern. The value per share of $39.32 for West One Common Stock implied by the 1.47 Exchange Ratio and the $26.75 U. S. Bancorp May 5, 1995 Common Stock price is within the hypothetical range of values derived by the foregoing dividend discount analysis and, therefore, supports CS First Boston's opinion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view.

          Analysis of Combined Company. CS First Boston evaluated the deposit market share for each of U. S. Bancorp, West One and the combined company in Oregon, Washington, Nevada, Idaho, Utah and California and certain pro forma loan portfolio, capitalization and credit quality data for West One,
     U. S. Bancorp and the combined company. CS First Boston analyzed the contribution of each of U. S. Bancorp and West One to the assets, market value, tangible common equity, nonperforming assets and net income of the combined company. Based on March 31, 1995 financial information, at such date, pro forma assets would be $30,096 million; pro forma loans would be $21,778 million; pro forma deposits would be $21,693 million, and pro forma common equity would be approximately $2,427 million. The Merger would have increased U. S. Bancorp's March 31, 1995 assets, loans, deposits and common equity by approximately 40%, 39%, 40% and 44%, respectively. On a pro forma basis, 1994 net income would have been $254.7 million with relative contributions of approximately 59% from U. S. Bancorp and 41% from West One. As of March 31, 1995, the Merger would have the following pro forma effects on U. S. Bancorp's financial ratios: common equity/assets would increase from 7.84% to 8.06%; loans/deposits would decrease from 105.7% to 100.4%; and reserves/non-performing loans would increase from 195.3% to 222.7%. CS First Boston also analyzed each of U. S. Bancorp's, West One's and the combined company's position within the industry (based on market value, assets, tangible common equity and profitability). The foregoing evaluation and analyses indicated where the combined company would rank statistically relative to other banks in terms of the data analyzed, and indicated certain contributions being made by U. S. Bancorp and West One. CS First Boston believes that the analysis described above supports its conclusion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view since the relative contributions to combined assets, loans, deposits, equity and net income of each company are approximately consistent with pro forma ownership.

          Projected Cost Savings. Cost savings estimated to result from the Merger (see "BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS OF
     U. S. BANCORP FOLLOWING THE MERGER -- Business Operations") were compared to cost savings projected in certain recent comparable transactions. Those transactions included Fleet Financial Group, Inc. and Shawmut National Corporation, Chemical Banking Corporation and Manufacturers Hanover Corporation, Society Corporation and Ameritrust Corporation, BankAmerica Corporation and Security Pacific Corporation, Comerica Incorporated and Manufacturer's National Corporation, First Bank System, Inc. and Colorado National Bancshares, KeyCorp and Society Corporation, Barnett Banks, Inc. and First Florida Banks, Inc. and First Union Corporation and First American Metro Corporation. The comparison included cost savings projected as a percentage of noninterest expense. The cost savings as a percentage of the acquired company's non-interest expense projected in the above referenced transactions ranged from 9% to 40%, with an average of 31%.
     U. S. Bancorp and West One managements have estimated cost savings of approximately $84 million, which represents approximately 23% of West One's 1995 estimated non-interest expense. CS First Boston believes the above analysis supports its opinion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view since the estimated percentage of cost savings to be realized in the Merger is within the range of projected cost savings announced in the comparable transactions.

          Pro Forma Merger Analysis. CS First Boston used the 1.47 Exchange Ratio in analyzing estimates of the combined company's earnings per share. CS First Boston's method of analysis indicated that the Merger would be modestly dilutive to U. S. Bancorp's estimated earnings per share for 1996 and would be slightly accretive to U. S. Bancorp's estimated earnings per share for all periods analyzed after 1996. The accretion to estimated earnings per share projected to arise from the Merger, after the initial dilution, supports CS First Boston's conclusion that the Exchange Ratio is fair to U. S. Bancorp from a financial point of view. This analysis is based on a number of assumptions including U. S. Bancorp management's estimates of expected cost savings. The actual results achieved by the combined company will vary from the estimated results and the variations may be material. CS First Boston did not analyze the effect of the Merger on West One's estimated earnings per share.

     The summary set forth above does not purport to be a complete description of the analyses underlying CS First Boston's opinions or presentation to the
U. S. Bancorp Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each methodology utilized by CS First Boston that resulted in an implied range of value for West One supported CS First Boston's opinion that the consideration to be paid by U. S. Bancorp in the Merger was fair to U. S. Bancorp from a financial point of view. However, in arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinions.

     In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of U. S. Bancorp or West One. The analyses performed by CS First Boston are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of CS First Boston's analysis of the fairness of the consideration to be paid by U. S. Bancorp in the Merger to U. S. Bancorp and were provided to the U. S. Bancorp Board in connection with the delivery of CS First Boston's opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, CS First Boston's opinion and presentation to the U. S. Bancorp Board was one of many factors taken into consideration by the U. S. Bancorp Board in making its determination to approve the Merger Agreement. Consequently, the CS First Boston analyses described above should not be viewed as determinative of the
U. S. Bancorp Board's or U. S. Bancorp management's opinion with respect to the value of West One or of whether the U. S. Bancorp Board or U. S. Bancorp management would have been willing to agree to a different exchange ratio.

     The U. S. Bancorp Board retained CS First Boston based upon CS First Boston's experience and expertise and its familiarity with U. S. Bancorp. CS First Boston is an internationally recognized investment banking and advisory firm. CS First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Representatives of U. S. Bancorp first contacted representatives of CS First Boston to retain CS First Boston as U. S. Bancorp's financial adviser in connection with the Merger in March of 1995. In the past, CS First Boston and its affiliates have provided financial advisory or financing services to U. S. Bancorp and have received customary fees for the rendering of these services. The services provided by CS First Boston to U. S. Bancorp consisted of customary financing services in connection with participation in underwriting syndicates and financial advisory services relating to possible mergers and acquisitions. The fees received by CS First Boston for such services since January 1, 1993, totaled $445,432. In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of both U. S. Bancorp and West One for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated March 17, 1995, between U. S. Bancorp and CS First Boston, U. S. Bancorp will pay CS First Boston a fee of $400,000 upon the mailing of this Proxy Statement/Prospectus and an additional $800,000 contingent upon the affirmative vote of West One's shareholders approving the Merger. In addition, U. S. Bancorp will pay CS First Boston, only in the event the Merger is consummated, a transaction fee equal to .222% times the aggregate consideration paid in the Merger, less the fees totaling $1,200,000 described above. Aggregate consideration is defined as the total fair market value at the Effective Time of all consideration paid or payable, or otherwise distributed, directly or indirectly, to West One and its shareholders in connection with the Merger. Based on the market value of U. S. Bancorp shares at the time the Merger was announced, the fees to be paid to CS First Boston are estimated to total approximately $3.375 million. The letter agreement with CS First Boston provides that U. S. Bancorp will indemnify CS First Boston against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

                                   THE MERGER
GENERAL

     The Boards of Directors of U. S. Bancorp and West One have adopted the Merger Agreement, which provides for the Merger at the Effective Time, with
U. S. Bancorp as the surviving corporation. With certain limited exceptions described below, each share of West One Common Stock outstanding at the Effective Time will be converted into the right to receive 1.47 shares of U. S. Bancorp Common Stock. Shares of U. S. Bancorp Common Stock and U. S. Bancorp Preferred Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger.

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal terms of the Merger Agreement and the Option Agreements. The Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix 1, is hereby incorporated herein by reference. All shareholders of U. S. Bancorp and West One are urged to read the Merger Agreement in its entirety.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Idaho Business Corporation Act ("Idaho law") and the Oregon Business Corporation Act ("Oregon law"), at the Effective Time, West One will merge with and into U. S. Bancorp. U. S. Bancorp will be the surviving corporation in the Merger, and will continue its corporate existence under Oregon law. At the Effective Time, the separate corporate existence of West One will terminate. The articles of incorporation and bylaws of U. S. Bancorp, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the surviving corporation.

CONVERSION OF WEST ONE COMMON STOCK; TREATMENT OF WEST ONE STOCK OPTIONS AND CONVERTIBLE DEBENTURES

     At the Effective Time of the Merger, each share of West One Common Stock outstanding, other than shares held in West One's treasury or held by U. S. Bancorp or West One or any subsidiary of either (except in both cases for shares held directly or indirectly in trust accounts or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into the right to receive 1.47 shares (the "Exchange Ratio") of U. S. Bancorp Common Stock; provided, however, that each share of West One Common Stock as to which a dissenting shareholder has taken the actions required by Section 30-1-81 of the Idaho law shall be treated in accordance with the provisions of that section. See "-- West One Dissenters' Appraisal Rights."

     West One's obligation to consummate the Merger is not conditioned upon
U. S. Bancorp Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Exchange Ratio is fixed and because the market price of U. S. Bancorp Common Stock is subject to fluctuation, the value of the shares of U. S. Bancorp Common Stock that holders of West One Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     Each outstanding share of West One Common Stock owned by U. S. Bancorp or its subsidiaries or by West One or its subsidiaries (other than Trust Account Shares or DPC Shares) will be canceled at the Effective Time and shall cease to exist, and no U. S. Bancorp Common Stock or other consideration will be delivered in exchange therefor. All shares of U. S. Bancorp Common Stock that are owned by West One or any subsidiary will become authorized but unissued stock of U. S. Bancorp.

     Each stock option to acquire West One Common Stock granted under West One's Executive Incentive Program or its 1991 Performance and Equity Incentive Plan (together, the "West One Stock Plans") that is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase U. S. Bancorp Common Stock. Such options will continue to be governed by the terms of the West One Stock Plans, which will be assumed by U. S. Bancorp. The number of shares of U. S. Bancorp Common Stock covered by a converted stock option shall be equal to the product of the number of shares of West One Common Stock covered by the option multiplied by the Exchange Ratio, rounded down to the nearest share. The exercise price per share of U. S. Bancorp Common Stock subject to the stock option will be equal to the exercise price per share of West One Common Stock under the option, divided by the Exchange Ratio, rounded up to the nearest cent. Each outstanding stock option under the West One Stock Plans will, pursuant to the terms of the related option agreements, automatically become vested and fully exercisable upon consummation of the Merger. The duration and other terms of each converted option shall otherwise be substantially the same as the original option to purchase West One Common Stock.

     The Merger Agreement provides that, at the Effective Time, the right of each holder of West One's 7 3/4% Convertible Subordinated Debentures Due 2006 (the "Convertible Debentures") to receive West One Common Stock will be converted into the right to receive U. S. Bancorp Common Stock. However, in accordance with its previous intentions, West One has called the Convertible Debentures for redemption, and no Convertible Debentures are expected to remain outstanding at the Effective Time.

     Shares of U. S. Bancorp Common Stock and U. S. Bancorp Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     West One. At or prior to the Effective Time, U. S. Bancorp will deposit, or cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of certificates of West One Common Stock, certificates representing the shares of U. S. Bancorp Common Stock and the cash in lieu of any fractional shares (such certificates for shares of U. S. Bancorp Common Stock and the cash in lieu of any fractional shares, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") to be issued pursuant to the Merger Agreement in exchange for outstanding shares of West One Common Stock.

     As soon as is practicable after the Effective Time, and in no event later than five business days after receipt by U. S. Bancorp of a list of shareholders of record of West One as of the Effective Time, a form of transmittal letter will be mailed by the Exchange Agent to the holders of West One Common Stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing West One Common Stock.

     WEST ONE STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL A LETTER OF TRANSMITTAL IS RECEIVED FOLLOWING THE EFFECTIVE TIME.

     Until the certificates representing West One Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to the U. S. Bancorp Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of West One of shares of West One Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of West One Common Stock are presented after the Effective Time, they will be canceled and exchanged for certificates representing the applicable shares of U. S. Bancorp Common Stock.

     No fractional shares of U. S. Bancorp Common Stock will be issued to any holder of West One Common Stock upon consummation of the Merger. For each fractional share that would otherwise be issued, U. S. Bancorp will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of U. S. Bancorp Common Stock on the NASDAQ National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

     Any holder of West One Common Stock who dissents from the Merger and demands payment for such stock in accordance with Section 30-1-81 of the Idaho law will be paid for such stock in accordance with Section 30-1-81.

     Neither U. S. Bancorp nor West One nor any other person will be liable to any former holder of West One Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If a certificate for West One Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon the making of an affidavit of the loss, theft, or destruction of such certificate by the person claiming such loss, theft, or destruction, and, if required by U. S. Bancorp, the posting by such person of a bond in such amount as U. S. Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to the loss, theft, or destruction of such certificate.

     For a description of the differences between the rights of the holders of
U. S. Bancorp capital stock and West One capital stock, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

     U. S. Bancorp. Shares of U. S. Bancorp Common Stock and U. S. Bancorp Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

EFFECTIVE TIME

     The Effective Time will be as set forth in the articles of merger (the "Articles of Merger") that will be filed with the Secretary of State of the State of Oregon and the Secretary of State of the State of Idaho, in each case on the closing date of the Merger (the "Closing Date"). The Closing Date will occur on a date to be specified by the parties which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in
Article VII of the Merger Agreement. The Merger is presently expected to be consummated during the last quarter of 1995, subject to the receipt of regulatory approvals and the satisfaction of other conditions. The consummation of the Merger could be delayed as a result of delays in obtaining the necessary regulatory approvals. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before April 30, 1996, the Merger Agreement may be terminated by either U. S. Bancorp or West One, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger".

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of U. S. Bancorp and West One as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party; (iv) the compliance of the Merger Agreement with (A) the articles of incorporation and bylaws of each party, (B) applicable law, and (C) certain material agreements; (v) governmental and third party approvals; (vi) the timely filing of required regulatory reports; (vii) each party's financial statements and filings with the SEC; (viii) the absence of certain changes in each party's business since December 31, 1994; (ix) the absence of material legal proceedings; (x) the filing and accuracy of each party's tax returns; (xi) each party's employee benefit plans and related matters; (xii) each party's compliance with applicable law; (xiii) the absence of material defaults under certain contracts; (xiv) agreements between each party and regulatory agencies;
(xv) the absence of undisclosed liabilities; (xvi) the inapplicability to the Merger of the Idaho or Oregon takeover laws; (xvii) pooling-of-interests accounting treatment; and (xviii) interest rate risk management arrangements.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Pursuant to the Merger Agreement, prior to the Effective Time West One has agreed to, and to cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would adversely affect or delay the ability of either U. S. Bancorp or West One to obtain any necessary governmental or regulatory approvals required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the West One Option Agreement.

     U. S. Bancorp and West One have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. U. S. Bancorp and West One have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger. U. S. Bancorp and West One have also agreed, subject to the terms and conditions of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries and to consummate the Merger. U. S. Bancorp also agreed to cause the shares of U. S. Bancorp Common Stock to be issued in the Merger to be approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

     Each of U. S. Bancorp and West One has further agreed to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel to the other party, subject to the restrictions set forth in the Merger Agreement.

     Except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the West One Option Agreement, West One has agreed that, without the prior written consent of U. S. Bancorp, it will not, and will not permit any of its subsidiaries to, among other things:

          (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of West One or any of its subsidiaries to West One or any of its subsidiaries or fund redemption of debentures or repurchases of stock related thereto), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any individual, corporation or other entity, or make any loan or advance;

          (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of the rate being paid at the date of the Merger Agreement as such rate may be increased at times and in amounts as are consistent with past practice, and except for dividends paid by any of the wholly-owned subsidiaries of West One or any of their wholly-owned subsidiaries); or issue any additional shares of capital stock except pursuant to (A) the exercise of stock options outstanding as of the date of the Merger Agreement, (B) the West One Option Agreement, (C) the West One Rights Agreement, (D) conversion of the Convertible Debentures, or
     (E) the West One Dividend Reinvestment and Stock Purchase Plan until such plan is terminated;

          (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement;

          (iv) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

          (v) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (vi) increase in any manner the compensation or fringe benefits of any of its employees other than increases for employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than amendments required to comply with applicable legal requirements or accelerate the vesting of any stock options or other stock-based compensation;

          (vii) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and West One will promptly notify U. S. Bancorp of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or unless West One shall have determined based upon the written advice of counsel that fiduciary duties under applicable law require otherwise, participate in any negotiations concerning or otherwise facilitate any such transaction;

          (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (ix) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that nothing contained in the Merger Agreement will limit the ability of West One to exercise its rights under the U. S. Bancorp Option Agreement;

          (x) amend its articles of incorporation or its bylaws;

          (xi) other than in prior consultation with U. S. Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (xii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

          (xiii) agree to, or make any commitment to, take any of the actions listed above.

     Except as expressly contemplated by the Merger Agreement or the U. S. Bancorp Option Agreement, U. S. Bancorp has agreed that without the prior written consent of West One it will not, and will not permit any of its subsidiaries to, among other things:

          (i) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as U. S. Bancorp from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned subsidiaries or any of their wholly owned subsidiaries);

          (ii) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement shall limit the ability of Bancorp to exercise its rights under the West One Option Agreement;

          (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law;

          (iv) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under the Merger Agreement or the
     U. S. Bancorp Option Agreement;

          (v) amend its articles of incorporation except with respect to the establishment of one or more series of preferred stock; or

          (vi) agree to, or make any commitment to, take any of the actions listed above.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

          (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by the respective requisite affirmative votes of the holders of U. S. Bancorp Common Stock and West One Common Stock entitled to vote thereon;

          (ii) the shares of U. S. Bancorp Common Stock that are to be issued to West One shareholders upon consummation of the Merger shall have been authorized for listing on the NASDAQ National Market System, subject to official notice of issuance;

          (iii) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained without the imposition of any conditions that are, in U. S. Bancorp's reasonable judgment, unduly burdensome and shall remain in full force and effect and all statutory waiting periods with respect to such approvals shall have expired (the "Requisite Regulatory Approvals"), and all other material consents of any third party required in connection with the consummation of the Merger shall have been obtained; provided that, for purposes of this condition, a divestiture required as a condition to any regulatory approval shall not be deemed unduly burdensome if consistent with the recent practices of the Federal Reserve Board and the United States Department of Justice;

          (iv) the registration statement of which this Proxy
     Statement/Prospectus forms a part shall have become effective and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

          (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal consummation of the Merger;

          (vi) U. S. Bancorp shall have received an opinion of Miller, Nash, Wiener, Hager & Carlsen, counsel to U. S. Bancorp, and West One shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to West One, in form and substance reasonably satisfactory to U. S. Bancorp and West One, each dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly (A) no gain or loss will be recognized by
     U. S. Bancorp or by West One as a result of the Merger; (B) no gain or loss will be recognized by the shareholders of West One who exchange their West One Common Stock for U. S. Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in U. S. Bancorp Common Stock); and (C) the tax basis of the U. S. Bancorp

     Common Stock received by shareholders who exchange all of their West One Common Stock solely for U. S. Bancorp Common Stock in the Merger will be the same as the tax basis of the West One Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (see "-- Certain Federal Income Tax Consequences");

          (vii) U. S. Bancorp and West One each shall have received letters from Deloitte & Touche LLP and Coopers & Lybrand L.L.P., respectively, addressed to U. S. Bancorp and West One, respectively, to the effect that the Merger will qualify for pooling-of-interests accounting treatment;

          (viii) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made at the Effective Time;

          (ix) each party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and

          (x) the rights issued pursuant to the West One Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of each such agreement (see "-- The West One Rights Agreement").

     No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before April 30, 1996, the Merger Agreement may be terminated by either U. S. Bancorp or West One, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     U. S. Bancorp and West One have agreed to use their reasonable best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board and various state regulatory authorities. U. S. Bancorp filed a preliminary draft application for approval of the Merger with the Federal Reserve Board on July 3, 1995. The parties intend to file additional required information and applications for Requisite Regulatory Approvals in due course. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance as to when or if such Requisite Regulatory Approvals will be obtained and, if obtained, there can be no assurance as to the absence of any conditions or requirements in such approvals or any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice ("Justice Department") or any state attorney general will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the outcome.

     U. S. Bancorp and West One are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such approvals or actions will be obtained.

     Federal Reserve Board. The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the BHCA. Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the Justice Department may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Justice Department this waiting period may be reduced to not less than 15 days.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:

          (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

          (ii) may have the effect in any area of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of U. S. Bancorp and West One, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of U. S. Bancorp and West One in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. All of the banking subsidiaries of both U. S. Bancorp and West One have received a rating of either "satisfactory" or "outstanding" in their most recent CRA examinations by their respective supervising banking regulator.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain sections of which will become effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in a particular state. This provision is not applicable, however, if the acquisition is approved by the appropriate state bank supervisor of such state and the standard on which such approval is based does not have the effect of discriminating against out-of-state banks, out-of-state bank holding companies, or subsidiaries of such out-of-state banks or bank holding companies. As of the date of this Proxy Statement/Prospectus, the above provision, when effective, would be applicable to the proposed Merger as a result of West One's control of more than 30% of the total amount of deposits of insured depository institutions in the state of Idaho. As discussed below under "-- State Regulatory Requirements," the Merger is subject to the approval of the bank regulatory agency in Idaho.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by U. S. Bancorp for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

     The commencement of an antitrust action by the Justice Department would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Justice Department could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Justice Department could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. The Justice Department is likely to examine the impact of the Merger on competition for loans to small and middle market businesses. Failure of the Justice Department to object to the Merger may not prevent the filing of antitrust actions by state attorneys general.

     Using the above standards, U. S. Bancorp and West One expect that the Federal Reserve Board or the Justice Department will request that U. S. Bancorp and/or West One divest certain operations in order to alleviate what such agencies believe would otherwise be an adverse competitive effect. At present, only preliminary discussions with regulatory authorities have taken place and the amount of divestitures cannot be determined until further discussions with the Federal Reserve Board and the Justice Department are held; accordingly, as of the date of this Proxy Statement/Prospectus, neither U. S. Bancorp nor West One can predict with any assurance what the aggregate amount of any such divestitures may be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, U. S. Bancorp and West One believe, based on divestitures required in recent comparable transactions, that the aggregate amount and financial impact of divestitures should not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. Under the Merger Agreement, U. S. Bancorp and West One are not obligated to consummate the Merger if any Requisite Regulatory Approval is subject to the imposition of any conditions that are unduly burdensome in U. S. Bancorp's reasonable judgment. A divestiture required as such a condition shall not be considered unduly burdensome if consistent with guidelines, policies and practices of the Federal Reserve Board and Justice Department regarding the merger of bank holding companies that have been utilized in transactions that had recently been reviewed prior to the date of the Merger Agreement.

     U. S. Bancorp's and West One's rights to exercise their respective options under the Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the Option Agreements would result in U. S. Bancorp or West One, as the case may be, owning more than 5% of the outstanding shares of West One Common Stock or U. S. Bancorp Common Stock, respectively. In considering whether to approve U. S. Bancorp's or West One's right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of West One Common Stock or U. S. Bancorp Common Stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

     State Regulatory Requirements. The Merger is also subject to approval by the bank regulatory agencies in the states of Idaho, Oregon, Utah and Washington. In addition, the Merger may be reviewed by the attorneys general in the various states in which West One and U. S. Bancorp own banking subsidiaries. Certain requested information about the potential effects of the Merger is being provided to the attorney general of the state of Washington. There can be no assurance that one or more state attorneys general will not file an antitrust action to enjoin the Merger or that West One and U. S. Bancorp will not agree to divest assets and liabilities or take other actions to avoid or settle any such action.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder which, at the Effective Time, already owns some U. S. Bancorp capital stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired West One Common Stock pursuant to an employee stock option, or exercises some form of control over West One. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each West One shareholder is advised to consult a tax adviser as to the specific tax consequences of the transaction to that shareholder. The following discussion is based on the Code as in effect on the date of this Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of West One Common Stock.

     The Merger. U. S. Bancorp has received the opinion of Miller, Nash, Wiener, Hager & Carlsen, its outside general counsel, and West One has received the opinion of Wachtell, Lipton, Rosen & Katz, its special counsel, to the effect that for federal income tax purposes:

          (i) no gain or loss will be recognized by U. S. Bancorp or by West One as a result of the Merger;

          (ii) no gain or loss will be recognized by shareholders upon their exchange of West One Common Stock for U. S. Bancorp Common Stock, except that a West One shareholder who receives cash proceeds in lieu of a fractional share interest in U. S. Bancorp Common Stock or a shareholder exercising dissenters' rights under Section 30-1-81 of the Idaho Act who receives cash instead of U. S. Bancorp Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest or the holder's tax basis in the dissenting shares, as the case may be, and such gain or loss will constitute capital gain or loss if such shareholder's West One Common Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

          (iii) the tax basis of the U. S. Bancorp Common Stock received by a West One shareholder who exchanges his or her West One Common Stock for
     U. S. Bancorp Common Stock will be the same as such shareholder's tax basis in the Common Stock surrendered in exchange therefor; and

          (iv) the holding period of the U. S. Bancorp Common Stock received by a West One shareholder will include the period during which the West One Common Stock surrendered in exchange therefor was held (provided that such West One Common Stock was held by such West One shareholder as a capital asset at the Effective Time).

     Such opinions have been filed as exhibits to the Registration Statement. Receipt of substantively the same opinion by each party from its respective legal counsel, each dated as of the Effective Time, is a non-waivable condition to consummation of the Merger. The opinions filed as exhibits to the Registration Statement are, and the opinions to be given as of the Effective Time will be, based on certain customary assumptions and representations set forth therein.

     Information Reporting and Backup Withholding. Payments in respect of West One Common Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a West One shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to U. S. Bancorp and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of West One Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of U. S. Bancorp Common Stock by exchanging their shares for shares of U. S. Bancorp Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of West One as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of U. S. Bancorp and no goodwill will be created. U. S. Bancorp will be able to include in its consolidated income the consolidated income of West One for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by U. S. Bancorp as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding West One Common Stock must be exchanged for U. S. Bancorp Common Stock.

     U. S. Bancorp and West One will each receive, at or prior to the Effective Time, an opinion from its independent public accountants to the effect that the proposed Merger will qualify for pooling-of-interests accounting treatment.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of West One:

          (i) by mutual consent of U. S. Bancorp and West One in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (ii) by the Board of Directors of either U. S. Bancorp or West One if any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (iii) by the Board of Directors of either U. S. Bancorp or West One if the Merger shall not have been consummated on or before April 30, 1996, unless the failure of the Effective Time of the Merger to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

          (iv) by the Board of Directors of either U. S. Bancorp or West One (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time; or

          (v) by either U. S. Bancorp or West One if U. S. Bancorp or West One shareholder approvals have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournment or postponement thereof.

     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the costs and expenses of printing and mailing this Proxy Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by
U. S. Bancorp and West One.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Waiver. At any time prior to the Effective Time, U. S. Bancorp and West One, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
(iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement. After approval by the shareholders of West One and U. S. Bancorp of the Merger Agreement, in the event the companies contemplate a waiver of a provision of the Merger Agreement of the type which by law may not be made without approval of the shareholders of either or both companies, West One or U. S. Bancorp or both, as may be required by law, will resolicit proxies from each company's respective shareholders to obtain such approval. In the event that the companies contemplate a waiver as to the form or amount of consideration that is required to be received by West One shareholders in the Merger pursuant to the Merger Agreement, West One will resolicit proxies from its shareholders to obtain approval for such waiver.

     Amendment. Subject to compliance with applicable law, the Merger Agreement may be amended by U. S. Bancorp and West One by action taken or authorized by their respective Boards of Directors, at any time. After approval by the shareholders of West One and U. S. Bancorp of the Merger Agreement, in the event the companies contemplate an amendment to a provision of the Merger Agreement of the type which by law may not be made without approval of the shareholders of either or both companies, West One or U. S. Bancorp or both, as may be required by law, will resolicit proxies from each company's respective shareholders to obtain such approval. In the event that the companies contemplate an amendment as to the form or amount of consideration that is required to be received by West One shareholders in the Merger pursuant to the Merger Agreement, West One will resolicit proxies from its shareholders to obtain approval for such amendment.

U. S. BANCORP AND WEST ONE STOCK OPTION AGREEMENTS

     U. S. Bancorp executed and delivered the U. S. Bancorp Option Agreement, pursuant to which U. S. Bancorp granted to West One the U. S. Bancorp Option. At the same time, West One executed and delivered the West One Option Agreement, pursuant to which West One granted to U. S. Bancorp the West One Option. The
U. S. Bancorp Option Agreement and the West One Option Agreement are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and the summary of certain of their terms set forth below is subject to, and qualified in its entirety by reference to, such exhibits. Wherever particular sections or defined terms in the Option Agreements are referred to, such sections or defined terms are incorporated herein by reference.

     The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in U. S. Bancorp or West One from considering or proposing such an acquisition, even if, in the case of West One, such persons were prepared to offer to pay consideration to West One shareholders which had a higher current market price than the shares of U. S. Bancorp Common Stock to be received per share of West One Common Stock pursuant to the Merger Agreement.

     Except as otherwise noted below, the terms and conditions of the U. S. Bancorp Option Agreement and the West One Option Agreement are identical in all material respects. For purposes of this section, except as otherwise noted, (i) the U. S. Bancorp Option Agreement or the West One Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement", (ii) U. S. Bancorp as issuer of the U. S. Bancorp Common Stock, and West One as issuer of the West One Common Stock, upon the exercise of the U. S. Bancorp Option and the West One Option, respectively, are sometimes individually referred to as the "Issuer", (iii) U. S. Bancorp and West One as the holder of the West One Option and the U. S. Bancorp Option, respectively, are sometimes individually referred to as the "Optionee", (iv) the U. S. Bancorp Option or the West One Option, as the case may be, is sometimes referred to as the "Issuer Option" and (v) the U.
S. Bancorp Common Stock and the West One Common Stock is sometimes referred to as the "Issuer Common Stock".

     The U. S. Bancorp Option Agreement provides for the purchase by West One, upon exercise of its option, of 19,542,378 shares (the "U. S. Bancorp Option Shares" or the "Issuer Option Shares," as the case may be) of U. S. Bancorp Common Stock at an exercise price of $28.00 per share, payable in cash. The
U. S. Bancorp Option Shares, if issued pursuant to the U. S. Bancorp Option Agreement, shall in no event exceed 19.9% of the U. S. Bancorp Common Stock issued and outstanding without giving effect to the issuance of any U. S. Bancorp Common Stock subject to the U. S. Bancorp Option. (Section 1)

     The West One Option Agreement provides for the purchase by U. S. Bancorp of up to 7,330,184 shares (the "West One Option Shares" or the "Issuer Option Shares", as the case may be) of West One Common Stock at an exercise price of $34.00 per share, payable in cash. The West One Option Shares, if issued pursuant to the West One Option Agreement, shall in no event exceed 19.9% of the West One Common Stock issued and outstanding without giving effect to the issuance of any West One Common Stock subject to the West One Option. (Section
1)

     The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased to the extent that additional shares of Issuer Common Stock are issued or otherwise become outstanding (other than pursuant to an exercise of an Issuer Option), such that, after such issuance, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding without giving effect to the issuance of any Issuer Common Stock subject to such Issuer Option. (Section 1(b)) In the event of any change in, or distributions in respect of, the shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price will also be adjusted in such a manner as shall fully preserve the economic benefits of the Option. (Section 5)

     Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "Holder") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that the Holder shall have sent to the Issuer written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. Any exercise of the Issuer Option will be deemed to occur on the date such notice is sent. (Section 2(a))

     For purposes of each Issuer Option Agreement:

          (i) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after May 6, 1995: (A) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, shall have entered into an agreement to engage in, or the Issuer's Board of Directors recommends shareholder acceptance or approval of, an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (B) the Issuer's Board of Directors shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its shareholders approve the Merger Agreement; (C) any person, other than the Optionee or any subsidiary of the Optionee, acting in a fiduciary capacity in the ordinary course of business, acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of the Issuer's Common Stock; (D) any person other than the Optionee or any subsidiary of the Optionee shall have made a bona fide proposal to the Issuer or its shareholders by public announcement or written communication that shall be or becomes the subject of public disclosure to engage in an Acquisition Transaction; (E) the Issuer breaches any covenant or obligation in the Merger Agreement after any person, other than the Optionee or any subsidiaries of the Optionee has proposed an Acquisition Transaction, and such breach (1) would entitle the Optionee to terminate the Merger Agreement and (2) is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or (F) any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction. (Section 2(b))

          (ii) The term "Acquisition Transaction" means (A) a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the
     SEC); (B) a purchase, lease or other acquisition of all or a substantial portion of the assets of the Issuer or any of its Significant Subsidiaries;
     (C) a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer or any of its Significant Subsidiaries; or (D) any substantially similar transaction; provided, however, that in no event shall any (x) merger, consolidation or similar transaction involving the Issuer or any Significant Subsidiary in which the voting securities of the Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation or similar transaction or (y) merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement. (Section 2(b))

          (iii) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after May 6, 1995: (A) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Issuer Common Stock; or (B) the occurrence of the Initial Triggering Event described above in clause (i)(A), except that the percentage referred to in clause (ii)(C) of the definition of "Acquisition Transaction" set forth above shall be 25%. (Section 2(c))

     Each Issuer Option will expire upon the occurrence of an "Exercise Termination Event", defined as: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of termination of the Merger Agreement by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional; or (iii) 12 months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee due to a material, volitional breach by the Issuer of the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Merger Agreement.) (Section 2(a))

     As of the date of this Proxy Statement/Prospectus, to the best knowledge of
U. S. Bancorp and West One, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Issuer Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the exercise price of the Issuer Option, multiplied by the number of shares for which the Issuer Option may then be exercised and (ii) at the request of the owner of Issuer Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of the Option Agreements), the Issuer shall repurchase such number of the Issuer Option Shares from the Owner as the Owner shall designate at a price (the "Issuer Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Issuer Option Shares so designated. (Section 7)

     The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with the Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally-recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be. However, if the Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Issuer Option Repurchase Price and the Issuer Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Issuer Option Repurchase Price or the Issuer Option Share Repurchase Price that the Issuer is not prohibited from delivering and (ii) deliver, as appropriate, (A) to the Holder, a new Issuer Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Issuer Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Issuer Option Repurchase Price, and (B) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. (Section 7)

     In the event that prior to an Exercise Termination Event, the Issuer enters into any agreement (i) to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that the Issuer is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but in connection with such consolidation or merger, the outstanding shares of the

Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger shall represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon the terms and conditions set forth in the Issuer Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Issuer Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option shall repurchase it at a price, and subject to such other terms and conditions, as set forth in the Issuer Option Agreement. (Sections 8 and 9)

     Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Issuer Option Agreement), the Optionee may request the Issuer to prepare, file and keep current with respect to the Issuer Option Shares, a registration statement with the SEC. The Issuer is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other dispositions of Issuer Option Shares. The Optionee has the right to demand two such registrations. (Section 6)

     Neither the Issuer nor the Optionee may assign any of its rights and obligations under the Issuer Option Agreements or the Issuer Option to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, the Optionee, subject to the terms of the Issuer Option Agreement, may assign in whole or in part its rights and obligations thereunder, within 90 days (subject to extension as provided in the Issuer Option Agreement) of such Subsequent Triggering Event; provided that until the date 15 days after the date on which the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (iv) any other manner approved by the Federal Reserve Board. (Section 13)

     Certain rights and obligations of the Optionee and the Issuer under the Issuer Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. See "-- Regulatory Approvals Required for the Merger."

THE WEST ONE RIGHTS AGREEMENT

     In October 1989, the West One Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of West One Common Stock to shareholders of record at the close of business on October 31, 1989. Each Right, when exercisable, will entitle the registered holder to purchase from West One a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock of West One, at a purchase price of $150 per Unit, subject to adjustment. The Rights are not currently exercisable. A description of the terms of the Rights is set forth in the West One Rights Agreement, a copy of which was filed as Exhibit 4-B to West One's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, as amended by Form 8-A dated October 15, 1992, and incorporated by reference into West One's 1994 Annual Report on Form 10-K. See "INFORMATION INCORPORATED BY REFERENCE."

     Immediately prior to the execution of the Merger Agreement, the West One Board of Directors amended the West One Rights Agreement to permit the execution of the Merger Agreement and the Option Agreements and the consummation of the Merger without triggering the exercisability of the Rights.

EMPLOYEE BENEFITS AND PLANS

     The Merger Agreement requires U. S. Bancorp to honor all employment, severance and other compensation agreements disclosed to U. S. Bancorp in the Merger Agreement in accordance with their terms, including any provisions for termination. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER". The Merger Agreement also provides that, within a reasonable time after the Effective Time,
U. S. Bancorp shall provide to U. S. Bancorp employees who were formerly employees of West One employee benefits substantially the same as those provided to similarly situated employees of U. S. Bancorp. Also, employees of U. S. Bancorp who were formerly employees of West One shall receive full credit for all purposes under U. S. Bancorp's employee benefit plans, except the accrual of benefits, for their length of service with West One or any of its subsidiaries (and any predecessors thereto) to the extent recognized under the plans of either U. S. Bancorp or West One.

     The Merger Agreement provides that each stock option to acquire West One Common Stock granted under the West One Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase U. S. Bancorp Common Stock and will continue to be governed by the terms of the West One Stock Plans which will be assumed by U. S. Bancorp. The number of shares of U. S. Bancorp Common Stock subject to such stock options shall be equal to the product of the number of shares of West One Common Stock subject to each West One option and the Exchange Ratio, rounded down to the nearest share, and the exercise price per share of U. S. Bancorp Common Stock subject to such options will be equal to the exercise price per share of West One Common Stock under each West One option divided by the Exchange Ratio, rounded up to the nearest cent. Each outstanding stock option under the West One Stock Plans will, pursuant to the terms of the related option agreements, automatically become vested and fully exercisable upon consummation of the Merger. The duration and other terms of each U. S. Bancorp option shall otherwise be substantially the same as the related West One option.

NASDAQ NATIONAL MARKET SYSTEM TRADING

     It is a condition to the consummation of the Merger that shares of U. S. Bancorp Common Stock issuable pursuant to the Merger be authorized for listing on the NASDAQ National Market System subject to official notice of issuance.

EXPENSES

     The Merger Agreement provides that U. S. Bancorp and West One will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, provided that U. S. Bancorp and West One will divide equally all printing costs, filing fees and registration fees in connection with the Registration Statement and this Proxy Statement/Prospectus.

DIVIDENDS

     The Merger Agreement provides that U. S. Bancorp and West One will coordinate the declaration and payment of dividends in respect of U. S. Bancorp Common Stock and West One Common Stock so that holders thereof will not receive two dividends for a single quarter or fail to receive one dividend which they would otherwise receive in the absence of the Merger. Dividends on the U. S. Bancorp Preferred Stock will be payable in accordance with its terms.

RESALES OF U. S. BANCORP COMMON STOCK RECEIVED IN THE MERGER

     The U. S. Bancorp Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any West One shareholder who may be deemed to be an affiliate of U. S. Bancorp for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of West One for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and ten percent shareholders) who control, are controlled by, or are under common control with (i) U. S. Bancorp or West One at the time of the West One Meeting or (ii) U. S. Bancorp at or after the Effective Time.

     Rules 144 and 145 will restrict the sale of U. S. Bancorp Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, those persons who are Affiliates of West One at the time of the West One Meeting, provided they are not Affiliates of U. S. Bancorp at or following the Effective Time, may publicly resell any U. S. Bancorp Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of U. S. Bancorp Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to U. S. Bancorp as required by Rule 144. Persons who become Affiliates of U. S. Bancorp prior to, at or after the Effective Time may publicly resell the U. S. Bancorp Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of U. S. Bancorp Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to U. S. Bancorp's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell U. S. Bancorp Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of U. S. Bancorp Common Stock received by persons who may be deemed to be Affiliates of U. S. Bancorp or West One in the Merger.

     SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of West One and U. S. Bancorp has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling-of-interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling-of-interests.

     U. S. Bancorp has agreed in the Merger Agreement to use its best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the SEC's Accounting Series Release No. 135.

U. S. BANCORP DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     U. S. Bancorp has a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides, in substance, for those shareholders who elect to participate, that dividends on U. S. Bancorp Common Stock and optional cash payments of not less than $25 per month, up to a maximum of $6,000 for each quarter, will be invested in shares of U. S. Bancorp Common Stock. The purchase price for U. S. Bancorp Common Stock purchased under the Plan is 100% of the market price. The Plan provides for the payment by U. S. Bancorp of all expenses with respect to purchases under the Plan. U. S. Bancorp may amend, suspend or terminate the Plan at any time. After the Effective Time, shareholders of West One who receive U. S. Bancorp Common Stock in the Merger will have the right to participate in the Plan.

WEST ONE DISSENTERS' APPRAISAL RIGHTS

     If the Merger and the Merger Agreement are approved by the U. S. Bancorp and West One shareholders and not abandoned or terminated, any holder of West One Common Stock may, by not voting for approval of the Merger and the Merger Agreement and by following the procedures set forth in Section 30-1-81 of the Idaho Act ("Section 30-1-81"), be entitled to have such shareholder's shares appraised and to receive payment of the "fair value" of such shares. The shares with respect to which shareholders have perfected their demand for appraisal rights in accordance with Section 30-1-81 and have not effectively withdrawn or lost such rights are referred to in this Proxy Statement/Prospectus as "dissenting shares."

     If the Merger is consummated, dissenting holders of West One Common Stock may be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) of their shares ("dissenting shares") immediately prior to the Effective Time paid to them by complying with the provisions of Section 30-1-81.

     The following is a brief summary of Section 30-1-81, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow these procedures exactly could result in the loss of appraisal rights. This summary contains all material information relating to the rights of West One shareholders to an appraisal of the value of their shares under Sections 30-1-80 and 30-1-81 of the Idaho Act. This summary does not, however, restate every provision of Sections 30-1-80 and 30-1-81 of the Idaho Act, and this summary is qualified in its entirety by reference to Sections 30-1-80 and 30-1-81 of the Idaho Act, the full texts of which are attached hereto as Appendix 4.

     This Proxy Statement/Prospectus constitutes notice to holders of West One Common Stock concerning the availability of appraisal rights under Section 30-1-81.

     Shareholders electing to exercise their appraisal rights under Section 30-1-81 must not vote for the approval of the Merger and the Merger Agreement. A shareholder who votes for the approval of the Merger and the Merger Agreement shall not acquire a right to payment for his shares under Sections 30-1-80 and 30-1-81 of the Idaho Act. However, abstaining from voting or voting against the Merger and the Merger Agreement is not sufficient notice to West One by a shareholder that such shareholder is requesting appraisal rights. Rather, a shareholder wishing to assert dissenters' appraisal rights must give express notice, separate and distinct from the act of abstaining from voting or voting against the Merger and Merger Agreement, to West One that such shareholder is demanding his or her statutory appraisal rights, as provided in Sections 30-1-80 and 30-1-81 of the Idaho Act.

     A demand for dissenters' appraisal rights must be executed by or for the shareholder of record fully and correctly, as such shareholder's name appears on the share certificate. A beneficial owner of shares that is not the record owner may assert his or her appraisal rights with respect to shares held on his or her behalf if he or she submits to West One at or before the assertion of his or her appraisal rights a written consent of the record holders. A record owner, such as a broker, who holds West One Common Stock for others may assert dissenters' appraisal rights to the shares for all or less than all the beneficial owners of shares as to which he or she is record owner. In such case such record owner must demand dissenters' appraisal rights with respect to all shares beneficially owned by one person and disclose the name and address of the person on whose behalf he or she dissents.

     If the Merger or the Merger Agreement are approved by the required vote at the West One Meeting, West One (or, if applicable, the surviving corporation) shall mail a further notice (the "Notice") to the shareholders who refrained from voting in favor of the Merger Agreement. The Notice shall: (a) state where and when a demand for payment must be sent and stock certificates must be deposited in order to obtain payment (such date cannot be less than 30 days from the mailing of the Notice); (b) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received; (c) supply a form for demanding payment which includes a request for certification of the date on which the shareholder or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (d) be accompanied by a copy of Sections 30-1-80 and 30-1-81 of the Idaho Act.

     A West One shareholder who fails to demand payment, or deposit certificates, as required by the Notice shall have no rights under Section 30-1-80 or Section 30-1-81 of the Idaho Act to receive payment for his or her shares.

     Upon consummation of the Merger, or upon receipt of demand for payment if the Merger has already been consummated, the surviving corporation shall remit to dissenters who have made demand and have deposited their certificates, the amount which the surviving corporation estimates to be the "fair value" of such shares, with interest if any has accrued. The remittance shall be accompanied by certain financial information regarding West One, a statement of the surviving corporation's estimate of the fair value of the shares and a notice of the dissenter's right to demand supplemental payment for his or her shares.

     If within 60 days after the date set forth in the Notice for demanding payment and depositing share certificates, the Merger is not consummated and the surviving corporation has not paid the shareholder for his or her shares as provided for above, the shareholder shall retain all rights of a shareholder until such rights are modified by the consummation of the Merger.

     In the event the surviving corporation fails to remit payment as required, or if the dissenter believes that the amount remitted is less than the fair market value of his or her shares, or that the interest is not correctly determined, the dissenter may send the surviving corporation his or her own estimate of the fair value of the shares or of the interest and demand payment of the deficiency. If the dissenter does not file such an estimate within 30 days after the mailing of the remittance by the surviving corporation, the dissenter shall be entitled to no more than the amount remitted. Within 60 days after receiving a demand for payment, if any such demand for payment remains unsettled, the surviving corporation shall file in the district court in Ada County, Idaho, a petition requesting that the fair value of the shares and interest thereon be determined by the court.

     All dissenters, wherever residing, whose demands have not been settled will be made parties to such proceeding as in an action against their shares. A copy of the petition will be served on each such dissenter. The court shall have plenary and exclusive jurisdiction to determine the fair value of dissenters' shares. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. All dissenters who are made parties to such action will be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted, together with interest. Sections 30-1-80 and 30-1-81 of the Idaho Act do not set forth a specific method by which the court is to determine the fair value of the shares and West One and U. S. Bancorp are aware of no reported opinions of Idaho courts setting forth the method by which a court will determine the fair value of shares. Such value may be more than, less than or equal to the consideration offered to shareholders of West One in connection with the Merger.

     If the surviving corporation fails to file a petition within 60 days after receiving a demand for payment, each dissenter who made a demand and who has not already settled his or her claim against the surviving corporation will be paid by the surviving corporation the amount demanded by him or her, together with interest.

     In the event that the dissenter was not the beneficial owner with respect to shares as to which he or she demanded appraisal rights on the date of the first announcement of the Merger, then the surviving corporation will not be required to remit the fair value of the shares as outlined above. Instead, the surviving corporation must only provide the dissenter its estimate of the fair value of the shares, state the rate of interest to be used, and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction. If the dissenting shareholder rejects the offer, the dissenter must commence the complete procedure outlined in the paragraphs above, which begins with the dissenter first providing the surviving corporation his or her own estimate of the value of the shares within 30 days of the surviving corporation mailing its offer. If the dissenter fails to do so he shall be entitled to no more than the amount offered by the surviving corporation.

     The costs and expenses associated with the proceeding for determining the fair value of the dissenting shares will be determined, if necessary, by the court and assessed against the surviving corporation. The court may assess costs and expenses against the dissenters if it deems the action brought by such shareholders to be arbitrary or not in good faith. Similarly, fees and expenses of counsel and experts for the respective parties will be assessed, if necessary, as the court deems equitable, based upon the actions of the surviving corporation in complying with Section 30-1-81 and the good faith, or lack thereof, of the dissenting shareholders. Finally, if the court determines that services of counsel for any dissenter were of substantial benefit to other dissenters, it may award counsel reasonable fees paid from the amounts awarded to the dissenters who were benefited.

             BOARD OF DIRECTORS, MANAGEMENT AND BUSINESS OPERATIONS
                     OF U. S. BANCORP FOLLOWING THE MERGER

BOARD OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     Beginning the Effective Time, the U. S. Bancorp Board will consist of not more than 12 persons, including the persons who are then directors of U. S. Bancorp (presently Gerry B. Cameron, Carolyn Silva Chambers, Franklin G. Drake, Robert L. Dryden, Joshua Green III, Paul A. Redmond, N. Stewart Rogers, and Benjamin R. Whiteley), Daniel R. Nelson, and three persons designated by the West One Board who are presently members of the West One Board (Harry Bettis, John B. Fery, and Allen T. Noble). Directors of U. S. Bancorp at the Effective Time will serve until the U. S. Bancorp annual shareholders meeting in 1996 and until their successors are duly elected and qualified. Additional information regarding the foregoing persons is incorporated by reference from U. S. Bancorp's and West One's respective proxy statements for their 1995 annual meetings of shareholders into their respective Annual Reports on Form 10-K for the year ended December 31, 1994, which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

     It is expected that Gerry B. Cameron will continue as Chairman and Chief Executive Officer of U. S. Bancorp following the Effective Time, while Daniel R. Nelson, presently West One's Chairman and Chief Executive Officer, will become President and Chief Operating Officer of U. S. Bancorp. The parties have announced that, following Mr. Cameron's retirement expected at the end of 1998, Mr. Nelson is anticipated to succeed Mr. Cameron as Chairman and Chief Executive Officer of U. S. Bancorp.

     Certain other executives of West One have entered into employment agreements providing for specified positions with U. S. Bancorp following the Effective Time. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- New Employment Agreements." From time to time prior to consummation of the Merger, additional decisions may be made with respect to the management and operations of U. S. Bancorp following the Merger, including the selection of executive officers of U. S. Bancorp.

BUSINESS OPERATIONS

     Following the Merger, U. S. Bancorp intends to combine the operations of and, subject to required regulatory approvals, to merge certain of the subsidiary banks of U. S. Bancorp and West One and to integrate and consolidate the business and operations of certain other U. S. Bancorp and West One subsidiaries which provide similar services. As of the date of this Proxy Statement/Prospectus, no final determination with respect to such matters had been made.

     While no assurance can be given and projections have an inherent element of unpredictability, U. S. Bancorp and West One currently expect, based on information known at this time, to achieve annual cost savings of approximately $84 million (pre-tax) by 1997. This amount is the aggregate of estimates of the combined savings to be achieved by the various business units and support groups of the combined entity. These estimates were derived from discussions between the parties concerning the combination which resulted in certain assumptions about where redundancies would be found in the combined entity and to what degree elimination of such redundancies could be effected. Detailed business plans are being developed in conjunction with the merger integration plan to further define how such cost savings are to be achieved, the timing of such savings and a more precise breakdown of which costs will be reduced.

     The $84 million in cost savings are currently expected to be realized primarily through staff reductions resulting in $36 million in savings, the consolidation of certain systems and back office support functions for savings of $18 million and the elimination, consolidation or sale of certain branches and administrative functions for an additional $30 million in savings.

     The extent to which cost savings will be achieved is dependent upon various factors, a number of which are beyond the control of U. S. Bancorp and West One, including the regulatory environment, economic conditions, unanticipated changes in business conditions, and inflation. Therefore, no assurances can be given with respect to the ultimate level and composition of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

     Merger related expenses currently estimated at $60 million after-tax will be taken during the fourth quarter of 1995 for primarily employee severance, including payments to retain certain employees through their agreed upon termination dates, costs to eliminate redundant computer systems, administrative functions, premises, furniture and equipment, and professional fees.

     In addition, as described above in "THE MERGER -- Regulatory Approvals Required for the Merger," certain regulatory agencies may seek the divestiture of certain assets and liabilities of the combined company following the Merger. However, as of the date of this Proxy Statement/Prospectus neither U. S. Bancorp nor West One can predict with any assurance what the aggregate amount of any such divestitures may be. While divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, U. S. Bancorp believes that the aggregate amount and financial impact of divestitures will not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the West One and U. S. Bancorp Boards of Directors and management may be deemed to have certain interests in the Merger that are in addition to their interests generally as shareholders of West One or U. S. Bancorp, as the case may be. The West One Board and the U. S. Bancorp Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE WEST ONE SHAREHOLDERS WILL ALSO CONSTITUTE APPROVAL OF THE FOLLOWING BENEFITS TO BE RECEIVED BY WEST ONE DIRECTORS, EXECUTIVE OFFICERS AND OTHER EMPLOYEES.

DIRECTORS AND OFFICERS

     The Merger Agreement provides that, from and after the Effective Time, the
U. S. Bancorp Board shall consist of not more than 12 directors, including the
U. S. Bancorp directors then in office (presently Gerry B. Cameron, Carolyn Silva Chambers, Franklin G. Drake, Robert L. Dryden, Joshua Green III, Paul A. Redmond, N. Stewart Rogers and Benjamin R. Whiteley), Daniel R. Nelson, and three persons designated by the West One Board. The West One Board has designated Harry Bettis, John B. Fery and Allen T. Noble, each of whom is presently a West One director. See "BOARD OF DIRECTORS, MANAGEMENT, AND BUSINESS OPERATIONS OF U. S. BANCORP FOLLOWING THE MERGER -- Board of Directors and Certain Executive Officers."

NEW EMPLOYMENT AGREEMENTS

     Concurrently with the execution of the Merger Agreement, West One has entered into employment and severance agreements (the "Employment Agreements") with twelve West One executives including Daniel R. Nelson, D. Michael Jones, Robert J. Lane, Scott M. Hayes, Dwight V. Board and Don I. Sauer. U. S. Bancorp is an additional party to the Employment Agreements with Messrs. Nelson, Lane, Hayes, Board and Sauer and will become bound by all the Employment Agreements as of the Effective Time. The Employment Agreements will become effective at the Effective Time or if the executive's employment is terminated in connection with the Merger. The Employment Agreements will supersede any existing employment or severance agreement between West One and the corresponding executive. See
"-- Existing West One Employment Agreements." In the event, and only in the event, an executive's employment were terminated under the circumstances hereinafter described, each executive would be entitled to receive a lump sum cash payment (a "Termination Payment"). The factors that provide the basis for calculating a Termination Payment vary over time, and consequently a sum certain for a Termination Payment could be determined only as of the specific date upon which any such payment were made. If Termination Payments were made as of the Effective Time, the total of such payments to Messrs. Nelson, Jones, Lane, Hayes, Board and Sauer would be $3,466,203, $907,138, $2,008,964, $1,406,055, $950,231 and $1,160,565,
respectively. West One executives that are not terminated in the manner hereinafter described will not be entitled to receive any Termination Payment under the Employment Agreements.

     Each Employment Agreement provides for a monthly salary equal to or greater than the highest monthly base salary paid by West One to the executive during the year preceding the Effective Date, an annual bonus opportunity, and participation in applicable employee benefit plans on a level commensurate with that of similarly situated executives. Such monthly base salary is subject to ordinary course increases, the amount, if any, of which has not yet been determined. Subject to their terms, the Employment Agreements provide that Mr. Nelson will serve as President and Chief Operating Officer of U. S. Bancorp until the earlier of January 15, 1999, and the date that he becomes Chief Executive Officer of U. S. Bancorp. Also, the Employment Agreements provide that for three years following the Effective Time, Mr. Lane will serve as Chief Executive Officer of what is now West One Bank, Idaho, Mr. Sauer will serve as Chief Executive Officer of the Utah bank, Mr. Board will serve as General Counsel of U. S. Bancorp (in connection with Robert D. Geddes' planned retirement from that position), and Mr. Hayes will become Executive Vice President of U. S. Bancorp in charge of transition. Additional information regarding the foregoing persons is incorporated by reference from West One's proxy statement for its 1995 annual meeting of shareholders into its Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

     With respect to the other seven West One executives who are parties to Employment Agreements, including D. Michael Jones, each agreement provides that, during the two-year period commencing at the Effective Time, the executive's position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held during the 120 days preceding the Effective Time.

     In the event an executive covered by an Employment Agreement (i) is involuntarily terminated by West One in connection with the Merger or by U. S. Bancorp within the three years following the Effective Date for any reason other than death, disability, or cause, as defined below, (ii) voluntarily terminates his or her employment within 30 days following the first anniversary of the Effective Date or (iii) terminates his or her employment for good reason (as defined below), the executive is entitled to receive a lump sum cash payment consisting of (A) the executive's base salary through the termination date, (B) a proportionate bonus through the termination date based upon the executive's Recent Bonus, (C) the product of (x) three, in the case of Messrs. Nelson, Lane, Hayes, Board and Sauer, and (y) two, in the case of the other seven executives, and the sum of the executive's base salary and the Recent Bonus, (D) unpaid deferred compensation and vacation pay, and (E) certain other benefits. The above amounts are subject to upward adjustment such that after the payment of all applicable income and excise taxes, the executive will be in the same after-tax position as if no federal excise taxes under Section 4999 of the Code had been imposed with respect to any payment or distribution to or for the benefit of the executive, including in connection with the acceleration of West One stock options.

     "Good reason," for purposes of the Employment Agreements, means the diminution of responsibilities, assignment to inappropriate duties, breach of the compensation provisions by U. S. Bancorp, transfer more than 35 miles, purported termination of the agreement by U. S. Bancorp other than in accordance with its terms, or failure to require any successor to U. S. Bancorp to comply with the agreement. With respect to Mr. Nelson, "good reason" also includes failure to be appointed Chief Executive Officer of U. S. Bancorp on or prior to January 1, 1999. "Cause" includes the continued failure of the executive to perform his or her duties, the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to U. S. Bancorp, certain criminal convictions, or breach of certain confidentiality provisions.

EXISTING WEST ONE EMPLOYMENT AGREEMENTS

     Beginning in December 1987, West One entered into agreements with certain of its key employees, including all but two of the twelve executives referred to under "-- New Employment Agreements," which provide for severance compensation to such employees in the event their employment with West One is terminated subsequent to a change in control (as defined therein) of West One under the circumstances set forth in the agreements. Consummation of the Merger will constitute a change in control for purposes of the agreements. Pursuant to the agreements, the employees agreed to remain in West One's employ following a tender offer or exchange offer for more than 30 percent of the combined voting power of West One's voting securities until such offer has been abandoned or terminated or a change in control has occurred and unless West One reduces the employee's compensation.

     Under the agreements, if, within 24 months following a change in control, the employee's employment with West One is terminated without cause (as defined) or by the employee with good reason (as defined), then West One shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date the change in control occurred, plus an amount equal to 1.5 times the sum of (i) his annual base salary at the above-specified rate and (ii) the average annual incentive compensation (if any) paid or accrued to his benefit in respect of the two fiscal years prior to the fiscal year in which the change in control occurs. The amount thus payable is subject to upward adjustment in the event that any compensation or benefits received by the employee in connection with a change in control of West One or termination of employment thereafter are subject to certain federal excise taxes, such that the net amount retained by the employee is the same as if such taxes had not been applicable.

     The agreements further provide for the continuation of all noncash employee benefit plans and arrangements, with certain exceptions, for a period of one year following termination of employment after a change in control except by death, by West One for cause or disability, or by the employee other than for good reason. The employee is also entitled to be reimbursed for any reasonable legal fees and expenses he may incur in enforcing his rights under the agreement.

     As of December 31, 1994, each agreement then in effect was extended until December 31, 1995, with automatic annual extensions thereafter unless West One or the employee gives notice that the agreement shall not be extended. In the event of a change in control while the agreements are in effect, the agreements shall also be automatically extended for 24 months from the date the change in control occurs. The agreements will generally terminate upon termination of employment prior to a change in control of West One. With respect to the executives who have become parties to the Employment Agreements, the foregoing agreements will terminate and be of no further effect at the Effective Time.

WEST ONE STOCK OPTIONS

     Under the original terms of option agreements entered into pursuant to the West One Stock Plans, all outstanding stock options, whether or not vested, will automatically become fully vested and exercisable upon a change in control (as defined therein). The consummation of the Merger will constitute a change in control for purposes of such agreements. Additionally, pursuant to the Merger Agreement, each stock option granted under the West One Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase U. S. Bancorp Common Stock and will continue to be governed by the terms of the West One Stock Plans which will be assumed by U. S. Bancorp. See "THE MERGER -- Employee Benefits and Plans." Additional information concerning options granted to executive officers under the West One Stock Plans is incorporated by reference to West One's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

WEST ONE PREMIER LIFE INSURANCE PLAN

     Pursuant to the Merger Agreement, U. S. Bancorp has agreed to maintain in effect the benefits provided as of the date of the Merger Agreement under the West One Premier Life Insurance Plan (the "Life Insurance Plan") to West One employees participating therein, including the twelve executives who are parties to Employment Agreements. Pursuant to the Life Insurance Plan, West One pays the premiums for whole life insurance policies, except the premiums associated with the term life insurance component of such policies. The participant owns the policy and has the right to name the beneficiaries thereunder. The proceeds of the policies are assigned to West One to the extent necessary to reimburse West One for the premiums paid, without interest, generally at the executive's retirement or the 16th policy year, whichever is later. If a participant's employment is terminated after a change in control of West One, including consummation of the Merger, the obligation to pay the premiums as described above continues until the 16th policy year.

INDEMNIFICATION OF WEST ONE OFFICERS AND DIRECTORS

     The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer, or employee of West One, its subsidiaries, or any of their predecessors (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or pertaining to (i) the fact that such person was a director or officer of West One, its subsidiaries, or any of their predecessors or (ii) the Merger Agreement, the Option Agreements, or the transactions contemplated thereby, U. S. Bancorp will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. The Merger Agreement provides that U. S. Bancorp's obligation to indemnify any Indemnified Party will continue for a period of six years following the Effective Time provided that rights to indemnification in respect of any claim asserted or made within such period will continue until final disposition of such claim. The Merger Agreement further provides that U. S. Bancorp will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of West One immediately prior to the Merger to be covered for a period of six years following the Effective Time by U. S. Bancorp's directors and officers liability insurance policy (or any equivalent substitute therefor), provided that U. S. Bancorp will not be required to expend more than 200 percent of the current amount expended by West One to procure such insurance.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following pro forma financial data as of June 30, 1995, and for the six-month period ended June 30, 1995, and for each of the years in the three-year period ended December 31, 1994, give the pro forma effect of the proposed Merger of West One and U. S. Bancorp on a pooling-of-interests accounting basis. The pro forma financial data are based upon the assumption that the Merger had been effective during all the periods presented. The pro forma financial data should be read in conjunction with the accompanying financial information with respect to U. S. Bancorp and West One and the financial information incorporated by reference in this Proxy Statement/Prospectus. See "INFORMATION INCORPORATED BY REFERENCE." The following anticipated events have not been included in the pro forma condensed financial statements:

     1. In accordance with its previous plans, West One has called for redemption its 7 3/4% Convertible Subordinated Debentures Due 2006 with an aggregate principal amount of approximately $42 million. At June 30, 1995, West One held approximately 2.3 million treasury shares which it had repurchased in the open market in order to provide the shares required for anticipated conversions of the Convertible Debentures.

     2. Management intends to complete a more detailed analysis of the credit risks inherent in the integration and management of the loan portfolio subsequent to the Merger. Until such study has been completed, the extent of any increase in the allowance for credit losses cannot be quantified. However, management believes the analysis will not result in an increase in the allowance in excess of $15 million. Such potential increase in the allowance is not included in the pro forma condensed financial statements.

     3. As indicated under "THE MERGER -- Regulatory Approvals Required for the Merger," U. S. Bancorp and West One expect that the Federal Reserve Board or the Justice Department will request that U. S. Bancorp and/or West One divest certain operations in order to alleviate what such agency believes would otherwise be an adverse competitive effect. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings, and revenues, based on divestitures required in recent comparable transactions, the aggregate amount and financial impact of divestitures is not expected to be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole.

     4. The positive effects of potential cost savings which may be achieved subsequent to the Merger have not been reflected in the pro forma condensed financial statements.

                         U. S. BANCORP AND SUBSIDIARIES

                       PRO FORMA CONDENSED BALANCE SHEET

                                 JUNE 30, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                             PRO FORMA       PRO FORMA
                                          U. S. BANCORP      WEST ONE       ADJUSTMENTS       COMBINED
                                          -------------     -----------     -----------     ------------
ASSETS
Cash and due from banks.................    $ 1,476,674     $  529,144       $               $ 2,005,818
Federal funds sold, security resell
  agreements and other short-term
  investments...........................        129,983        179,922                           309,905
Trading account securities..............        140,368          6,462                           146,830
Loans held for sale.....................         66,452         46,065                           112,517
Securities available for sale, at fair
  value (cost: $1,064,232; $1,158,891;
  $2,223,123)...........................      1,078,798      1,163,333                         2,242,131
Securities held to maturity, at
  amortized cost (fair value:
  $1,240,405; $612,979; $1,853,384).....      1,265,551        600,655                         1,866,206
Loans and lease financing, net of
  unearned income.......................     15,956,600      6,372,672                        22,329,272
Allowance for credit losses.............       (313,274)       (83,038)                         (396,312)
                                            -----------     ----------       ---------       -----------
Net loans and lease financing...........     15,643,326      6,289,634                        21,932,960
Other assets............................      1,548,706        340,898                         1,889,604
                                            -----------     ----------       ---------       -----------
                                            $21,349,858     $9,156,113       $      --       $30,505,971
                                            ===========     ==========       =========       ===========
LIABILITIES
Deposits:
Noninterest-bearing deposits............    $ 3,901,749     $1,353,015       $               $ 5,254,764
Interest-bearing deposits...............     11,074,363      5,508,901                        16,583,264
                                            -----------     ----------       ---------       -----------
     Total deposits.....................     14,976,112      6,861,916              --        21,838,028
Federal funds purchased and security
  repurchase agreements.................      1,898,211        516,254                         2,414,465
Commercial paper and other short-term
  borrowings............................        944,371        674,996                         1,619,367
Long-term debt..........................        890,338        321,970                         1,212,308
Other liabilities.......................        747,657         88,816          60,000 (D)       896,473
                                            -----------     ----------       ---------       -----------
     Total liabilities..................     19,456,689      8,463,952          60,000        27,980,641
                                            -----------     ----------       ---------       -----------
SHAREHOLDERS' EQUITY
Preferred stock.........................        150,000             --                           150,000
Common stock............................        491,118         36,888         217,560 (B)       745,566
Capital surplus.........................        351,445        324,633        (294,931)(B)       381,147
Retained earnings.......................        892,677        405,330         (60,000)(D)     1,238,007
Net unrealized gain on securities
  available for sale, net of tax........          7,929          2,681                            10,610
Treasury stock, at cost.................             --        (77,371)         77,371 (B)            --
                                            -----------     ----------       ---------       -----------
     Total shareholders' equity.........      1,893,169        692,161         (60,000)        2,525,330
                                            -----------     ----------       ---------       -----------
                                            $21,349,858     $9,156,113       $      --       $30,505,971
                                            ===========     ==========       =========       ===========

      See Accompanying Notes to Pro Forma Condensed Financial Statements.

                         U. S. BANCORP AND SUBSIDIARIES
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                PRO FORMA      PRO FORMA
                                                             U. S. BANCORP     WEST ONE(A)     ADJUSTMENTS      COMBINED
                                                             --------------    ------------    -----------    ------------
INTEREST INCOME
Loans, lease financing and loans held for sale,
  including fees..........................................      $739,585         $296,179         $            $1,035,764
Securities................................................        76,001           50,157                         126,158
Trading account securities................................         4,722              152                           4,874
Interest-bearing deposits and short-term investments......         4,364            2,546                           6,910
                                                                --------         --------         ------       ----------
  Total interest income...................................       824,672          349,034             --        1,173,706
                                                                --------         --------         ------       ----------
INTEREST EXPENSE
Deposits..................................................       217,022          122,694                         339,716
Short-term borrowings.....................................        84,274           21,987                         106,261
Long-term debt............................................        30,778            9,728                          40,506
                                                                --------         --------         ------       ----------
  Total interest expense..................................       332,074          154,409             --          486,483
                                                                --------         --------         ------       ----------
NET INTEREST INCOME.......................................       492,598          194,625             --          687,223
Provision for credit losses...............................        42,265            6,470                          48,735
                                                                --------         --------         ------       ----------
Net interest income after provision for credit losses.....       450,333          188,155             --          638,488
NONINTEREST REVENUES
Service charges on deposit accounts.......................        75,623           20,439                          96,062
Bank card revenue, net....................................        29,614            6,075                          35,689
Trust and investment management...........................        26,263            7,497                          33,760
Exchange fees.............................................        16,743            5,893                          22,636
Mortgage banking income, net..............................         3,485            6,415                           9,900
Other operating revenue...................................        54,729           10,846                          65,575
Equity investment income..................................           475               --                             475
Securities gains (losses).................................         1,690             (148)                          1,542
                                                                --------         --------         ------       ----------
  Total noninterest revenues..............................       208,622           57,017             --          265,639
NONINTEREST EXPENSES
Employee compensation and benefits........................       208,484           91,355                         299,839
Net occupancy expense.....................................        31,893           10,745                          42,638
Equipment rentals, depreciation and maintenance...........        48,328           11,102                          59,430
Regulatory agency fees....................................        19,346            8,233                          27,579
Other operating expense...................................       139,698           42,470                         182,168
                                                                --------         --------         ------       ----------
  Total noninterest expenses..............................       447,749          163,905             --          611,654
                                                                --------         --------         ------       ----------
Income before income taxes................................       211,206           81,267             --          292,473
Provision for income taxes................................        74,685           24,251                          98,936
                                                                --------         --------         ------       ----------
Net income................................................      $136,521         $ 57,016         $   --       $  193,537
                                                                ========         ========         ======       ==========
Average shares outstanding:
  U.S. Bancorp............................................        98,179
  West One
      Primary.............................................                         36,830
      Fully Diluted.......................................                         39,516
  Pro Forma...............................................                                                        152,319
Earnings per common share:
  U.S. Bancorp............................................         $1.33
  West One
      Primary.............................................                          $1.55
      Fully diluted.......................................                           1.47
  Pro Forma...............................................                                                          $1.23(C)

      See Accompanying Notes to Pro Forma Condensed Financial Statements.

                         U. S. BANCORP AND SUBSIDIARIES
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                  PRO FORMA       PRO FORMA
                                                             U. S. BANCORP      WEST ONE(A)      ADJUSTMENTS       COMBINED
                                                             --------------     ------------     -----------     ------------
INTEREST INCOME
Loans, lease financing and loans held for sale,
  including fees..........................................     $1,283,092         $498,241          $             $1,781,333
Securities................................................        175,150           88,015                           263,165
Trading account securities................................          8,931               93                             9,024
Interest-bearing deposits and short-term investments......         12,912            2,907                            15,819
                                                               ----------         --------          ------        ----------
  Total interest income...................................      1,480,085          589,256              --         2,069,341
                                                               ----------         --------          ------        ----------
INTEREST EXPENSE
Deposits..................................................        344,194          179,639                           523,833
Short-term borrowings.....................................        102,997           32,575                           135,572
Long-term debt............................................         70,736            9,147                            79,883
                                                               ----------         --------          ------        ----------
  Total interest expense..................................        517,927          221,361              --           739,288
                                                               ----------         --------          ------        ----------
NET INTEREST INCOME.......................................        962,158          367,895              --         1,330,053
Provision for credit losses...............................        106,868           13,278                           120,146
                                                               ----------         --------          ------        ----------
Net interest income after provision for credit losses.....        855,290          354,617              --         1,209,907
NONINTEREST REVENUES
Service charges on deposit accounts.......................        151,990           39,536                           191,526
Bank card revenue, net....................................         61,172           11,486                            72,658
Trust and investment management...........................         51,082           14,201                            65,283
Exchange fees.............................................         31,545            7,502                            39,047
Mortgage banking income, net..............................         17,308            9,651                            26,959
Credit reporting revenue..................................         13,204               --                            13,204
Other operating revenue...................................         80,511           22,630                           103,141
Equity investment income (loss)...........................         (5,429)              --                            (5,429)
Securities gains (losses).................................         (8,145)          (1,067)                           (9,212)
Gain on sale of operations and loans......................         62,883               --                            62,883
                                                               ----------         --------          ------        ----------
  Total noninterest revenues..............................        456,121          103,939              --           560,060
NONINTEREST EXPENSES
Employee compensation and benefits........................        475,323          171,833                           647,156
Net occupancy expense.....................................         67,121           20,604                            87,725
Equipment rentals, depreciation and maintenance...........        107,554           21,942                           129,496
Regulatory agency fees....................................         39,635           14,887                            54,522
Restructure charge........................................        100,000               --                           100,000
Other operating expense...................................        305,682           82,189                           387,871
                                                               ----------         --------          ------        ----------
  Total noninterest expenses..............................      1,095,315          311,455              --         1,406,770
                                                               ----------         --------          ------        ----------
Income before income taxes................................        216,096          147,101              --           363,197
Provision for income taxes................................         64,601           43,930                           108,531
                                                               ----------         --------          ------        ----------
Net income................................................     $  151,495         $103,171          $   --        $  254,666
                                                               ==========         ========          ======        ==========
Average shares outstanding:
  U. S. Bancorp...........................................         99,448
  West One
    Primary...............................................                          35,812
    Fully diluted.........................................                          38,497
  Pro Forma...............................................                                                           152,091
Earnings per common share:
  U. S. Bancorp...........................................          $1.40
  West One
      Primary.............................................                           $2.88
      Fully diluted.......................................                            2.74
  Pro Forma...............................................                                                             $1.59(C)

      See Accompanying Notes to Pro Forma Condensed Financial Statements.

                         U. S. BANCORP AND SUBSIDIARIES
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                               PRO FORMA       PRO FORMA
                                                          U. S. BANCORP      WEST ONE(A)      ADJUSTMENTS       COMBINED
                                                          --------------     ------------     -----------     ------------
INTEREST INCOME
Loans, lease financing and loans held for sale,
  including fees.......................................     $1,212,461         $429,660          $             $1,642,121
Securities.............................................        202,560           93,404                           295,964
Trading account securities.............................          8,607              107                             8,714
Interest-bearing deposits and short-term investments...         10,068            1,264                            11,332
                                                            ----------         --------          ------        ----------
  Total interest income................................      1,433,696          524,435              --         1,958,131
                                                            ----------         --------          ------        ----------
INTEREST EXPENSE
Deposits...............................................        365,791          160,076                           525,867
Short-term borrowings..................................         58,934           25,135                            84,069
Long-term debt.........................................         80,860            8,224                            89,084
                                                            ----------         --------          ------        ----------
  Total interest expense...............................        505,585          193,435              --           699,020
                                                            ----------         --------          ------        ----------
NET INTEREST INCOME....................................        928,111          331,000              --         1,259,111
Provision for credit losses............................         92,851           13,383                           106,234
                                                            ----------         --------          ------        ----------
Net interest income after provision for credit
  losses...............................................        835,260          317,617              --         1,152,877
NONINTEREST REVENUES
Service charges on deposit accounts....................        134,668           36,588                           171,256
Bank card revenue, net.................................         59,122            9,719                            68,841
Trust and investment management........................         48,678           13,627                            62,305
Exchange fees..........................................         28,051            6,383                            34,434
Mortgage banking income, net...........................         28,786            8,718                            37,504
Credit reporting revenue...............................         33,984               --                            33,984
Other operating revenue................................         99,389           17,652                           117,041
Equity investment income...............................         33,973               --                            33,973
Securities gains (losses)..............................             11              495                               506
Gain on sale of mortgage loan servicing rights.........         55,846               --                            55,846
Gain on sale of operations and loans...................          9,311               --                             9,311
                                                            ----------         --------          ------        ----------
  Total noninterest revenues...........................        531,819           93,182              --           625,001
NONINTEREST EXPENSES
Employee compensation and benefits.....................        495,224          158,684                           653,908
Net occupancy expense..................................         65,931           19,571                            85,502
Equipment rentals, depreciation and maintenance........         90,237           21,725                           111,962
Regulatory agency fees.................................         41,335           13,600                            54,935
Other operating expense................................        290,103           76,641                           366,744
                                                            ----------         --------          ------        ----------
  Total noninterest expenses...........................        982,830          290,221              --         1,273,051
                                                            ----------         --------          ------        ----------
Income before income taxes.............................        384,249          120,578              --           504,827
Provision for income taxes.............................        126,300           37,391                           163,691
                                                            ----------         --------          ------        ----------
Net income.............................................     $  257,949         $ 83,187          $   --        $  341,136
                                                            ==========         ========          ======        ==========
Average shares outstanding:
  U. S. Bancorp........................................         99,327
  West One
    Primary............................................                          33,292
    Fully diluted......................................                          35,996
  Pro Forma............................................                                                           148,266
Earnings per common share:
  U. S. Bancorp........................................          $2.47
  West One
    Primary............................................                           $2.50
    Fully diluted......................................                            2.38
  Pro Forma............................................                                                             $2.22(C)

      See Accompanying Notes to Pro Forma Condensed Financial Statements.

                         U. S. BANCORP AND SUBSIDIARIES
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                              PRO FORMA      PRO FORMA
                                                           U. S. BANCORP     WEST ONE(A)     ADJUSTMENTS      COMBINED
                                                           --------------    ------------    -----------    ------------
INTEREST INCOME
Loans, lease financing and loans held for sale,
  including fees.........................................    $1,302,003        $354,699         $            $1,656,702
Securities...............................................       163,382          87,220                         250,602
Trading account securities...............................         9,480             136                           9,616
Interest-bearing deposits and short-term investments.....        16,609           8,142                          24,751
                                                             ----------        --------         ------       ----------
  Total interest income..................................     1,491,474         450,197             --        1,941,671
                                                             ----------        --------         ------       ----------
INTEREST EXPENSE
Deposits.................................................       448,372         160,138                         608,510
Short-term borrowings....................................        89,524          24,906                         114,430
Long-term debt...........................................        93,220          10,046                         103,266
                                                             ----------        --------         ------       ----------
  Total interest expense.................................       631,116         195,090             --          826,206
                                                             ----------        --------         ------       ----------
NET INTEREST INCOME......................................       860,358         255,107             --        1,115,465
Provision for credit losses..............................       134,454          14,308                         148,762
                                                             ----------        --------         ------       ----------
Net interest income after provision for credit losses....       725,904         240,799             --          966,703
NONINTEREST REVENUES
Service charges on deposit accounts......................       120,102          30,882                         150,984
Bank card revenue, net...................................        50,163           6,994                          57,157
Trust and investment management..........................        45,738          11,819                          57,557
Exchange fees............................................        24,333           4,543                          28,876
Mortgage banking income, net.............................        57,970           9,748                          67,718
Credit reporting revenue.................................        33,315              --                          33,315
Other operating revenue..................................        86,059          13,899                          99,958
Equity investment income.................................        12,928              --                          12,928
Securities gains (losses)................................           438           1,690                           2,128
Gain on sale of mortgage loan servicing rights...........         7,467              --                           7,467
Gain on sale of loans....................................         4,988              --                           4,988
                                                             ----------        --------         ------       ----------
  Total noninterest revenues.............................       443,501          79,575             --          523,076
NONINTEREST EXPENSES
Employee compensation and benefits.......................       436,633         122,672                         559,305
Net occupancy expense....................................        55,709          15,255                          70,964
Equipment rentals, depreciation and maintenance..........        73,703          17,174                          90,877
Regulatory agency fees...................................        36,095          11,389                          47,484
Other operating expense..................................       266,643          62,557                         329,200
                                                             ----------        --------         ------       ----------
  Total noninterest expenses.............................       868,783         229,047             --        1,097,830
                                                             ----------        --------         ------       ----------
Income before income taxes...............................       300,622          91,327             --          391,949
Provision for income taxes...............................        92,548          27,955                         120,503
                                                             ----------        --------         ------       ----------
Income before cumulative effect of accounting changes....    $  208,074        $ 63,372         $   --       $  271,446
                                                             ==========        ========         ======       ==========
Average shares outstanding:
  U. S. Bancorp..........................................        98,650
  West One
    Primary..............................................                        30,343
    Fully diluted........................................                        33,126
  Pro Forma..............................................                                                       143,255
Earnings per common share before cumulative effect of
  accounting changes:
  U. S. Bancorp..........................................         $2.05
  West One
    Primary..............................................                         $2.09
    Fully diluted........................................                          1.98
  Pro Forma..............................................                                                         $1.86(C)

      See Accompanying Notes to Pro Forma Condensed Financial Statements.

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A) Certain reclassifications have been made to the condensed consolidated statement of income of West One as discussed below in order to present the operations of both companies on a consistent basis of accounting for purposes of the pro forma combined statements (amounts in thousands):

      Loan fees and direct loan origination costs in excess of deferred amount are presented gross as components of interest income, mortgage banking income and employee compensation and benefits expense as follows:

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                           SIX MONTHS ENDED        ----------------------------
                                            JUNE 30, 1995          1994        1993        1992
                                           ----------------        ----        ----        ----
          Increase in:
          Loan fees.....................        $13,120           $26,270     $27,110     $16,409
          Mortgage banking income, net..          1,491             3,051       2,688       2,239
          Employee compensation and
            benefits....................         14,611            29,321      29,798      18,648

       Bank card revenue and expense and mortgage banking income and expense have been reclassified from other operating revenue and other operating expense to bank card revenue, net and mortgage banking income, net, respectively, in noninterest revenues as follows:

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                            SIX MONTHS ENDED       ----------------------------
                                             JUNE 30, 1995         1994        1993        1992
                                            ----------------       ----        ----        ----
          Increase in:
          Bank card revenue, net..........       $6,075           $11,486     $9,719      $6,994
          Mortgage banking income, net....        4,924             6,600      6,030       7,509

       ATM expenses have been reclassified from other expenses to be shown net with ATM revenue in other operating revenue as follows:

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                             SIX MONTHS ENDED       -----------------------------
                                              JUNE 30, 1995         1994        1993         1992
                                             ----------------       ----        ----         ----
          Decrease in other operating
            revenue........................        $681            $1,359      $1,214        $648

      Following the Merger, there may be other reclassifications to conform certain West One reporting or accounting practices to those of U. S. Bancorp.

(B) Pooling adjustments to reflect the exchange of 50,889,593 shares of U. S. Bancorp Common Stock for 34,618,771 shares of West One Common Stock outstanding at June 30, 1995. At that date, West One also held approximately 2,269,494 treasury shares in anticipation of issuance pursuant to the conversion of Convertible Debentures. The Convertible Debentures were called for redemption in July 1995, and the majority of holders of Convertible Debentures are expected to exercise their right of conversion to West One Common Stock during the 1995 third quarter.

(C) Pro forma earnings per share are computed by dividing pro forma net income less preferred dividends by the historical weighted average number of shares of U. S. Bancorp Common Stock outstanding for each period, adjusted to give effect to the new shares assumed to be issued at the beginning of each period presented. Pro forma earnings per share on a fully diluted basis is not presented as the dilution is not material.

(D) Merger related expenses currently estimated at $60 million after-tax will be taken during the fourth quarter of 1995 for primarily employee severance, including payments to retain certain employees through their agreed upon termination dates, costs to eliminate redundant computer systems, administrative functions, premises, furniture and equipment, and professional fees.

      Management plans to reduce the aggregate number of employees by approximately 1,100 upon completion of the merger integration. The estimated costs are based upon average costs for similar programs and actual amounts due upon displacement of certain employees and include severance benefits, outplacement programs, and health benefits during the severance period.

      Management's review of the two companies' computer systems resulted in the identification of certain hardware and software that will be retired and/or sold. Management also intends to reduce the number of branches and offices maintained in accordance with those plans. Furniture and equipment will be sold or retired. The costs of reducing the number of branches, offices and related furniture and equipment have been contemplated in the Merger-related expenses estimate.

      Investment adviser fees payable upon consummation of the Merger and accountant and attorney's professional fees directly attributable to the Merger will be accrued.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     U. S. Bancorp and West One are incorporated in Oregon and Idaho, respectively. Shareholders of West One receiving U. S. Bancorp Common Stock in connection with the Merger, whose rights as shareholders are currently governed by the Idaho Business Corporation Act ("Idaho law"), West One's articles of incorporation (the "West One Articles") and West One's bylaws (the "West One Bylaws") will, upon consummation of the Merger, automatically become shareholders of U. S. Bancorp, and their rights will be governed by the Oregon Business Corporation Act ("Oregon law"), U. S. Bancorp's Restated Articles of Incorporation, as amended (the "U. S. Bancorp Articles") and U. S. Bancorp's bylaws (the "U. S. Bancorp Bylaws"). The following is a discussion of only those material similarities and differences between the rights of U. S. Bancorp shareholders under U. S. Bancorp Articles and Bylaws and Oregon law on the one hand and West One shareholders under West One Articles and Bylaws and Idaho law on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles and Bylaws of each of U. S. Bancorp and West One.

ARTICLES OF INCORPORATION AND BYLAW AMENDMENTS

     Both Oregon and Idaho law generally provide that in order for an amendment to a corporation's articles of incorporation to be adopted, the board of directors of the corporation must adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders. However, under Idaho law, a resolution setting forth the proposed amendment may be submitted directly to a meeting of shareholders by the holders of not less than one-tenth of all the shares entitled to vote at the meeting. Under Oregon law, in order for an amendment to a corporation's articles of incorporation to be adopted, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights and by every other voting group entitled to vote on the amendment. Idaho law requires that, except with respect to an amendment to the articles of incorporation that limits or removes an existing right of a shareholder to cumulate his votes with respect to the election of directors, in which case the amendment must receive the affirmative vote of the holders of at least three-fourths of the shares entitled to vote thereon, the amendment must receive the affirmative vote of the holders of the majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon.

     Under Oregon law, a corporation's board of directors may amend or repeal the corporation's bylaws unless the corporation's articles of incorporation or Oregon law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The U. S. Bancorp Bylaws provide that they may be changed or amended by a vote of a majority of the whole number of directors of U. S. Bancorp. Idaho law provides that the power to alter, amend or repeal the bylaws or to adopt new bylaws, subject to repeal or change by action of the shareholders, is vested in the board of directors unless reserved to the shareholders in the corporation's articles of incorporation. The West One Articles and the West One Bylaws provide that the West One Bylaws may be amended by the board of directors, provided that the shareholders may adopt additional bylaws or amend or repeal bylaws by the affirmative vote of not less than 80 percent of the outstanding shares of capital stock of West One not owned by an "Interested Person" as defined therein. See "-- Certain Antitakeover Provisions."

SPECIAL MEETINGS OF SHAREHOLDERS

     Oregon law provides that a special meeting of shareholders may be called by the board of directors or the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by such persons as are specified in the articles of incorporation or bylaws. The
U. S. Bancorp Bylaws permit special meetings of shareholders to be called by the
U. S. Bancorp Board, the chief executive officer, any vice chairman or the president.

     Under Idaho law, a special meeting of shareholders may be called by the board of directors, the holders of at least one-fifth of all shares entitled to vote at the meeting or such smaller proportion as may be presented in the articles of incorporation or such other persons as may be authorized in the articles of incorporation or the bylaws. The West One Bylaws provide that special meetings may be called by the chairman, the chief executive officer, the president, or the board of directors and by the president at the request of at least one-fifth of all the outstanding shares of West One entitled to vote at the meeting.

DIVIDENDS

     Under Oregon law, the board of directors of a corporation may authorize and the corporation may make distributions (including dividends) to shareholders only if after giving effect to the distribution (i) the corporation would be able to pay its debts as they become due in the usual course of business and
(ii) the corporation's total assets would at least equal the sum of its total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Under Idaho law, the directors of a corporation may from time to time declare, and the corporation may pay, dividends in cash, property or the corporation's own shares, except when the corporation is insolvent or when the declaration or payment of such dividends would render the corporation insolvent or be contrary to any restrictions contained in the articles of incorporation, provided that dividends may be paid only out of unreserved and unrestricted earned surplus of the corporation. In addition, a corporation may not redeem or purchase shares of its stock if such redemption or purchase would render it insolvent or reduce its net assets below the aggregate amount payable to holders of shares having prior or equal rights to the assets of the corporation upon involuntary dissolution. The West One Articles also prohibit distributions until all cumulative dividends accrued on all preferred or special classes of shares entitled to preferential dividends shall have been fully paid.

CAPITAL STOCK

     The authorized capital stock of West One consists of 75 million shares of West One Common Stock and 5 million shares of cumulative preferred stock. The authorized cumulative preferred stock may be issued without a vote of the holders of West One Common Stock. The board of directors of West One is authorized to divide the preferred stock into series and, within the limitations provided by Idaho law and the West One Articles, to fix the number, designation, relative rights, preferences, and limitations of the shares of each series so established. The authority of the board of directors of West One includes the right to fix for each series the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights, and voting rights. If the preferred stock were to be issued, the rights of the holders of West One Common Stock would be subordinated in certain respects to the rights of the holders of the preferred stock. West One has no preferred stock outstanding.

     The authorized capital stock of U. S. Bancorp consists of 50 million shares of preferred stock, without par value, and 250 million shares of U. S. Bancorp Common Stock. The board of directors of U. S. Bancorp is authorized, without shareholder action, to issue preferred stock in one or more series and to fix and determine all preferences, limitations, and relative rights of the shares of preferred stock or of any series thereof prior to the issuance of said shares, provided that the board of directors may not fix the voting rights of any shares of preferred stock such that the holders would be entitled to more than one vote for each share held on any matter submitted to the shareholders (except that the board of directors may otherwise provide in the event of an arrearage in the payment of dividends on any shares of preferred stock).

     The only outstanding preferred stock of U. S. Bancorp is the series designated 8 1/8 percent cumulative preferred stock, Series A (the "Series A Preferred Stock") consisting of 6 million shares issued on July 23, 1992. Unless full dividends on the Series A Preferred Stock (including accumulated dividends) have been paid or declared and set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, U. S. Bancorp Common Stock) may be declared or paid or set aside for payment or any other distribution declared or made upon the U. S. Bancorp Common Stock. No U. S. Bancorp Common Stock may be redeemed, purchased or otherwise acquired for any consideration by U. S. Bancorp unless full dividends on the Series A Preferred Stock shall have been paid or declared and set aside for payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of U. S. Bancorp, the holders of shares of Series A Preferred Stock will be entitled to receive out of the assets of U. S. Bancorp available for distribution to shareholders, before any distribution of assets is made to the holders of U. S. Bancorp Common Stock, a liquidating distribution of $25 per share plus accrued and unpaid dividends. After payment of the full amount of the liquidating distribution plus accrued and unpaid dividends, the holders of Series A Preferred Stock will have no right to any of the remaining assets of U.
S. Bancorp. The holders of Series A Preferred Stock are not entitled to vote except under certain circumstances or as expressly required by Oregon law. If at any time the equivalent of six quarterly dividends, whether or not consecutive, payable on the Series A Preferred Stock are unpaid or not declared and set aside for payment, the number of directors of U. S. Bancorp will be increased by two, and the holders of the Series A Preferred Stock outstanding at the time will have the right to elect two directors to serve until all arrearages of dividends have been paid or declared and set aside for payment. Any director so elected may be removed by, and shall not be removed except by, the vote of the holders of shares of the Series A Preferred Stock outstanding at the time. When holders of the Series A Preferred Stock are entitled to vote, each holder is entitled to one vote per share.

     West One has a shareholder rights plan providing for the distribution of one Right for each outstanding share of West One Common Stock. Each Right entitles the registered holder to purchase a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock of West One at a purchase price of $150 per unit, subject to adjustment. The Rights will become exercisable upon the occurrence of specified events which could result in a change in control of West One or upon the determination by the West One Board that an Adverse Person (as defined) beneficially owns 10 percent or more of the outstanding West One Common Stock. Once the Rights become exercisable, if the West One Board determines that a person is an Adverse Person or a person becomes the beneficial owner of 25 percent or more of the then outstanding shares of West One Common Stock (with certain exceptions), each holder of a Right (other than an Acquiring Person (as defined) or an Adverse Person) will thereafter become entitled to receive, upon payment of the exercise price, West One Common Stock (or in certain circumstances other consideration) having a value equal to two times the exercise price or, in the discretion of the West One Board, to receive West One Common Stock (or other consideration) having one-half that value without payment of the exercise price. See "THE MERGER -- The West One Rights Agreement."

     U. S. Bancorp does not have a shareholder rights plan.

DISSENTERS' RIGHTS

     Under Oregon law, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

          (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger, or if the corporation is a subsidiary that is merged with its parent under applicable Oregon law providing for the merger of a 90 percent owned subsidiary into its parent without shareholder approval;

          (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange;

          (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (A) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities or (B) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Oregon law; or

          (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Unless the articles of incorporation provide otherwise, dissenters' rights do not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the NASDAQ National Market System on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders pursuant to the procedures for short-form mergers of subsidiaries.

     Idaho law provides that any shareholder of a corporation shall have the right to dissent from, and to obtain payment for, his shares in the event of any of the following corporate actions:

          (i) any plan of merger or consolidation to which the corporation is a party, except with respect to shareholders of the surviving corporation in a merger if the vote of the shareholders of such corporation is not necessary to authorize the merger;

          (ii) any sale, lease, exchange, or other disposition of all or substantially all the property and assets of the corporation not made in the usual or regular course of its business;

          (iii) any plan of exchange to which the corporation is a party, as the corporation the shares of which are to be acquired;

          (iv) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it (A) alters or abolishes a preferential right of such shares, (B) creates, alters or abolishes a right in respect of the redemption of such shares, (C) alters or abolishes a preemptive right of the holder of such shares to acquire shares or other securities, or (D) excludes or limits the right of the holder of such shares to vote on any matter or to cumulate his votes, except as limited by dilution through the issuance of shares or other securities with similar voting rights; or

          (v) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or the resolution of the board of directors directs that the dissenting shareholders shall have the right to obtain payment for their shares.

PROVISIONS RELATING TO DIRECTORS

     Under both Oregon law and Idaho law a corporation must have a board of directors consisting of at least one director. The U. S. Bancorp Bylaws provide that the U. S. Bancorp Board shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed as determined from time to time by a majority of the full board, and provided that a majority of the full board may not increase the number of directors to a number that exceeds by more than four the number of directors last elected by shareholders. The number of directors of U. S. Bancorp is currently fixed at eight. As of and after the Effective Time of the Merger, the U. S. Bancorp Board will consist of not more than 12 persons. The West One Bylaws provide that the number of directors of the corporation shall be 12, but, by amendment of the bylaws, the number of directors may be increased or decreased to a greater or lesser number (not less than nine).

     Voting for directors of West One is cumulative. Accordingly, each holder of West One Common Stock has the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates. Voting for directors of U. S. Bancorp is not cumulative.

     The U. S. Bancorp Bylaws provide that vacancies in the U. S. Bancorp Board may be filled in accordance with Oregon law, which allows vacancies to be filled by the shareholders or the board of directors then in office. The West One Bylaws provide that vacancies may be filled by the affirmative vote of a majority of the directors then in office.

     Oregon law and Idaho law both permit classification of the board of directors if the articles of incorporation of the corporation so provide. Oregon law also permits classification of directors if the bylaws of the corporation so provide. The West One Articles provide for classification of the West One Board into three classes, each class to be as nearly equal in number as possible. One class is elected each year. Neither the U. S. Bancorp Articles nor the U. S. Bancorp Bylaws provide for such classification of directors.

     The U. S. Bancorp Bylaws provide that nominations of persons for election to the U. S. Bancorp Board may be made by the U. S. Bancorp Board, or by any holder of U. S. Bancorp securities entitled to vote thereon. Nominations, other than those made by or on behalf of the U. S. Bancorp Board, must be made in writing and delivered or mailed to the chairman of the board not less than 25 nor more than 60 days prior to the shareholders meeting at which the directors are to be elected. If less than 30 days' notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the chairman of the board not later than the close of business on the fifth day following the day on which the notice of meeting is given to shareholders.

     The West One Bylaws provide that nominations for election to the West One Board may be made by the Board, by a proxy appointed by the Board, or by any shareholder entitled to vote for the election of directors. A shareholder intending to make one or more nominations at an annual shareholders meeting must give written notice of such intent, by personal delivery or mail, to the secretary of the corporation at least 90 days in advance of the meeting. Such notice must include the name and address of the shareholder and each proposed nominee, a representation that the shareholder is a record holder of West One Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangement or understandings pursuant to which nominations are to be made, the consent of each nominee to serve as director if elected, and such other information regarding each proposed nominee as would be required to be included in the corporation's proxy statement filed pursuant to the SEC's proxy rules had the person been nominated by the West One Board.

     Under Oregon law, a director may be removed with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The U. S. Bancorp Articles do not provide that the directors may be removed only for cause. If a director is selected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceed the number of votes cast not to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes of the meeting, is removal of the director.

     Idaho law provides that at a meeting of shareholders called expressly for the purpose of removing directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the vote cast against his removal would be sufficient to elect him if then cumulatively voted at an election for the entire board of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the articles of incorporation, the provisions described above regarding removal of directors apply to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. The West One Articles provide that all or any number of directors may be removed at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of West One that are not beneficially owned by an "Interested Person."

CERTAIN ANTITAKEOVER PROVISIONS

     West One is subject to the Idaho Control Share Acquisition Law, which provides that a person (the "Acquiror") who acquires voting stock of a public corporation that is incorporated in Idaho or that has a place of business or its principal executive office in Idaho, owns or controls assets located in Idaho with a fair market value of at least $1,000,000, has more than 250 employees, and has either more than 10 percent of its shareholders residing in Idaho or more than 10 percent of its shares owned of record by Idaho residents (the "Acquired Corporation") in a transaction that results in such Acquiror holding more than 20 percent, 33 1/3 percent, or 50 percent of the total voting power of such corporation (a "Control Share Acquisition") may not vote the shares it acquires in the Control Share Acquisition ("Control Shares") unless voting rights are accorded to such Control Shares by 66 2/3 percent of the voting power of all shares entitled to vote, excluding the Control Shares held by the Acquiror and all shares held by officers and directors. A class or series of shares of the Acquired Corporation is entitled to vote separately as a class or series if any provision of the Control Share Acquisition would, if contained in a proposed amendment to the articles of incorporation of the Acquired Corporation, entitle the class or series to vote separately as a class or series.

     The Acquiror is required to submit to the Acquired Corporation an "Information Statement" setting forth certain information about itself and its plans with respect to the Acquired Corporation. At the time of delivery of the Information Statement, the Acquiror may request that the Acquired Corporation call a special meeting of shareholders to determine whether voting rights will be restored to the Control Shares. If the Acquiror does not request a special shareholders meeting, the issue of voting rights of Control Shares will be considered at the next annual or special meeting of the Acquired Corporation's shareholders that takes place more than 55 days after the receipt of the Information Statement.

     Unless otherwise expressly provided in the articles or bylaws of the Acquired Corporation, the Acquired Corporation may call for redemption all but not less than all of the Control Shares at a redemption price equal to the market value of the shares at the time the call for redemption is given if either (i) the Information Statement has not been delivered to the Acquired Corporation by the tenth day after the Control Share Acquisition or (ii) an Information Statement has been delivered to the Acquired Corporation but the shareholders have voted not to accord voting rights to such Control Shares.

     West One is also subject to certain provisions of the Idaho Business Combination Law that govern "business combinations" between corporations and "interested shareholders." The term "business combination" is defined generally to include mergers or consolidations between an Acquired Corporation and an "interested shareholder," transactions with an "interested shareholder" involving the assets or stock of the Acquired Corporation or its majority-owned subsidiaries, and transactions that increase an interested shareholder's percentage ownership of stock. The term "interested shareholder" is defined generally as any shareholder who becomes a beneficial owner of 10 percent or more of the Acquired Corporation's voting stock.

     The provisions of the Idaho Business Combination Law will not apply to an interested shareholder if (i) the interested shareholder was an interested shareholder on, or became an interested shareholder pursuant to a tender offer commenced prior to March 23, 1988, and remained such, (ii) the original articles or bylaws of the Acquired Corporation contain a provision expressly electing not to be subject to the provisions of the law, (iii) the Acquired Corporation, by action of its board of directors, adopts an amendment to its bylaws expressly electing not to be subject to the provisions of the law, (iv) the Acquired Corporation, by action of its shareholders, adopts an amendment to its articles of incorporation or bylaws approved by the shareholders holding 66 2/3 percent of the outstanding voting power of all shares entitled to vote, excluding the shares of interested shareholders and their affiliates and associates, under which the Acquired Corporation expressly elects not to be subject to the law. Under the Idaho Business Combination Law, an Acquired Corporation may not engage in any business combination or vote, consent, or otherwise act to authorize a subsidiary of the Acquired Corporation to engage in any business combination with any interested shareholder for a period of three years after the interested shareholder's share acquisition date, unless the business combination or acquisition of shares by the interested shareholder is approved by a committee of the board of directors of the Acquired Corporation before the interested shareholder's share acquisition date.

     Article XII of West One's Articles provides that any business combination (defined to include various significant corporate actions such as a merger, consolidation or sale or other transfer of a substantial portion of the Corporation's assets) proposed to be undertaken with a shareholder who, together with its affiliates, is the beneficial owner of 20 percent of more of the Corporation's capital stock ("Interested Person"), must be approved by the affirmative vote of the holders of at least 80 percent of the outstanding shares of West One's capital stock which are not beneficially owned by the Interested Person involved in the transaction and its affiliates. The 80 percent voting requirement does not apply if:

          (i) the proposed transaction is a merger, consolidation or exchange of shares involving West One which provides for the conversion of the common stock into cash, securities or other property having a fair market value per share not less than the highest per share consideration paid or given by the Interested Person and any of its affiliates for any of their shares of common stock; or

          (ii) the transaction is approved by the board of directors, provided that at least two-thirds of the "continuing directors" voted to approve the transaction at a time when such directors comprised at least a majority of the board of directors. "Continuing directors" are directors not affiliated with the Interested Person who were directors immediately prior to the time that the Interested Person involved in the transaction became an Interested Person.

Article XII of West One's Articles also requires the affirmative vote of the holders of 80 percent of the outstanding shares of West One's capital stock (excluding shares beneficially owned by an Interested Person and its affiliates) for the:

          (i) amendment or repeal of Article X (which provides for a classified board of directors) or Article XII;

          (ii) removal of any or all of the directors (which removal must be for cause); or

          (iii) adoption, amendment or repeal of any or all of West One's Bylaws by the shareholders.

     U. S. Bancorp is subject to the Oregon Control Share Act, which provides that a person (the "Oregon Acquiror") who acquires voting stock of a public Oregon corporation (the "Oregon Acquired Corporation") in a transaction that results in such Oregon Acquiror holding more than 20 percent, 33 percent, or 50 percent of the total voting power of the Oregon Acquired Corporation (an "Oregon Control Share Acquisition") may not vote the shares it acquires in the Oregon Control Share Acquisition ("Oregon Control Shares") unless voting rights are accorded to such Oregon Control Shares by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the Oregon Control Shares held by the Oregon Acquiror and all shares held by officers and employee directors. The term "Oregon Acquiror" includes persons acting as a group.

     The Oregon Acquiror may, but is not required to, submit to the Oregon Acquired Corporation an "Acquiring Person Statement" setting forth certain information about itself and its plans with respect to the Oregon Acquired Corporation. The statement may also request that the Oregon Acquired Corporation call a special meeting of shareholders to determine whether voting rights will be restored to the Oregon Control Shares. If the Oregon Acquiror does not request a special shareholders meeting, the issue of voting rights of Oregon Control Shares will be considered at the next annual or special meeting of the Oregon Acquired Corporation's shareholders. If the Oregon Acquiror's Oregon Control Shares are accorded voting rights and represent a majority or more of all voting power, the Oregon Acquired Corporation's shareholders who do not vote in favor of voting rights for the Oregon Control Shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Oregon Acquiror for the Oregon Control Shares.

     U. S. Bancorp is also subject to certain provisions of the Oregon Business Corporation Act that govern "business combinations" between corporations and "interested shareholders." The term "business combination" is defined generally to include mergers or consolidations between an Oregon corporation and an "interested shareholder," transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested shareholder's percentage ownership of stock. The term "interested shareholder" is defined generally as any shareholder who becomes a beneficial owner of 15 percent or more of the corporation's voting stock. Business combinations between corporations and interested shareholders are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) the corporation has elected in its articles of incorporation not to be governed by the Oregon business combination law (U. S. Bancorp has not made such an election), (ii) prior to the transaction, the corporation's board of directors approves either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the corporation's board of directors and ratified by at least 66 2/3 percent of the voting stock not owned by the interested shareholder.

     A corporation may provide in its articles of incorporation and bylaws that the statutory provisions described above do not apply to its shares. U. S. Bancorp has not elected to "opt out" of such provisions. Therefore, the statutory provisions described above will apply to acquisitions of shares of U.
S. Bancorp's voting stock. The effect of these statutes may be to discourage unfriendly attempts to acquire control of U. S. Bancorp.

     Under Article IX of the U. S. Bancorp Articles, any business combination (defined to include various significant corporate actions such as a merger, consolidation, or sale or other transfer of a substantial portion of U. S. Bancorp's assets) involving U. S. Bancorp and a person ("Related Person") which, together with its affiliates, is the beneficial owner of 20 percent or more of
U. S. Bancorp's capital stock entitled to vote generally in the election of directors, must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding U. S. Bancorp Common Stock excluding shares beneficially owned by the Related Person and its affiliates unless (i) the business combination is a merger, consolidation or exchange of shares providing for the conversion of U. S. Bancorp Common Stock into cash or other property having a fair value per share not less than the highest consideration paid by the Related Person and its affiliates for any of their shares of U. S. Bancorp Common Stock, (ii) the Related Person acquired all its shares of U. S. Bancorp Common Stock by means of a cash tender offer in which it offered to purchase any and all shares tendered at the same price, or (iii) the business combination is approved by the U. S. Bancorp Board (A) before such person became a Related Person or (B) when continuing directors of U. S. Bancorp (defined as a director who was a member of the U. S. Bancorp Board immediately prior to the time the Related Person became a Related Person and who is not affiliated with the Related Person) constituted a majority of the Board and at least two-thirds of the continuing directors voted to approve the business combination. Approval by the holders of not less than two-thirds of the outstanding U. S. Bancorp Common Stock excluding shares beneficially owned by a Related Person is required to amend or repeal Article IX.

                                    EXPERTS

     The financial statements incorporated in this Proxy Statement/Prospectus by reference to U. S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of West One appearing in West One's 1994 Annual Report to Shareholders and incorporated by reference in West One's Annual Report on Form 10-K for the year ended December 31, 1994, are incorporated by reference herein, and have been audited by Coopers & Lybrand L.L.P., independent accountants, and have been so incorporated in reliance on the report of such firm given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the shares of U. S. Bancorp Common Stock to be issued to the holders of West One Common Stock pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon by Miller, Nash, Wiener, Hager & Carlsen, Portland, Oregon. Clifford N. Carlsen, Jr., a partner of Miller, Nash, Wiener, Hager & Carlsen, is secretary of U. S. Bancorp and beneficially owns 4,420 shares of

U. S. Bancorp Common Stock. Miller, Nash, Wiener, Hager & Carlsen has previously acted as counsel in advising West One and its affiliates with respect to certain matters and in connection with various transactions. Miller, Nash, Wiener, Hager & Carlsen did not act as counsel to West One or its affiliates with respect to the Merger or any transaction in connection therewith.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals submitted for inclusion in U. S. Bancorp's 1996 proxy materials and consideration at its 1996 annual meeting must be received on or before November 13, 1995. Proposals should be sent to U. S. Bancorp, Attention:
Corporate Secretary Division, Post Office Box 2200, Portland, Oregon 97208-2200.

     West One intends to hold an annual meeting of shareholders in 1996 only if the Merger is not consummated on or before March 7, 1996. To the extent that an annual meeting of shareholders in 1996 is scheduled, West One anticipates that next year's proxy statement will be mailed on or about March 7, 1996, and the annual meeting will be held on April 18, 1996. Any eligible shareholder who wishes to submit written proposals for possible inclusion in next year's proxy statement must be sure that all such proposals are received by West One on or before November 8, 1995. Any such proposal or nomination should be mailed to West One Bancorp, 101 South Capitol Boulevard, P.O. Box 8247, Boise, Idaho 83733, Attention: Secretary.

August   , 1995

                                                                      APPENDIX 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                 U. S. BANCORP
                                      AND
                                WEST ONE BANCORP

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            DATED AS OF MAY 5, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I -- THE MERGER................................................................    1
  1.1  The Merger......................................................................    1
  1.2  Effective Time..................................................................    1
  1.3  Effects of the Merger...........................................................    1
  1.4  Conversion of West One Common Stock.............................................    1
  1.5  Bancorp Common Stock; Bancorp Preferred Stock...................................    2
  1.6  Options.........................................................................    2
  1.7  Convertible Debt................................................................    2
  1.8  Articles of Incorporation.......................................................    2
  1.9  Bylaws..........................................................................    2
  1.10 Tax Consequences................................................................    2
  1.11 Board of Directors..............................................................    3

ARTICLE II -- EXCHANGE OF SHARES.......................................................    3
  2.1  Bancorp to Make Shares Available................................................    3
  2.2  Exchange of Shares..............................................................    3

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF WEST ONE..............................    4
  3.1  Corporate Organization..........................................................    4
  3.2  Capitalization..................................................................    5
  3.3  Authority; No Violation.........................................................    6
  3.4  Consents and Approvals..........................................................    6
  3.5  Reports.........................................................................    7
  3.6  Financial Statements............................................................    7
  3.7  Broker's Fees...................................................................    7
  3.8  Absence of Certain Changes or Events............................................    7
  3.9  Legal Proceedings...............................................................    8
  3.10 Taxes and Tax Returns...........................................................    8
  3.11 Employees.......................................................................    9
  3.12 SEC Reports.....................................................................   10
  3.13 Compliance with Applicable Law..................................................   10
  3.14 Certain Contracts...............................................................   11
  3.15 Agreements with Regulatory Agencies.............................................   11
  3.16 Undisclosed Liabilities.........................................................   11
  3.17 State Takeover Laws.............................................................   11
  3.18 Rights Agreement................................................................   11
  3.19 Pooling of Interests............................................................   12
  3.20 Interest Rate Risk Management Instruments; Derivatives..........................   12

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF BANCORP................................   12
  4.1  Corporate Organization..........................................................   12
  4.2  Capitalization..................................................................   13

                                                                                         PAGE
                                                                                         ----
  4.3  Authority; No Violation.........................................................   13
  4.4  Consents and Approvals..........................................................   14
  4.5  Reports.........................................................................   14
  4.6  Financial Statements............................................................   14
  4.7  Brokers' Fees...................................................................   15
  4.8  Absence of Certain Changes or Events............................................   15
  4.9  Legal Proceedings...............................................................   15
  4.10 Taxes and Tax Returns...........................................................   15
  4.11 Employees.......................................................................   16
  4.12 SEC Reports.....................................................................   17
  4.13 Compliance with Applicable Law..................................................   17
  4.14 Certain Contracts...............................................................   18
  4.15 Agreements with Regulatory Agencies.............................................   18
  4.16 Undisclosed Liabilities.........................................................   18
  4.17 Pooling of Interests............................................................   19
  4.18 Interest Rate Risk Management Instruments; Derivatives..........................   19
  4.19 State Takeover Laws.............................................................   19

ARTICLE V -- COVENANTS RELATING TO CONDUCT OF BUSINESS.................................   19
  5.1  Conduct of West One Businesses Prior to the Effective Time......................   19
  5.2  West One Forbearances...........................................................   19
  5.3  Bancorp Forbearances............................................................   21

ARTICLE VI -- ADDITIONAL AGREEMENTS....................................................   21
  6.1  Regulatory Matters..............................................................   21
  6.2  Access to Information...........................................................   22
  6.3  Shareholders' Approvals.........................................................   22
  6.4  Legal Conditions to Merger......................................................   23
  6.5  Affiliates; Publication of Combined Financial Results...........................   23
  6.6  Stock Exchange Listing of Shares................................................   23
  6.7  Employee Benefit Plans..........................................................   23
  6.8  Indemnification; Directors' and Officers' Insurance.............................   24
  6.9  Additional Agreements...........................................................   25
  6.10 Advice of Changes...............................................................   26
  6.11 Dividends.......................................................................   26

ARTICLE VII -- CONDITIONS PRECEDENT....................................................   26
  7.1  Conditions to Each Party's Obligation to Effect the Merger......................   26
       (a)  Shareholder Approval.......................................................   26
       (b)  Nasdaq Listing.............................................................   26
       (c)  Other Approvals............................................................   26
       (d)  Form S-4...................................................................   26
       (e)  No Injunctions or Restraints; Illegality...................................   26

                                                                                         PAGE
                                                                                         ----
       (f)  Federal Tax Opinions.......................................................   27
       (g)  Pooling of Interests.......................................................   27
  7.2  Conditions to Obligations of Bancorp............................................   27
       (a)  Representations and Warranties.............................................   27
       (b)  Performance of Obligations of West One.....................................   27
       (c)  West One Rights Agreement..................................................   27
  7.3  Conditions to Obligations of West One...........................................   27
       (a)  Representations and Warranties.............................................   27
       (b)  Performance of Obligations of Bancorp......................................   28

ARTICLE VIII -- TERMINATION AND AMENDMENT..............................................   28
  8.1    Termination...................................................................   28
  8.2    Effect of Termination.........................................................   28
  8.3    Amendment.....................................................................   28
  8.4    Extension; Waiver.............................................................   29

ARTICLE IX -- GENERAL PROVISIONS.......................................................   29
  9.1    Closing.......................................................................   29
  9.2    Nonsurvival of Representations, Warranties, and Agreements....................   29
  9.3    Expenses......................................................................   29
  9.4    Notices.......................................................................   29
  9.5    Interpretation................................................................   30
  9.6    Counterparts..................................................................   30
  9.7    Entire Agreement..............................................................   30
  9.8    Governing Law.................................................................   31
  9.9    Severability..................................................................   31
  9.10   Publicity.....................................................................   31
  9.11   Assignment....................................................................   31

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 5, 1995, by and between U. S. BANCORP, an Oregon corporation ("Bancorp"), and WEST ONE BANCORP, an Idaho corporation ("West One").

     WHEREAS the Boards of Directors of Bancorp and West One have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger provided for herein in which West One will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Bancorp, so that Bancorp is the surviving corporation in the Merger;

     WHEREAS as a condition to, and on the day immediately after the date of execution of, this Agreement, Bancorp and West One are entering into a Bancorp Stock Option Agreement (the "Bancorp Option Agreement"); and

     WHEREAS as a condition to, and on the day immediately after the date of execution of, this Agreement, Bancorp and West One are entering into a West One Stock Option Agreement (the "West One Option Agreement"; and together with the Bancorp Option Agreement, the "Option Agreements"); and

     WHEREAS the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger,

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, West One shall merge with and into Bancorp at the Effective Time (as defined in Section 1.2 hereof) in accordance with the Oregon Business Corporation Act (the "OBCA") and the Idaho Business Corporation Act (the "IBCA"). Bancorp shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate corporate existence of West One shall terminate.

     1.2 Effective Time. The merger shall become effective as set forth in articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary") and the Secretary of State of the State of Idaho (the "Idaho Secretary"), in each case, on the Closing Date (as defined in Section 9.1 hereof). The date and time when the Merger becomes effective, as set forth in the Articles of Merger, is herein referred to as the "Effective Time."

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 60.497 of the OBCA and Section 30-1-76 of the IBCA.

     1.4  Conversion of West One Common Stock. At the Effective Time, subject to
Section 2.2(e) hereof, by virtue of the Merger, and without any action on the part of Bancorp, West One or the holder of any share of the common stock, $1.00 par value per share, of West One ("West One Common Stock"), each share of West One Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of West One Common Stock held (x) in West One's treasury or
(y) directly or indirectly by Bancorp or West One or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)) shall be converted into the right to receive
1.47 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Bancorp ("Bancorp Common Stock"); provided, however, that each share of West One Common Stock as to which a dissenting shareholder has taken the actions required by Section 30-1-81 of the IBCA shall be treated in accordance with the provisions of that section.

     All of the shares of West One Common Stock converted into Bancorp Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the

                                      --1--

Effective Time, and each certificate (each a "West One Certificate") previously representing any such shares of West One Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Bancorp Common Stock and (ii) cash in lieu of fractional shares into which the shares of West One Common Stock represented by such West One Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. West One Certificates previously representing shares of West One Common Stock shall be exchanged for certificates representing whole shares of Bancorp Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such West One Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time (or as of a record date prior to the Effective Time) the outstanding shares of Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bancorp's capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     At the Effective Time, all shares of West One Common Stock that are owned by West One as treasury stock and all shares of West One Common Stock that are owned directly or indirectly by Bancorp or West One or any of their respective Subsidiaries (other than shares of West One Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or West One, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of West One Common Stock held by Bancorp or West One or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of West One Common Stock, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or West One or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Bancorp or other consideration shall be delivered in exchange therefor. All shares of Bancorp Common Stock that are owned by West One or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued stock of Bancorp.

     1.5 Bancorp Common Stock; Bancorp Preferred Stock. At and after the Effective Time, each share of Bancorp Common Stock and each share of Series A preferred stock, no par value, of Bancorp issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of the Surviving Corporation and shall not be affected by the Merger.

     1.6 Options. Outstanding options to purchase West One Common Stock shall be converted into options to purchase Bancorp Common Stock as provided in
Section 6.7(c).

     1.7 Convertible Debt. The right of each holder of West One's 7 3/4 percent Convertible Subordinated Debentures Due 2006 (the "Convertible Debentures"), to receive West One Common Stock shall be converted into the right to receive Bancorp Common Stock. The number of shares of Bancorp Common Stock that such holder shall be entitled to receive shall be equal to the product of the number of shares of West One Common Stock that such holder would have been entitled to receive multiplied by the Exchange Ratio, as provided in the indenture governing the Convertible Debentures.

     1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Bancorp, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     1.9 Bylaws. At the Effective Time, the Bylaws of Bancorp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                      --2--

     1.11 Board of Directors. From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of not more than twelve persons, including the members of the Board of Directors of Bancorp as constituted immediately prior to the Effective Time, Mr. Daniel R. Nelson, and three additional persons named prior to the mailing of the Joint Proxy Statement (as defined below) by action of a majority of the Board of Directors of West One.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Bancorp to Make Shares Available. At or prior to the Effective Time, Bancorp shall deposit, or shall cause to be deposited, with a bank or trust company selected by Bancorp and reasonably acceptable to West One (which may be a Subsidiary of Bancorp) (the "Exchange Agent"), for the benefit of the holders of West One Certificates, for exchange in accordance with this Article II, certificates representing the shares of Bancorp Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Bancorp Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of West One Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days after receipt from West One or its transfer agent of a list of shareholders of record of West One as of the Effective Time, the Exchange Agent shall mail to each holder of record of a West One Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the West One Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the West One Certificates in exchange for certificates representing the shares of Bancorp Common Stock and the cash in lieu of fractional shares, if any, into which the shares of West One Common Stock represented by such West One Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a West One Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such West One Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Bancorp Common Stock into which the shares of West One Common Stock theretofore represented by the West One Certificate so surrendered shall have been converted pursuant to the provisions of Article I hereof and
(ii) a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive in respect of the West One Certificate surrendered pursuant to the provisions of this Article II, and the West One Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of West One Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Bancorp Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of West One unless such Affiliate has theretofore executed and delivered to Bancorp the agreement referred to in Section 6.5.

     (b) No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock shall be paid to the holder of any unsurrendered West One Certificate until the holder thereof shall surrender such West One Certificate in accordance with this Article II. After the surrender of a West One Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Bancorp Common Stock represented by such West One Certificate.

     (c) If any certificate representing shares of Bancorp Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Bancorp Common Stock in any name other than that of the

                                      --3--
registered holder of the West One Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of West One of the shares of West One Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, West One Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Bancorp Common Stock as provided in this
Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Bancorp Common Stock shall be issued upon the surrender for exchange of West One Certificates, no dividend or distribution with respect to Bancorp Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of West One. In lieu of the issuance of any such fractional share, Bancorp shall pay to each former shareholder of West One who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Bancorp Common Stock on the NASDAQ Stock Market National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Bancorp Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of West One for twelve months after the Effective Time shall be paid to Bancorp. Any shareholders of West One who have not theretofore complied with this Article II shall thereafter look only to Bancorp for payment of the shares of Bancorp Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Bancorp Common Stock deliverable in respect of each share of West One Common Stock that such shareholder is entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Bancorp, West One, the Exchange Agent or any other person shall be liable to any former holder of shares of West One Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any West One Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bancorp, the posting by such person of a bond in such amount as Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such West One Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed West One Certificate the shares of Bancorp Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF WEST ONE

     Except as set forth in the disclosure schedule of West One delivered to Bancorp concurrently herewith (the "West One Disclosure Schedule"), West One hereby represents and warrants to Bancorp as follows:

     3.1 Corporate Organization. (a) West One is a corporation duly organized and validly existing under the laws of the State of Idaho. West One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on West One. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Bancorp, West One or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank,

                                      --4--
corporation, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. West One is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of West One, copies of which have previously been made available to Bancorp, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each West One Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on West One, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of West One accurately reflect in all material respects all corporate actions since January 1, 1993, of its shareholders and Board of Directors (including committees of the Board of Directors of West One).

     3.2 Capitalization. (a) The authorized capital stock of West One consists of 75,000,000 shares of West One Common Stock and 5,000,000 shares of preferred stock, $1.00 par value per share. At the close of business on March 31, 1995, there were 36,835,096 shares of West One Common Stock outstanding and no shares of West One preferred stock outstanding. On March 31, 1995, no shares of West One Common Stock or West One Preferred Stock were reserved for issuance, except that (i) shares of West One Common Stock were reserved for issuance pursuant to West One's dividend reinvestment and stock purchase plan (the "West One DRIP"),
(ii) 2,687,450 shares of West One Common Stock were reserved for issuance pursuant to the conversion of the Convertible Debentures, (iii) zero shares of West One Common Stock were reserved for issuance pursuant to the conversion of West One's convertible subordinated capital notes due 1997, (iv) 2,332,719 shares of West One Common Stock were reserved for issuance upon the exercise of stock options pursuant to the West One Stock Plans, (v) shares of West One Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "West One Rights") distributed to holders of West One Common Stock pursuant to the Rights Agreement, dated as of October 19, 1989, between West One and Norwest Bank Minnesota, National Association, as Rights Agent (the "West One Rights Agreement"), and (vi) the shares of West One Common Stock issuable pursuant to the West One Option Agreement. All of the issued and outstanding shares of West One Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as stated above, West One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of West One Common Stock or West One Preferred Stock or any other equity securities of West One or any securities representing the right to purchase or otherwise receive any shares of West One Common Stock or West One Preferred Stock. West One has previously provided Bancorp with a list of the option holders, the date of each option to purchase West One Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the West One Stock Plans. Since December 31, 1994, West One has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to
(i) the exercise of employee stock options, (ii) the West One DRIP, and (iii) conversion of the Convertible Debentures.

     (b) West One owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the West One Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No West One Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Bancorp with Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants,

                                      --5--
calls, commitments or agreements of any character by which West One or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of West One or any of its Subsidiaries.

     3.3 Authority; No Violation. (a) West One has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of West One. The Board of Directors of West One has directed that this Agreement and the transactions contemplated hereby be submitted to West One's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of West One Common Stock, no other corporate proceedings on the part of West One are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by West One and (assuming due authorization, execution and delivery by Bancorp) constitutes a valid and binding obligation of West One, enforceable against West One in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by West One nor the consummation by West One of the transactions contemplated hereby, nor compliance by West One with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of West One or
(ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to West One or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of West One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which West One or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on West One.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, (ii) the filing of any requisite applications with the Office of the Comptroller of the Currency (the "OCC") or the Federal Deposit Insurance Corporation (the "FDIC") in connection with the merger of Subsidiaries of West One and Bancorp, (iii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Bancorp's and West One's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (v) the filing of the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (vi) the filing of the Articles of Merger with the Idaho Secretary pursuant to the IBCA, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, (viii) the approval of this Agreement by the requisite vote of the shareholders of Bancorp and West One, and (ix) the consents and approvals set forth in West One Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by West One of this Agreement and (B) the consummation by West One of the Merger and the other transactions contemplated hereby.

                                      --6--

     3.5 Reports. West One and each of its Subsidiaries have timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993, with (i) the Federal Reserve Board, (ii) the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act ("HOLA"), (iii) any state regulatory authority (each a "State Regulator"), (iv) the OCC, (v) the FDIC, and (vi) any other self-regulatory organization ("SRO") (collectively, "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1993, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of West One and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of West One, investigation into the business or operations of West One or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of West One or any of its Subsidiaries.

     3.6 Financial Statements. West One has previously delivered to Bancorp copies of (a) the consolidated balance sheets of West One and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in West One's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Coopers & Lybrand L.L.P., independent public accountants, with respect to West One, and
(b) the unaudited consolidated balance sheets of West One and its Subsidiaries as of March 31, 1995, and March 31, 1994, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the three-month periods then ended substantially in the form that is proposed to be reported in West One's Quarterly Report on Form 10-Q for the period ended March 31, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of West One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial statements referred to in this Section 3.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of West One and its Subsidiaries in view of the size and character of such portfolio, the current economic conditions, and other pertinent factors and no facts have subsequently come to the attention of management of West One that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by West One and its Subsidiaries, the value attributed thereto for purposes of compiling such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with regulations of the applicable Regulatory Agencies. The books and records of West One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Neither West One nor any West One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in West One Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither West One nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with

                                      --7--
their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West One.

     (b) Except as publicly disclosed in West One Reports filed prior to the date hereof, since December 31, 1994, West One and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Since January 1, 1995, neither West One nor any of its Subsidiaries has
(i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 1995, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1994, (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, or (iii) been the subject of any organizing activities known to West One.

     3.9 Legal Proceedings. (a) Except as publicly disclosed in West One Reports filed prior to the date hereof, neither West One nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of West One's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against West One or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on West One or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement or the West One Option Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon West One, any of its Subsidiaries or the assets of West One or any of its Subsidiaries that has had, or might reasonably be expected to have, a Material Adverse Effect on West One.

     3.10 Taxes and Tax Returns. (a) Each of West One and its Subsidiaries has duly filed all material federal, state and, to the best of West One's knowledge, material local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that
(1) are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of West One and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS"), and any liability with respect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of West One's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon West One or any of its Subsidiaries, nor has West One or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by West One and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on West One,
(ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by West One and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on West One, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by West One in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on West One and (iv) there are no tax liens upon any property or assets of the West One or its Subsidiaries except liens for current taxes not yet due. To the knowledge of West One, no property of West One or any of its Subsidiaries is property that West One or any of its Subsidiaries is or will be required

                                      --8--
to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither West One nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by West One or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6 hereof, neither West One nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on West One.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of West One or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or West One Benefit Plan (as defined below) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by West One or any Subsidiary of West One under any contract, plan, program, arrangement or understanding is reasonably likely.

     3.11 Employees. (a) The West One Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "West One Benefit Plans") by West One or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with West One would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) West One has heretofore delivered to Bancorp true and complete copies of each of the West One Benefit Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) (i) Each of the West One Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the West One Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each West One Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such West One Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such West One Benefit Plan's actuary with respect to such West One Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such West One Benefit Plan allocable to such accrued benefits, (iv) no West One Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of West One, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of West One, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by West One, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to West One, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no West One

                                      --9--

Benefit Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, (vii) all contributions or other amounts payable by West One or its Subsidiaries as of the Effective Time with respect to each West One Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither West One, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which West One, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of West One there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the West One Benefit Plans or any trusts related thereto.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of West One or any of its affiliates from West One or any of its affiliates under any West One Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any West One Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     3.12 SEC Reports. West One has previously made available to Bancorp an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993, by West One with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "West One Reports") and prior to the date hereof and (b) communication mailed by West One to its shareholders since January 1, 1993, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. West One has timely filed all West One Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all West One Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. (a) West One and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, regulations of any Governmental Entity relating to West One or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on West One, and neither West One nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     (b) Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by West One or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no governmental entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by West One or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither West One nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither West One nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

                                     --10--

     3.14 Certain Contracts. (a) Neither West One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bancorp, West One, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the West One Reports, (iv) that materially restricts the conduct of any line of business by West One, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. West One has previously delivered to Bancorp true and correct copies of all employment, consulting, and deferred compensation agreements that are in writing and a written summary of all such contracts that are material to West One and not in writing. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a), whether or not set forth in the West One Disclosure Schedule, is referred to herein as a "West One Contract." Neither West One nor any of its Subsidiaries knows of, or has received notice of, any violation of any West One Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on West One.

     (b) (i) Each West One Contract is valid and binding and in full force and effect, (ii) West One and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each West One Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on West One, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of West One or any of its Subsidiaries or, to the knowledge of West One, on the part of any other party under any such West One Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on West One.

     3.15 Agreements with Regulatory Agencies. Neither West One nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the West One Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has West One or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of West One as of December 31, 1994 and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither West One nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on West One.

     3.17 State Takeover Laws. The Board of Directors of West One has taken such actions as are necessary such that the provisions of the Idaho Business Combination Law (Sections 30-1701 to 30-1710) and the Idaho Control Share Acquisition Law (Sections 30-1601 to 30-1614) will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

     3.18 Rights Agreement. West One has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the West One Rights Agreement or amending

                                     --11--
or terminating the West One Rights Agreement) so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the West One Rights Agreement or enable or require the West One Rights to be exercised, distributed or triggered.

     3.19 Pooling of Interests. As of the date of this Agreement, West One has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

     3.20 Interest Rate Risk Management Instruments; Derivatives. (a) West One has heretofore delivered to Bancorp an accurate and complete list of (A) all interest rate swaps, caps, floors, option agreements, and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which West One or any of its Subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by West One or its Subsidiaries that are generally known as "structured note," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities"). Neither West One nor any of its Subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or person for which it or any such subsidiary acts as a trustee, fiduciary, or investment advisor.

     (b) All Derivative Securities to which West One or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. West One and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BANCORP

     Except as set forth in the disclosure schedule of Bancorp delivered to West One concurrently herewith (the "Bancorp Disclosure Schedule"), Bancorp hereby represents and warrants to West One as follows:

     4.1 Corporate Organization. (a) Bancorp is a corporation duly organized, validly existing under the laws of the State of Oregon. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bancorp. Bancorp is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of Bancorp, copies of which have previously been made available to West One, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Bancorp Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Bancorp, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                                     --12--

     (c) The minute books of Bancorp accurately reflect in all material respects all corporate actions since January 1, 1993, of its shareholders and Board of Directors (including committees of the Board of Directors of Bancorp).

     4.2 Capitalization. (a) The authorized capital stock of Bancorp consists of (i) 250,000,000 shares of Bancorp Common Stock, of which as of May 1, 1995, 98,202,805 shares were issued and outstanding and (ii) 50,000,000 shares of Preferred Stock, no par value ("Bancorp Preferred Stock"), of which as of May 1, 1995, 6,000,000 shares designated as Series A were issued and outstanding. All of the issued and outstanding shares of Bancorp Common Stock and Bancorp Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for
(i) the Bancorp Option Agreement, (ii) shares of Bancorp Common Stock reserved for issuance pursuant to the Bancorp Benefit Plans (as defined below), and (iii) Bancorp's dividend reinvestment and stock purchase plan (the "Bancorp DRIP"), Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bancorp Common Stock or Bancorp Preferred Stock or any other equity securities of Bancorp or any securities representing the right to purchase or otherwise receive any shares of Bancorp Common Stock or Bancorp Preferred Stock. As of December 31, 1994, 9,541,838 shares of Bancorp Common Stock were reserved for issuance pursuant to the Bancorp DRIP and Bancorp Benefit Plans and no shares of Bancorp Preferred Stock were reserved for issuance. As of the date of this Agreement, since December 31, 1994, Bancorp has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options granted prior to such date, (ii) the Bancorp Option Agreement, (iii) the Bancorp DRIP, (iv) the Bancorp Employee Investment Plan, and (v) the grant of options to non-employee directors. The shares of Bancorp Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bancorp Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp. The Board of Directors of Bancorp has directed that this Agreement and the transactions contemplated hereby be submitted to Bancorp's shareholders for approval at a meeting of such shareholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bancorp Common Stock, no other corporate proceedings on the part of Bancorp are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancorp and (assuming due authorization, execution and delivery by West One) constitutes a valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby, nor compliance by Bancorp with any of the terms or provisions hereof, will (i) violate any provisions of the Articles of Incorporation or Bylaws of Bancorp or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or

                                     --13--
any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Bancorp.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, (ii) the filing of any requisite applications with the OCC or the FDIC in connection with the merger of Subsidiaries of West One and Bancorp, (iii) the filing of the State Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4, (v) the filing of the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (vi) the filing of the Articles of Merger with the Idaho Secretary pursuant to the IBCA, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite vote of the shareholders of Bancorp and West One, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Bancorp of this Agreement and (B) the consummation by Bancorp of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Bancorp and each of its Subsidiaries have timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993, with the Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 1993, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Bancorp or any of its Subsidiaries.

     4.6 Financial Statements. Bancorp has previously delivered to West One copies of (a) the consolidated balance sheets of Bancorp and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche LLP, independent auditors with respect to Bancorp, (b) the unaudited consolidated balance sheets of Bancorp and its Subsidiaries as of March 31, 1995, and March 31, 1994, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the three month periods then ended substantially in the form that is proposed to be reported in Bancorp's Quarterly Report on Form 10-Q for the period ended March 31, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved,

                                     --14--
except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial statements referred to in this
Section 4.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of Bancorp and its Subsidiaries in view of the size and character of such portfolio, the current economic conditions, and other pertinent factors and no facts have subsequently come to the attention of management of Bancorp that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by Bancorp and its Subsidiaries, the value attributed thereto for purposes of compiling such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with regulations of the applicable Regulatory Agencies. The books and records of Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Brokers' Fees. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Bancorp Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Bancorp nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bancorp.

     (b) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, from December 31, 1994, through the date of this Agreement, Bancorp and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Since January 1, 1995, neither Bancorp nor any of its Subsidiaries has
(i) suffered any strike, work stoppage, slowdown, or other labor disturbance or
(ii) been the subject of any organizing activities.

     4.9 Legal Proceedings. (a) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, neither Bancorp nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Bancorp's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against Bancorp or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Bancorp or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement or the Bancorp Option Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Bancorp, any of its Subsidiaries or the assets of Bancorp or any of its Subsidiaries that has had, or might reasonably be expected to have, a Material Adverse Effect on Bancorp or the Surviving Corporation.

     4.10 Taxes and Tax Returns. (a) Each of Bancorp and its Subsidiaries has duly filed all material federal, state and, to the best of Bancorp's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) that are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of Bancorp and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of Bancorp's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments

                                     --15--
upon Bancorp or any of its Subsidiaries, nor has Bancorp or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Bancorp and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Bancorp, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by Bancorp and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Bancorp, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Bancorp in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on Bancorp and (iv) there are no Tax liens upon any property or assets of the Bancorp or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Bancorp, no property of Bancorp or any of its Subsidiaries is property that Bancorp or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither Bancorp nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Bancorp or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6 hereof, neither Bancorp nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Bancorp.

     (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Bancorp or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Bancorp Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Bancorp or any Subsidiary of Bancorp under any contract, plan, program, arrangement or understanding is reasonably likely.

     4.11 Employees. (a) The Bancorp Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "Bancorp Benefit Plans") by Bancorp, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Bancorp ERISA Affiliate"), all of which together with Bancorp would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Bancorp has heretofore delivered to West One true and complete copies of each of the Bancorp Benefit Plans and all related documents, including but not limited to (i) the actuarial report for such Bancorp Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Bancorp Benefit Plan.

     (c) (i) Each of the Bancorp Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Bancorp Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Bancorp Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Bancorp Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Bancorp Benefit Plan's actuary with respect to such Bancorp Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of

                                     --16--
such Bancorp Benefit Plan allocable to such accrued benefits, (iv) no Bancorp Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Bancorp, its Subsidiaries or the Bancorp ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate of incurring a material liability thereunder, (vi) no Bancorp Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Bancorp or its Subsidiaries as of the Effective Time with respect to each Bancorp Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Bancorp, its Subsidiaries nor any Bancorp ERISA Affiliate has engaged in a transaction in connection with which Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Bancorp there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Bancorp Benefit Plans or any trusts related thereto.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bancorp or any of its affiliates from Bancorp or any of its affiliates under any Bancorp Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Bancorp Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     4.12 SEC Reports. Bancorp has previously made available to West One an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993, by Bancorp with the SEC pursuant to the Securities Act or the Exchange Act (the "Bancorp Reports") and prior to the date hereof and (b) communication mailed by Bancorp to its shareholders since January 1, 1993, and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Bancorp has timely filed all Bancorp Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Bancorp Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.13 Compliance with Applicable Law. (a) Except as disclosed in the Bancorp Disclosure Schedule, Bancorp and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Bancorp or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp, and neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     (b) Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no governmental entity has issued any citation or

                                     --17--
notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither Bancorp nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and
(iii) neither Bancorp nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

     4.14 Certain Contracts. (a) Neither Bancorp nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bancorp, West One, the surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Bancorp Reports, (iv) that materially restricts the conduct of any line of business by Bancorp, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Bancorp Disclosure Schedule, is referred to herein as a "Bancorp Contract." Neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any violation of any Bancorp Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on Bancorp.

     (b)(i) Each Bancorp Contract is valid and binding and in full force and effect, (ii) Bancorp and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bancorp Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp, and (iii) no event or condition exists that constitutes or, after notice or lapse of time, or both, would constitute, a material default on the part of Bancorp or any of its Subsidiaries or, to the knowledge of Bancorp, on the part of any other party under any such Bancorp Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp.

     4.15 Agreements with Regulatory Agencies. Neither Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the Bancorp Disclosure Schedule, a "Bancorp Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bancorp or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bancorp dated as of December 31, 1994, and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Bancorp nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Bancorp.

                                     --18--

     4.17 Pooling of Interests. As of the date of this Agreement, Bancorp has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

     4.18 Interest Rate Risk Management Instruments; Derivatives. (a) Bancorp has heretofore delivered to West One an accurate and complete list of all Derivative Securities to which Bancorp or any of its Subsidiaries is a party or any of their properties may be subject, or that are owned by Bancorp or any of its Subsidiaries. Neither Bancorp nor any of its Subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or person for which it or any such Subsidiary acts as a trustee, fiduciary, or investment advisor.

     (b) All Derivative Securities to which Bancorp or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. Bancorp and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

     4.19 State Takeover Laws. The Board of Directors of Bancorp has taken such actions as are necessary such that the provisions of Sections 60.825 to 60.845 of the Oregon Business Corporation Act regarding business combinations and the Oregon Control Share Act (Sections 60.801 to 60.813) will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of West One Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the West One Option Agreement, West One shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would adversely affect or delay the ability of West One or Bancorp to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the West One Option Agreement.

     5.2 West One Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the West One Option Agreement, West One shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bancorp:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of West One or any of its Subsidiaries to West One or any of its Subsidiaries or fund redemption of debentures or repurchases of stock related thereto; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital

                                     --19--
     stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends at the rate not in excess of the rate being paid at the date of this Agreement as such rate may be increased at times and in amounts as are consistent with past practice and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries); or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof, (B) the West One Option Agreement, (C) the West One Rights Agreement; (D) conversion of the Convertible Debentures, or (E) the West One DRIP until the West One DRIP is terminated, which shall occur as soon as practicable after the date hereof;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (f) increase in any manner the compensation or fringe benefits of any of its employees other than increases for employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than amendments required to comply with applicable legal requirements or accelerate the vesting of any stock options or other stock-based compensation;

          (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and West One shall promptly notify Bancorp of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or unless West One shall have determined based upon the written advice of counsel that fiduciary duties under applicable law require otherwise, participate in any negotiations concerning or otherwise facilitate any such transaction;

          (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice;

          (i) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of West One to exercise its rights under the Bancorp Option Agreement;

          (j) amend its articles of incorporation or its bylaws;

          (k) other than in prior consultation with Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                                     --20--

          (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

     5.3 Bancorp Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bancorp Option Agreement, Bancorp shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of West
One:

          (a) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as Bancorp from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries);

          (b) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Bancorp to exercise its rights under the West One Option Agreement;

          (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in this Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (d) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Bancorp Option Agreement;

          (e) amend its articles of incorporation except with respect to the establishment of one or more series of preferred stock; or

          (f) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Bancorp and West One shall promptly prepare and file with the SEC the Joint Proxy Statement and Bancorp shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Bancorp and West One shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bancorp and West One shall thereafter mail the Joint Proxy Statement to their respective shareholders. Bancorp shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and West One shall furnish all information concerning West One and the holders of West One Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this

                                     --21--

Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Bancorp and West One shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to West One or Bancorp, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Bancorp and West One shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Bancorp, West One or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Bancorp and West One shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Bancorp and West One shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Bancorp and West One shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Bancorp or West One, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Bancorp nor West One nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bancorp's or West One's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Bancorp and West One shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated March 31, 1995, between Bancorp and West One (the "Confidentiality Agreements").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Shareholders' Approvals. Each of Bancorp and West One shall call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Subject to fiduciary requirements under applicable law, the boards of directors of

                                     --22--

West One and Bancorp shall recommend such approval to their respective shareholders and shall use reasonable efforts to solicit such approval.

     6.4 Legal Conditions to Merger. Each of Bancorp and West One shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by West One or Bancorp or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Bancorp and West One shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meetings called by Bancorp and West One to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Bancorp Common Stock or West One Common Stock held by such "affiliate" and, in the case of the "affiliates" of West One, the shares of Bancorp Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Bancorp Common Stock to be received by "affiliates" of West One in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Bancorp and West One. Notwithstanding any other provision of this Agreement, no certificate for Bancorp Common Stock shall be delivered in exchange for West One Certificates held by any such "affiliate" who shall not have executed and delivered such an agreement.

     (b) Bancorp shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing of Shares. Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market National Market System, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) Within a reasonable time after the Effective Time, and subject to applicable law, Bancorp shall provide to the employees of Bancorp and its Subsidiaries who formerly were employees of West One and its Subsidiaries employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of Bancorp and its Subsidiaries. From and after the Effective Time, and until Bancorp has accomplished the actions contemplated by the preceding sentence, employees of Bancorp or its Subsidiaries who were employees of West One or its Subsidiaries immediately prior to the Effective Time shall be provided with employee benefits under employee benefit plans of West One, employee benefit plans of Bancorp, or some combination thereof, as Bancorp shall reasonably deem appropriate in order to accomplish an orderly transition of benefits. From and after the Effective Time, employees of Bancorp or its Subsidiaries who were employees of the West One and its Subsidiaries immediately prior to the Effective Time shall receive full credit for all purposes under such plans, except the accrual of benefits, for their length of service prior to the Effective Time with the West One or any of its Subsidiaries (and any predecessors thereto) to the extent such service would be recognized under such plans, if such service was with Bancorp and its Subsidiaries or if greater, to the extent such service is recognized under similar plans of West One and

                                     --23--
its Subsidiaries. From and after the Effective Time, Bancorp shall maintain in effect the benefits provided as of the date of this Agreement to employees of West One who are participants in the West One Bancorp Premier Life Insurance Plan (the "Life Insurance Plan"). West One shall not permit any additional employees to participate in the Life Insurance Plan or increase the benefits provided to any participants thereunder after the date of this Agreement.

     (b) Bancorp agrees to honor in accordance with their terms (i) all West One Benefit Plans and (ii) all contracts, arrangements, commitments, or understandings described in Section 3.14(a)(i) disclosed on the West One Disclosure Schedule, and (iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing Bancorp from amending, modifying or terminating any West One Benefit Plans, contracts, arrangements, commitments or understandings, in accordance with their terms. The provisions of this Section 6.7 are intended to be for the benefit for, and enforceable by, each of the beneficiaries of or parties to such plans, contracts, arrangements, commitments, and understandings.

     (c) West One shall take all action necessary to cause each outstanding option to purchase West One Common Stock held by directors or employees of West One and its Subsidiaries (and any related stock appreciation right), together with the relevant stock option plans of West One, to be amended at or prior to the Effective Time so that from and after the Effective Time, the stock option plans shall continue and there shall be substituted for each option (or stock appreciation right) an option to purchase (or the right to receive appreciation in market value of) shares of Bancorp Common Stock rather than West One Common Stock. The number of such shares of Bancorp Common Stock covered by the substituted option (and stock appreciation right) shall be computed by applying the Exchange Ratio to the shares of West One Common Stock covered by the option (or stock appreciation right) with any resulting fractional shares to be rounded down to the next whole share. The exercise price per share of the substituted option shall be equal to the exercise price per share of West One Common Stock under the original option divided by the Exchange Ratio with the result rounded up to the next cent. All such options (and stock appreciation rights) shall remain in full force and effect without other alteration, including acceleration of exercisability or conferring any right to receive cash by reason of the Merger, except as provided by their terms. Bancorp shall cooperate as necessary to permit the taking of the actions specified in this paragraph (c).

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of West One or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of West One, any of the West One Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Bancorp shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Bancorp; provided, however, that (1) Bancorp shall have the right to assume the defense thereof and upon such assumption Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Bancorp and the

                                     --24--

Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Bancorp, and Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Bancorp shall be obligated to pay for such separate counsel, (3) Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Bancorp shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Bancorp thereof, provided that the failure to so notify shall not affect the obligations of Bancorp under this Section 6.8 except to the extent such failure to notify materially prejudices Bancorp. Bancorp's obligations under this Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that Bancorp shall have the right of set-off against any payments required to be made by Bancorp to an Indemnified Party pursuant to this
Section 6.8(a) to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy maintained by West One or Bancorp. Notwithstanding the foregoing provisions of this Section 6.8(a), Bancorp shall have no obligation to indemnify the Indemnified Parties (or advance expenses to them) except to the extent they would be entitled to such indemnification (or advance) under the provisions of Bancorp's Articles of Incorporation or Bylaws or any agreement to which Bancorp is a party as in effect on the date of this Agreement if such Indemnified Parties had been officers or directors of Bancorp at the time of the event giving rise to such indemnification.

     (b) Bancorp shall use its best efforts to cause the persons serving as officers and directors of West One immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Bancorp, if any (provided that Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Bancorp be required to expend more than 200 percent of the current amount expended by West One (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Bancorp is unable to maintain or obtain the insurance called for by this Section 6.8(b), Bancorp shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (c) In the event Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bancorp assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Bancorp and a Subsidiary of West One) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Bancorp. Pending the Effective Time, Bancorp and West One shall consult with one another and cooperate as reasonably requested

                                     --25--
by Bancorp to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include, if requested, the entering into of merger agreements between or among their respective Subsidiaries and the filing of appropriate regulatory applications with respect thereto (conditioned upon the effectiveness of the Merger), communicating with employees, consultation regarding material contracts, renewals, and capital commitments to be entered into by West One and its Subsidiaries, making arrangements for employee training prior to the Effective Time and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Effective Time, provided that the cooperation required under this Section 6.9 shall not be deemed to require actions that would materially delay or impede the Merger.

     6.10 Advice of Changes. Bancorp and West One shall promptly advise the other party of any change or event having, or that would be reasonably likely to have, a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Dividends. After the date of this Agreement, each of Bancorp and West One shall coordinate with the other the declaration of any dividends in respect of Bancorp Common Stock and West One Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bancorp Common Stock or West One Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bancorp Common Stock and/or West One Common Stock and any shares of Bancorp Common Stock any such holder receives in exchange therefor in the Merger.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of West One Common Stock and Bancorp Common Stock entitled to vote thereon.

          (b) Nasdaq Listing. The shares of Bancorp Common Stock that shall be issued to the shareholders of West One upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market National Market System subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions that are in Bancorp's reasonable judgment unduly burdensome and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the West One Disclosure Schedule or Bancorp Disclosure Schedule shall have been obtained. For purposes of this paragraph, a divestiture required as a condition to any regulatory approval shall not be unduly burdensome if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regarding the merger of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of this Agreement.

          (d) Form S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the

                                     --26--
     consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f) Federal Tax Opinions. Bancorp shall have received an opinion of Miller, Nash, Wiener, Hager & Carlsen, counsel to Bancorp, and West One shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to West One, in form and substance reasonably satisfactory to Bancorp and West One, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly:

        (i) No gain or loss will be recognized by Bancorp or West One as a result of the Merger;

        (ii) No gain or loss will be recognized by the shareholders of West One who exchange their West One Common Stock solely for Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bancorp Common Stock); and

        (iii) The tax basis of the Bancorp Common Stock received by shareholders who exchange all of their West One Common Stock solely for Bancorp Common Stock in the Merger will be the same as the tax basis of the West One Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Bancorp, West One and others.

          (g) Pooling of Interests. Bancorp and West One shall each have received letters from Deloitte & Touche LLP and Coopers & Lybrand L.L.P., respectively, addressed to Bancorp and West One, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Bancorp. The obligation of Bancorp to effect the Merger is also subject to the satisfaction or waiver by Bancorp at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of West One set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Bancorp shall have received a certificate signed on behalf of West One by the Chief Executive Officer and the Chief Financial Officer of West One to the foregoing effect.

          (b) Performance of Obligations of West One. West One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bancorp shall have received a certificate signed on behalf of West One by the Chief Executive Officer and the Chief Financial Officer of West One to such effect.

          (c) West One Rights Agreement. The rights issued pursuant to the West One Rights Agreement shall not have been become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     7.3 Conditions to Obligations of West One. The obligation of West One to effect the Merger is also subject to the satisfaction or waiver by West One at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. West One shall have received a certificate signed on

                                     --27--
     behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to the foregoing effect.

          (b) Performance of Obligations of Bancorp. Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and West One shall have received a certificate signed on behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to such effect.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of West One:

          (a) by mutual consent of Bancorp and West One in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Bancorp or the Board of Directors of West One (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Bancorp or the Board of Directors of West One if the Merger shall not have been consummated on or before April 30, 1996, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

          (d) by either the Board of Directors of Bancorp or the Board of Directors of West One (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

          (e) by either Bancorp or the West One if any approval of the shareholders of Bancorp or the West One required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Bancorp or West One as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Bancorp, West One, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Bancorp nor West One shall be relieved or released from any liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of West One; provided, however, that after any approval of the transactions contemplated by this Agreement by West One's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the West One

                                     --28--
shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by West One's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the West One shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10 a.m. on a date to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Bancorp and West One.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Bancorp, to:

               U. S. Bancorp
               111 S.W. Fifth Avenue, T-31
               Portland, Oregon 97204
               Facsimile: (503) 275-3452
               Attention: Gerry B. Cameron

                                     --29--
             with copies to:

               U. S. Bancorp
               111 S.W. Fifth Avenue, T-31
               Portland, Oregon 97204
               Facsimile: (503) 275-3452
               Attention: Robert D. Geddes

               Miller, Nash, Wiener, Hager & Carlsen
               111 S.W. Fifth Avenue
               Portland, Oregon 97204
               Facsimile: (503) 224-0155
               Attention: John J. DeMott, Esq.
        and

           (b) if to West One, to:

               West One Bancorp
               101 South Capitol Boulevard
               Post Office Box 8247
               Boise, Idaho 83733
               Facsimile: (208) 383-3858
               Attention: Daniel R. Nelson

             with copies to:

               West One Bancorp
               101 South Capitol Boulevard
               Post Office Box 8247
               Boise, Idaho 83733
               Facsimile: (208) 383-3858
               Attention: Dwight V. Board

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd
               New York, New York 10019
               Facsimile: (212) 403-2000
               Attention: Edward D. Herlihy, Esq.

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require West One, Bancorp, or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule, or regulation. Any exception to the representations and warranties of West One or Bancorp, respectively, contained in the West One Disclosure Schedule or Bancorp Disclosure Schedule, as the case may be, shall be effective only as to the particular sections of this Agreement specifically referenced in such exception.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreements.

                                     --30--

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, without regard to any applicable conflicts of law rules thereof.

     9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provision of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq Stock Market, neither Bancorp nor West One shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.11 Assignment. Neither this Agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(b) and Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Bancorp and West One have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          U. S. BANCORP


                                          By      /s/  GERRY B. CAMERON
                                            ------------------------------------
                                           Title  Chairman of the Board and
                                                  Chief Executive Officer


                                          WEST ONE BANCORP


                                          By      /s/  DANIEL R. NELSON
                                            ------------------------------------
                                            Title   Chairman and Chief Executive
                                                    Officer

                                     --31--

                                                                      APPENDIX 2

                                [UBS LETTERHEAD]
                                August   , 1995

The Board of Directors
West One Bancorp
101 South Capitol Boulevard
Boise, Idaho 83733

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of West One Bancorp (the "Company") of the exchange ratio in the merger (the "Merger") of the Company with and into U. S. Bancorp ("U. S. Bancorp"), pursuant to the Agreement and Plan of Merger, dated as of May 5, 1995, between the Company and U. S. Bancorp (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of the Company (the "Common Stock") will be converted into 1.47 shares of common stock, par value $5.00 per share, of U. S. Bancorp.

     UBS Securities Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, the Company and U. S. Bancorp, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company and U. S. Bancorp for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

     In arriving at our opinion, we have reviewed and relied upon material bearing upon the financial and operating condition of the Company and U. S. Bancorp and the Merger, including among other things the following: (i) the Joint Proxy Statement/Prospectus dated the date hereof sent to shareholders of the Company; (ii) the Agreement and the Stock Option Agreements; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1994, of the Company and U. S. Bancorp; (iv) certain interim reports on Form 8-K and Quarterly Reports on Form 10-Q of the Company and U. S. Bancorp filed subsequent to January 1, 1995; (v) certain other financial information concerning the businesses and operations of the Company and U. S. Bancorp furnished to us by the Company and U. S. Bancorp, including certain internal financial analyses, pro forma financial statements giving effect to the Merger prepared by the senior management of the Company and estimates for the Company and U. S. Bancorp given to us by the senior management of the Company; (vi) certain publicly available information concerning trading of, and the trading market for, the Common Stock and the common stock of U. S. Bancorp; and (vii) certain publicly available information with respect to banks and bank holding companies and the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also held discussions with senior management of the Company and U. S. Bancorp regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

     In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us or publicly available, and we have not assumed any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, we have relied upon the management of the Company as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such

                                      --1--
adjustments) and the reasonableness and achievability of the financial and operating estimates (and the assumptions and bases therefor) provided to us, and we have assumed that such estimates reflect the best currently available estimates and judgments of such management and that such estimates will be realized in the amounts and in the time periods currently estimated by such management. We have assumed, without independent verification, that the aggregate allowances for credit losses for the Company and U. S. Bancorp are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company or U. S. Bancorp, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and U. S. Bancorp; (ii) the assets and liabilities of the Company and
U. S. Bancorp; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party other than U. S. Bancorp with respect to the acquisition of the Company or any of its assets.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and does not constitute a recommendation to the Board of Directors or any shareholder of the Company with respect to any vote on the Merger. This letter may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Joint Proxy Statement/Prospectus dated the date hereof sent to shareholders of the Company in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock.

                                          Very truly yours,

                                          UBS SECURITIES INC.


                                          By:
                                          --------------------------------------
                                                     Managing Director
                                          By:
                                          --------------------------------------
                                                     Managing Director

                                      --2--

                                                                      APPENDIX 3

                          [CS First Boston Letterhead]

                                August   , 1995

Board of Directors
U. S. Bancorp
111 S.W. Fifth Avenue
Portland, Oregon 97204

Dear Members of the Board of Directors:

     You have asked us to advise you with respect to the fairness to U. S. Bancorp (the "Acquiror") from a financial point of view of the consideration to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger, dated as of May 5, 1995 (the "Acquisition Agreement"), between West One Bancorp (the "Company") and the Acquiror. The Acquisition Agreement provides for the merger (the "Merger") of the Company with and into the Acquiror pursuant to which each outstanding share of common stock, par value $1.00 per share, of the Company will be converted into 1.47 shares of common stock, par value $5.00 per share, of the Acquiror.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q. We have also reviewed certain other information, including earnings estimates, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the respective business and prospects of the Company and the Acquiror.

     We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror, and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     We have also relied upon the views of the Company's and the Acquiror's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and the Acquiror relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and the Acquiror, and the extent of any branch or asset divestitures that may be made in order to obtain applicable regulatory approvals for the Merger.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the earnings estimates and financial forecasts referred to above, we have assumed that they were reasonably based on the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company and the Acquiror. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals.

     We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     In the past, we have performed certain investment banking services for the Acquiror and have received customary fees for such services.

     In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is directed to the Board of Directors of the Acquiror and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger. It is understood that, except for inclusion in full in a proxy statement relating to the Merger, this letter is not to be quoted or referred to, in whole or in part, without CS First Boston's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Acquiror in the Merger is fair to the Acquiror from a financial point of view.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION




                                          Michael E. Martin
                                          Managing Director

                                                                      APPENDIX 4

IDAHO STATUTES GOVERNING DISSENTERS' APPRAISAL RIGHTS

     30-1-80  RIGHT OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

     (a) Any shareholder of a corporation shall have the right to dissent from, and to obtain payment for his shares in the event of any of the following corporate actions:

     (1) Any plan of merger or consolidation to which the corporation is a party, except as provided in subsection (c) of this section;

     (2) Any sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the corporation not made in the usual or regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one (1) year after the date of sale;

     (3) Any plan of exchange to which the corporation is a party, as the corporation the shares of which are to be acquired;

     (4) Any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

          (i) Alters or abolishes a preferential right of such shares;

          (ii) Creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

          (iii) Alters or abolishes a preemptive right of the holder of such shares to acquire shares or other securities;

          (iv) Excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

     (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

     (b) (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by one person, and discloses the name and address of the person on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and section 30-1-81, Idaho Code, if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

     (c) The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such a merger.

     (d) A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

                                      --1--

     30-1-81  PROCEDURES FOR PROTECTION OF DISSENTERS' RIGHTS.

     (a) As used in this section:

     (1) "Dissenter" means a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under section 30-1-80, Idaho Code, and who has performed every act required up to the time involved for the assertion of such rights.

     (2) "Corporation" means the issuer of the shares held by the dissenter before the corporate action or the successor by merger or consolidation of that issuer.

     (3) "Fair value" of shares means their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in the anticipation of such corporate action unless such exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under all the circumstances.

     (b) If a proposed corporate action would give rise to dissenters' rights under subsection (a) of section 30-1-80, Idaho Code, is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section, and shall be accompanied by a copy of sections 30-1-80 and 30-1-81, Idaho Code.

     (c) If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for his shares shall refrain from voting his shares in approval of such action. A shareholder who votes in favor of such action shall acquire no right to payment for his shares under this section or section 30-1-80, Idaho Code.

     (d) If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall:

     (1) State where and when a demand for payment must be sent and certificates or certificated shares must be deposited in order to obtain payment;

     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received;

     (3) Supply a form for demanding payment which includes a request for certification of the date on which the shareholder or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and

     (4) Be accompanied by a copy of sections 30-1-80 and 30-1-81, Idaho Code. The time set for the demand and deposit shall be not less than thirty (30) days from the mailing of the notice.

     (e) A shareholder who fails to demand payment, or fails (in the case of certificated shares) to deposit certificates, as required by a notice pursuant to subsection (d) of this section shall have no right under this section or section 30-1-80, Idaho Code, to receive payment for his shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of subsection (f) of this section. The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

     (f) (1) Within sixty (60) days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to

                                      --2--
paragraph (3) of this subsection, it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (2) When uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of subsection
(d) of this section, with like effect.

     (3) Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates, the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

          (i) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen (16) months before the date of remittance, together with the latest available interim financial statements;

          (ii) A statement of the corporation's estimate of fair value of the shares; and

          (iii) A notice of the dissenter's right to demand supplemental payment.

     (g) (1) If the corporation fails to remit as required by subsection (f) hereof, or if the dissenter believes that the amount remitted is less than the fair value of his shares, or that the interest is not correctly determined, he may send the corporation his own estimate of the value of the shares or of the interest and demand payment of the deficiency.

     (2) If the dissenter does not file such an estimate within thirty (30) days after the corporation's mailing of its remittance, he shall be entitled to no more than the amount remitted.

     (h)(1) Within sixty (60) days after receiving a demand for payment pursuant to subsection (g) hereof, if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

     (2) An appropriate court shall be the district court in the county of this state where the registered office of the corporation is located. If, in the case of a merger or consolidation or exchange of shares, the corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the foreign corporation was last located. If there is no known registered office, the petition may be filed in Ada County, Idaho.

     (3) All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

     (5) All dissenters who are made parties shall be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted, with interest.

     (6) If the corporation fails to file a petition as provided in paragraph
(1) of this subsection (h), each dissenter who made a demand and who has not already settled his claim against the corporation shall be paid by the corporation the amount demanded by him, with interest, and may sue therefor in an appropriate court.

     (i)(1) The costs and expenses of any proceeding under subsection (h) of this section, including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the costs and expenses may be apportioned and

                                      --3--
assessed as the court may deem equitable against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith.

     (2) Fees and expenses of counsel and of experts for the respective parties may be assessed as the court may deem equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section and section 30-1-80, Idaho Code.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     (j) (1) Notwithstanding the foregoing provisions of this section, the corporation may elect to withhold the remittance required by subsection (f) of this section from any dissenter with respect to shares of which the dissenter (or the person on whose behalf the dissenter acts) was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used (explaining the basis thereof), and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

     (2) If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, he may within thirty (30) days after the date of mailing of the corporation's offer, mail the corporation his own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, he shall be entitled to no more than the corporation's offer.

     (3) If the dissenter makes a demand as provided in paragraph (2) of this subsection (j), the provisions of subsection (h) and (i) of this section shall apply to further proceedings on the dissenter's demand.

                                      --4--

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

                 Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said sections, a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests,
(ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation (in which case indemnification is limited to the Indemnitee's reasonable expenses in connection with the proceeding), and (iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit.

                 Article VI of the Registrant's Articles of Incorporation contains the following provision:

                 "A. The Corporation shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, and administrators. The indemnification provided in this paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise."

                 The Registrant has entered into an indemnification agreement with each of its directors. Each such agreement provides that the Registrant will indemnify the director (i) to the full extent authorized or permitted by the Act or any other applicable statute or the Registrant's Articles of Incorporation or Bylaws or any amendment thereof and (ii) against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined), including a claim by or in the right of the Registrant; provided that no indemnity shall be paid by the Registrant (A) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (B) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law or (C) on account of Liability under Section 16(b) of the Exchange Act or any similar provision of federal or state statutory law.

                 Each such agreement also provides that the Registrant will maintain in effect, as long as the director continues to serve in such capacity and thereafter so long as he or she is subject to any possible claim, directors' and officers' liability insurance coverage at least comparable to the coverage provided at the date the agreement was entered into unless such insurance is not reasonably available or the premium cost is substantially disproportionate to the amount or scope of coverage. In the event the Registrant does not maintain such insurance coverage, the Registrant agrees to indemnify the director to the full extent of the coverage in effect at the date the agreement was entered into.

                 The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                 (a) The exhibits to this Registration Statement required by Item 601 of Regulation S-K are listed in the accompanying index to exhibits.

                 (b)      Financial Statement Schedules.  None.

                 (c) The opinions of investment bankers are set forth as Appendices 2 and 3 to the Proxy Statement/Prospectus contained herein.

ITEM 22.  UNDERTAKINGS.

                 (a)      The Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                                  (i)      To include any prospectus required
                 by Section 10(a)(3) of the Securities Act;

                                  (ii)     To reflect in the prospectus any
                 facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                  (iii)    To include any material information
                 with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                 (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                 (f)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 23rd day of August, 1995.

                                            U. S. BANCORP
                                            (Registrant)


                                            By      R. D. GEDDES
                                               --------------------------------
                                               R. D. Geddes
                                               Executive Vice President and
                                               Corporate Counsel


                 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of August, 1995.

                          Signature                                          Title
                          ---------                                          -----
1.       Principal Executive Officer
         and Director:

                      GERRY B. CAMERON*                               Chairman of the Board,
         ------------------------------------------                   Chief Executive Officer
                      Gerry B. Cameron                                and President, and
                                                                      Director


2.       Principal Financial and
         Accounting Officer:

                       STEVEN P. ERWIN*                               Executive Vice President
         ------------------------------------------                   and Chief Financial
                       Steven P. Erwin                                Officer


3.       A Majority of the Board of Directors:

                 Carolyn Silva Chambers*
                 Franklin G. Drake*
                 Robert L. Dryden*
                 Joshua Green III*
                 Paul A. Redmond*
                 N. Stewart Rogers*
                 Benjamin R. Whiteley*

*By         R. D. GEDDES
    ------------------------------
    R. D. Geddes, attorney-in-fact

                               INDEX TO EXHIBITS


Exhibit No.               Exhibit
----------                -------
   2                      Agreement and Plan of Merger between the Registrant
                          and West One Bancorp dated as of May 5, 1995 (included in Part I as Appendix 1 to the Proxy Statement/Prospectus included in this
                          Registration Statement).  Exhibit 6.5(a) to Appendix 1 to the
                          Proxy Statement/Prospectus specifying the form of letter to be executed by certain affiliates and the Disclosure Schedules are omitted and will be furnished supplementally to the SEC upon its request.

   4.1                    The Registrant has incurred long-term indebtedness as to which the amount involved is less than ten percent of the total assets of the
                          Registrant and its subsidiaries on a consolidated  basis.  The Registrant agrees to furnish copies of the instruments relating to such indebtedness to the SEC upon request.

   4.2                    Restated Articles of Incorporation of the Registrant, as amended.

   4.3                    Bylaws of the Registrant, as amended March 16, 1995.  Incorporated by reference to Exhibit 3 to the Registrant's Form 10-Q for the quarter ended March 31, 1995 (the "1995 Form 10-Q").

   5                      Opinion of Miller, Nash, Wiener, Hager & Carlsen regarding the securities being registered.

   8.1                    Opinion of Miller, Nash, Wiener, Hager & Carlsen as to certain federal income tax matters.

   8.2                    Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax matters.

  10.1                    Stock Option Agreement dated May 6, 1995, between U. S. Bancorp and West One Bancorp.
                          Incorporated by reference to Exhibit 10.1 to the 1995 Form 10-Q.

  10.2                    Stock Option Agreement dated May 6, 1995, between West One Bancorp and U. S. Bancorp.
                          Incorporated by reference to Exhibit 10.2 to the 1995 Form 10-Q.

  10.3                    Form of Employment Agreement between the Registrant, West One Bancorp, and Daniel R. Nelson dated May 5, 1995.

  10.4                    Form of Employment Agreement between the Registrant, West One Bancorp, and Robert J.
                          Lane dated May 5, 1995. Substantially identical agreements have been entered into with
                          Scott M. Hayes, Dwight V. Board, and Don I. Sauer and have been omitted pursuant to
                          Instruction 2 to Item 601 of Regulation S-K.

Exhibit No.               Exhibit
----------                -------
  10.5                    Form of Severance Agreement between West One Bancorp and D. Michael Jones dated May 5, 1995.
                          Substantially identical agreements have been entered into with six other senior executives of
                          West One Bancorp and have been omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

  12                      Statement of Computation of Certain Ratios of West One Bancorp.

  23.1                    Consent of Coopers & Lybrand L.L.P., with respect to financial statements of West One Bancorp.

  23.2                    Consent of Deloitte & Touche LLP with respect to financial statements of the Registrant.

  23.3                    Consent of Miller, Nash, Wiener, Hager & Carlsen.  Contained in Exhibit 5.

  23.4                    Consent of Miller, Nash, Wiener, Hager & Carlsen.  Contained in Exhibit 8.1.

  23.5                    Consent of Wachtell, Lipton, Rosen & Katz.  Contained in Exhibit 8.2.

  23.6                    Consent of UBS Securities Inc.

  23.7                    Consent of CS First Boston Corporation.

  23.8 (A-D)              Consents of certain persons to being named in this Registration Statement as future directors of the Registrant.

  24                      Power of attorney of certain officers and directors of the Registrant.

  99.1                    Form of proxy of West One Bancorp.

  99.2                    Form of proxy of the Registrant.

  99.3                    Form of voting directive of participants in U. S. Bancorp Employee Investment Plan.

  99.4                    Form of Letter to participants in U. S. Bancorp Employee Investment Plan.

  99.5                    Form of Letter to participants in West One Bancorp Employee Thrift Investment Plan.


_________________________________

Other exhibits listed in Item 601 of Regulation S-K are not applicable.





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